   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1998
                                                    REGISTRATION NO: 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                MEDTRONIC, INC.

             (Exact name of registrant as specified in its charter)

          MINNESOTA                          3845                  41-0793183
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                            7000 CENTRAL AVENUE N.E.
                          MINNEAPOLIS, MINNESOTA 55432

                                 (612) 514-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                               CAROL E. MALKINSON
                  SENIOR LEGAL COUNSEL AND ASSISTANT SECRETARY
                                MEDTRONIC, INC.
                            7000 CENTRAL AVENUE N.E.
                          MINNEAPOLIS, MINNESOTA 55432
                                 (612) 514-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

DAVID C. GRORUD, ESQ.                     CRAIG E. DAUCHY, ESQ.
MARY E. STRAND, ESQ.                      RICHARD E. CLIMAN, ESQ.
Fredrikson & Byron, P.A.                  Cooley Godward LLP
900 Second Avenue South, Suite 1100       Five Palo Alto Square
Minneapolis, Minnesota 55402-3397         3000 El Camino Real
(612) 347-7000                            Palo Alto, California 94306-2155
                                          (650) 843-5000

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 UPON CONSUMMATION OF THE MERGER, AS DESCRIBED IN THIS REGISTRATION STATEMENT.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)       PER SHARE         OFFERING PRICE          FEE(2)
Common stock, par value $.10 per share(3)     58,146,865 shares     Not Applicable      Not Applicable       $901,697.34

(1) Represents the approximate maximum number of shares issuable upon consummation of the Merger as described in the Registration Statement, based upon the anticipated maximum number of outstanding shares of Arterial Vascular Engineering, Inc. common stock at the Merger's Effective Time (65,900,000) and assuming the Average Stock Price for Medtronic, Inc. common stock is equal to or less than $61.20, resulting in the maximum Conversion Ratio of 0.88235 of a Medtronic, Inc. share issued for each Arterial Vascular Engineering, Inc. share.

(2) The registration fee was calculated pursuant to Section 6 of the Securities Act of 1933 (the "Securities Act") and Rules 457(f)(1) and 457(c) thereunder, as 0.000278 multiplied by the product of (A) 65,900,000, the anticipated maximum number of Arterial Vascular Engineering, Inc. shares that may be exchanged pursuant to the Merger, multiplied by (B) $49.21875, the average of the high and low sale prices of Arterial Vascular Engineering, Inc. common stock as reported by the Nasdaq National Market on December 15, 1998, which date was within five business days prior to the date of this filing.

(3) Each share of Medtronic common stock includes a Preferred Stock Purchase Right pursuant to Medtronic's Shareholder Rights Plan.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DISTRIBUTE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

         PRELIMINARY PROXY STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION

                             [AVE LOGO/LETTERHEAD]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The Board of Directors of Arterial Vascular Engineering, Inc. has unanimously approved a merger between AVE and a subsidiary of Medtronic, Inc. As a result of the proposed merger, AVE will become a wholly-owned subsidiary of Medtronic and you will become a shareholder of Medtronic. The AVE Board believes that the complementary product lines and businesses of Medtronic and AVE create an overall strategic fit. It also believes that the merger should better allow the combined company to benefit from developments in the health care industry and to accelerate its product development and technological innovation.

    I cordially invite you to attend our special meeting of shareholders to vote on a proposal to approve the merger and the merger agreement. We cannot complete the merger unless the holders of a majority of the shares of AVE common stock approve it.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AT THE SPECIAL MEETING.

    If the merger is completed, you will receive $54 in shares of Medtronic common stock in exchange for each share of AVE common stock that you own, if the average price of Medtronic common stock during a 15-trading-day period before the shareholder meeting is between $61.20 and $74.80 per share. For each AVE share, you will receive 0.88235 of a Medtronic share if the average price is below $61.20 and 0.72193 of a Medtronic share if the average price is above $74.80.

    Medtronic common stock is traded on the New York Stock Exchange under the symbol "MDT." AVE common stock is traded on the Nasdaq National Market under the symbol "AVEI."

    YOUR VOTE AT THE SPECIAL MEETING, IN PERSON OR BY PROXY, IS VERY IMPORTANT. Even if you plan to attend the meeting, please mark, sign, and return the enclosed proxy card promptly, so that your shares of common stock are voted at the special meeting. If you do not return your proxy card, the effect will be a vote against the merger unless you attend the meeting and vote for the merger. To change your vote, send in a later-dated, signed proxy card to Lawrence Fassler at AVE. If you do attend the meeting, you can of course vote your shares in person.

    The date, time, and place of the meeting are:

[January 28], 1999
10:00 a.m., local time
Luther Burbank Center for the Arts
East Auditorium
50 Mark West Springs Road
Santa Rosa, California 95043

    This Proxy Statement/Prospectus gives you detailed information about the merger. You can also obtain information about AVE and Medtronic from documents filed with the Securities and Exchange Commission. Please read this entire document carefully.

    WE ENTHUSIASTICALLY SUPPORT THE MERGER AND URGE YOU TO VOTE "FOR" THE MERGER AND THE MERGER AGREEMENT.

    Thank you, and I look forward to seeing you at the special meeting.

Scott J. Solano
CHIEF EXECUTIVE OFFICER AND PRESIDENT

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MEDTRONIC SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Proxy Statement/Prospectus dated December 22, 1998, and first mailed to shareholders on December 24, 1998.

                      ARTERIAL VASCULAR ENGINEERING, INC.
                               3576 UNOCAL PLACE
                          SANTA ROSA, CALIFORNIA 95403
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD [JANUARY 28], 1999

To the Shareholders of Arterial Vascular Engineering, Inc.:

    A Special Meeting of the shareholders of Arterial Vascular Engineering, Inc., a Delaware corporation ("AVE"), will be held at Luther Burbank Center for the Arts, East Auditorium, 50 Mark West Springs Road, Santa Rosa, California, on Thursday, [January 28], 1999, at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve (i) an Agreement and Plan of Merger dated as of November 29, 1998 (the "Merger Agreement"), among Medtronic, Inc. ("Medtronic"), MAV Merger Corp. ("Merger Subsidiary"), and AVE, and (ii) the merger of Merger Subsidiary into AVE, pursuant to which AVE will become a wholly-owned subsidiary of Medtronic and holders of AVE common stock will receive shares of Medtronic common stock based upon the conversion ratio described in the accompanying Proxy Statement/Prospectus.

    2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement, including a proposal to adjourn or postpone the Special Meeting.

    The record date for the Special Meeting is the close of business on December 21, 1998. Only AVE shareholders of record at that time are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement of it. To approve the merger, the holders of a majority of the outstanding shares of AVE common stock must vote in favor of the merger.

    Under Delaware law, AVE shareholders do not have a right to dissent from the merger and obtain payment in cash for their shares.

    The attached Proxy Statement/Prospectus contains more detailed information regarding the merger and the Merger Agreement and includes a copy of that document.

    YOUR VOTE IS IMPORTANT. EVEN IF YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF NO INSTRUCTIONS ARE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED "FOR" THE MERGER. IF YOU DO NOT RETURN YOUR PROXY OR VOTE IN PERSON, THE EFFECT IS A VOTE AGAINST THE MERGER. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE TO THE SECRETARY OF AVE, OR FILING ANOTHER PROXY, OR ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

    IF THE MERGER AGREEMENT IS APPROVED AND THE MERGER IS CONSUMMATED, YOU WILL BE SENT A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR SURRENDERING YOUR CERTIFICATES REPRESENTING SHARES OF AVE COMMON STOCK. PLEASE DO NOT SEND YOUR SHARE CERTIFICATES UNTIL YOU RECEIVE THESE MATERIALS.

    THE AVE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Lawrence J. Fassler
                                          SECRETARY

December 22, 1998

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER.........     1

SUMMARY........................................     2

SPECIAL MEETING................................    11
Date, Place, and Time..........................    11
Purpose........................................    11
Record Date; Voting Rights; Quorum; Required
  Vote.........................................    11
Recommendation of Board of Directors of AVE....    12
Proxies; Revocation............................    12
Solicitation of Proxies........................    12

THE MERGER.....................................    12
General........................................    13
Effective Time of the Merger...................    13
Background of the Merger.......................    13
AVE's Reasons for the Merger; Recommendation of
  the AVE Board of Directors...................    15
Medtronic's Reasons for the Merger.............    17
Opinion of AVE's Financial Advisor.............    17
Conversion of AVE Common Stock in the Merger...    22
Shareholder Rights Plans.......................    24
Treatment of Stock Options.....................    24
Representations and Warranties.................    24
Certain Covenants by AVE.......................    25
Certain Covenants by Medtronic.................    26
Interests of AVE's Directors and Officers in
  the Merger...................................    26
Voting Agreements..............................    27
Stock Option Agreement.........................    28
Conditions to Consummation of the Merger;
  Waiver.......................................    28
Amendment and Termination of the Merger
  Agreement; Effects of Termination............    29
Expenses and Fees..............................    31
Restrictions on Resale of Medtronic Common
  Stock........................................    31
Deregistration of AVE Common Stock.............    32
Accounting Treatment of the Merger.............    32
Certain Federal Income Tax
  Consequences.................................    32
Indemnification................................    34
Regulatory Requirements........................    34
No Dissenters' Rights..........................    35

COMPARATIVE STOCK PRICES AND DIVIDENDS.........    35

RECENT DEVELOPMENTS............................    36

UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS.........................    37

COMPARISON OF RIGHTS OF MEDTRONIC AND AVE
  SHAREHOLDERS.................................    43
Classification, Removal, and Nomination of
  Directors....................................    43
Preferred Stock................................    44
Special Meetings of Shareholders...............    45
Voting Rights; Shareholder Approvals...........    45
Cumulative Voting..............................    45
Preemptive Rights..............................    45
Amendment of the Articles or Certificate of
  Incorporation................................    45
Business Combinations and Control Share
  Acquisitions.................................    46
Shareholder Rights Plans.......................    46
Related Person Business Transactions...........    47

CERTAIN TRANSACTIONS AND RELATIONSHIPS BETWEEN
  AVE AND MEDTRONIC............................    48

LEGAL MATTERS..................................    48

EXPERTS........................................    48

WHERE YOU CAN FIND MORE INFORMATION............    48

FORWARD-LOOKING
  INFORMATION..................................    51

LIST OF ANNEXES
  ANNEX A--Agreement and Plan of Merger
  ANNEX B--Opinion of SG Cowen Securities
    Corporation

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    Q.  PLEASE DESCRIBE THE MERGER.

    A. In the merger, AVE will merge with a subsidiary of Medtronic and become a wholly-owned subsidiary of Medtronic.

    Q.  WHAT WILL I RECEIVE IN THE MERGER?

    A. If the merger is completed, you will receive $54 in shares of Medtronic common stock in exchange for each share of AVE common stock that you own, if the average price of Medtronic stock during the 15 trading days ending on the second trading day before the Special Meeting is between $61.20 and $74.80 per share.

    - If the average price is $61.20 or less, each AVE share will convert into
      0.88235 of a Medtronic share.

    - If the average price is between $61.20 and $74.80, each AVE share will convert into the portion of a Medtronic share equal to $54 divided by the average price.

    - If the average price is $74.80 or more, each AVE share will convert into
      0.72193 of a Medtronic share.

Because the conversion ratio will fluctuate based upon the market price of the Medtronic common stock prior to the Special Meeting, depending on the actual market price of Medtronic common stock on the date of the merger, you may receive more or less than $54 in Medtronic common stock at the time of the merger.

You will receive cash instead of any fractional Medtronic shares that you would otherwise receive, based on the closing sale price of Medtronic stock on the date of the merger.

    Q.  WHAT DO I NEED TO DO NOW?

    A. Please sign, date, and mail your proxy card in the enclosed return envelope as soon as possible. You can also attend the Special Meeting in person and vote, even though you already returned your proxy card. If you do not return your proxy or vote in person, it will have the effect of a vote against the merger.

    Q.  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

    A. Just send in a later-dated, signed proxy card before the Special Meeting to Lawrence Fassler at AVE or attend the meeting in person and vote.

    Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

    A. Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the procedure your broker gives you. Without instructions, your broker will not vote your shares.

    Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

    A. No. After we complete the merger, we will send you written instructions that describe how to exchange your AVE stock certificates for Medtronic stock certificates.

    Q.  WILL I OWE FEDERAL INCOME TAX ON WHAT I RECEIVE IN THE MERGER?

    A. We expect that your exchange of AVE stock for Medtronic stock in the merger will be tax free for U.S. federal tax purposes, except to the extent you receive cash for fractional Medtronic shares. The tax consequences of the merger to you will depend on your own situation. You should talk to your tax advisor.

    Q.  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

    A. We are working toward completing the merger as quickly as possible. Medtronic and AVE need to obtain both AVE shareholder approval and regulatory approvals. Medtronic shareholders do not need to approve the merger. We hope to complete the merger shortly after the Special Meeting, if regulatory approvals and other required matters are completed by that time.

    Q.  WHOM SHOULD I CALL WITH QUESTIONS?

    A. If you have any questions about the merger, please call AVE Investor Relations, at (707) 541-3135.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 48. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF SOME OF THE TOPICS PRESENTED IN THIS SUMMARY.

THE COMPANIES

ARTERIAL VASCULAR ENGINEERING, INC.
3576 Unocal Place
Santa Rosa, California 95403
(707) 525-0111

AVE, a Delaware corporation founded in 1991, designs, develops, manufactures, and markets a variety of highly specialized stent systems and percutaneous transluminal coronary angioplasty ("PTCA") catheters and related devices designed to be used in connection with less invasive treatment of cardiovascular disease. AVE's stents are used as arterial support devices in connection with balloon angioplasty or other minimally invasive treatments of atherosclerosis (the formation of deposits in the arteries) and to prevent abrupt closure of vessels in higher risk angioplasty procedures.

MEDTRONIC, INC.
7000 Central Avenue N.E.
Minneapolis, Minnesota 55432
(612) 514-4000

Medtronic, a Minnesota corporation founded in 1957, is the world's leading medical technology company specializing in implantable and interventional therapies. Its primary products include those for bradycardia pacing, tachyarrhythmia management, atrial fibrillation management, heart failure management, coronary and peripheral vascular disease, heart valve replacement, extracorporeal cardiac support, minimally invasive cardiac surgery, malignant and non-malignant pain, movement disorders, neurosurgery, and neurodegenerative disorders. Medtronic serves customers and patients in more than 120 countries.

THE SPECIAL MEETING (PAGE 11)

The Special Meeting will be held on [January 28], 1999, at 10:00 a.m., local time, at Luther Burbank Center for the Arts, East Auditorium, 50 Mark West Springs Road, Santa Rosa, California. At the Special Meeting, you will be asked to approve the merger and the merger agreement.

RECOMMENDATION TO AVE SHAREHOLDERS (PAGE 12)

The AVE Board of Directors believes that the merger is in the best interests of AVE and its shareholders. The Board unanimously recommends that you vote "FOR" approval of the merger and the merger agreement.

RECORD DATE (PAGE 11)

You can vote at the Special Meeting only if you owned shares of AVE common stock at the close of business on December 21, 1998, which was the record date.

VOTE REQUIRED TO APPROVE THE MERGER (PAGE   )

The merger requires the approval of the holders of a majority of the outstanding shares of AVE common stock. If you do not return your proxy or vote in person, it will have the effect of a vote against the merger. Brokers who hold your shares of AVE common stock as nominees cannot vote those shares unless you instruct them to, following the procedure they give you.

Medtronic shareholders do not need to vote to approve the merger.

VOTING POWER; VOTING BY MANAGEMENT (PAGE 11)

On the record date, [64,462,351] shares of AVE common stock were outstanding. Of these, [4,851,049] shares (approximately [7.5]% of the shares entitled to vote) were beneficially owned by directors and executive officers of AVE (not including options held by such persons). Each share of AVE common stock entitles the holder to one vote.

All of AVE's directors and executive officers, who collectively beneficially own [4,851,049] shares (or [7.5]%) of AVE's outstanding shares as of the record date (not including options held by such persons), have executed voting agreements in which they have agreed to vote the AVE common stock owned by them in favor of the merger.

REVOKING PROXIES (PAGE 12)

You can revoke a proxy previously given by you by giving written notice to the Secretary of AVE, Lawrence Fassler, by filing another proxy, or by attending the Special Meeting and voting in person.

SUMMARY OF THE MERGER

THE MERGER AGREEMENT (ANNEX A) IS ATTACHED AT THE BACK OF THIS PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

In the proposed merger, a subsidiary of Medtronic will merge into AVE, and AVE will become a wholly-owned subsidiary of Medtronic. You will receive shares of Medtronic common stock in exchange for your shares of AVE common stock.

EFFECTIVE TIME OF THE MERGER (PAGE 13)

Medtronic and AVE hope to complete the merger shortly after the Special Meeting, if regulatory approvals and other required matters are completed by that time.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 22)

If the merger is completed, you will receive $54 in Medtronic common stock for each share of AVE common stock that you own, if the average closing price of Medtronic stock is between $61.20 and $74.80 during the period described in the next paragraph.

The exact number of Medtronic shares that you will receive in exchange for each AVE share will equal $54 divided by the average closing price of Medtronic common stock during the 15 trading days ending on the second trading day before the Special Meeting. However, if the average price is $61.20 or less, each AVE share will convert into 0.88235 of a Medtronic share, and if the average price is $74.80 or more, each AVE share will convert into 0.72193 of a Medtronic share.

The maximum conversion ratio of 0.88235 (if the average closing price of Medtronic common stock is less than $61.20) means that, at the time of the merger, you may receive less than $54 in Medtronic common stock for each AVE share you own. Similarly, the minimum conversion ratio of 0.72193 (if the average closing price is more than $74.80) means that you may receive more than $54 in Medtronic common stock for each AVE share you own.

Each share of Medtronic common stock that you receive in the merger will also represent one preferred stock purchase right under Medtronic's Shareholder Rights Plan.

Medtronic will not issue any fractional shares. Instead, you will receive cash for any fractional share of Medtronic common stock owed to you, based on the closing sale price of Medtronic common stock on the date of the merger.

Please do not send in your stock certificates until you receive written instructions to do so, after the merger.

WHAT HAPPENS TO STOCK OPTIONS (PAGE 24)

Following the merger, each outstanding option that you hold to buy AVE common stock that was granted under one of AVE's stock option plans will become an option to buy Medtronic common stock. Your options will continue to be governed by the terms of the AVE stock option plans. However, the number of shares of Medtronic common stock that you can purchase by exercising the options, and the exercise price, will be adjusted to reflect the conversion ratio in the merger.

OWNERSHIP OF MEDTRONIC STOCK FOLLOWING THE MERGER (PAGE 22)

Following the merger, existing AVE shareholders will own approximately 9 percent of the outstanding common stock of Medtronic (based upon the number of shares of Medtronic common stock outstanding on December 21, 1998).

FEDERAL INCOME TAX CONSEQUENCES (PAGE 32)

We expect that neither AVE nor its shareholders will recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except for any taxes payable by AVE shareholders on their receipt of cash instead of fractional Medtronic shares. Each of AVE and Medtronic has received a legal opinion from its counsel regarding these tax consequences.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. WE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY HOW THE MERGER WILL AFFECT YOU, INCLUDING HOW ANY STATE, LOCAL, OR FOREIGN TAX LAWS MAY APPLY TO YOU.

AVE'S REASONS FOR THE MERGER (PAGE 15)

The AVE Board believes that the merger offers you the opportunity to own stock in a significantly larger and more actively traded business enterprise. The AVE Board sees an overall strategic fit between AVE and Medtronic in view of their complementary product lines and businesses. It also believes that the merger should allow the combined company to better benefit from developments in the health care industry and, as a result, to accelerate its product development and technological innovation.

FAIRNESS OPINION OF AVE'S FINANCIAL ADVISOR (PAGE 17)

In deciding to approve the merger, the AVE Board considered the opinion of its financial advisor, SG Cowen Securities Corporation, that, as of the date of such opinion, and based upon the assumptions and limitations contained in it, the Conversion Ratio (as defined below) was fair to AVE's shareholders from a financial point of view. SG Cowen performed several analyses in connection with its opinion. The opinion of SG Cowen is attached as Annex B to this Proxy Statement/Prospectus. YOU SHOULD READ SG COWEN'S ENTIRE OPINION CAREFULLY.

INTERESTS OF AVE'S OFFICERS AND DIRECTORS IN THE MERGER (PAGE 26)

When considering the recommendation by the AVE Board to vote "FOR" the merger, you should be aware that certain directors and executive officers of AVE have interests in the merger that are different from, and may conflict with, your interests. If we complete the merger, Medtronic will continue certain indemnification arrangements for directors and officers of AVE. Certain directors and officers of AVE will also receive certain benefits upon completion of the merger, including accelerated vesting of stock options pursuant to existing contractual arrangements. Some officers will also have the right to receive severance benefits if Medtronic terminates their employment under certain circumstances within a specified period after the merger. The AVE Board was aware of these interests and considered them in approving the merger.

REGULATORY APPROVALS (PAGE 34)

Medtronic and AVE must both make filings with or obtain approvals from certain United States and international antitrust authorities before they can complete the merger. The merger cannot be completed until the companies receive approvals or until a specified waiting period (typically 30 or more days) has passed after the date of each filing. The waiting period may be extended by requests for additional information. On December 8, 1998, Medtronic and AVE each filed the required notification and report forms with the United States antitrust agencies.

We cannot predict whether we will obtain all required regulatory approvals for the merger, or whether any approvals will include conditions that may be detrimental to Medtronic or AVE.

CONDITIONS TO THE MERGER (PAGE 28)

The merger will be completed only if certain conditions, including the following, are met or waived:

    - the AVE shareholders approve the merger;

    - the waiting periods under the HSR Act or foreign merger laws expire or terminate;

    - no court orders prevent the merger or impose material limitations on the ownership or operation of AVE after the merger;

    - AVE and Medtronic both receive letters from their accountants stating that the merger qualifies for pooling of interests accounting treatment;

    - AVE receives an opinion from its tax counsel that the merger will qualify as a tax-free transaction; and

    - the representations and warranties made by Medtronic and AVE continue to be accurate except for inaccuracies that would not have a material adverse effect.

TERMINATION OF THE MERGER AGREEMENT (PAGE 29)

Even if the AVE shareholders approve the merger, Medtronic and AVE can agree at any time to terminate the merger agreement without completing the merger. The merger agreement can also be terminated if any of the following occurs:

    - the merger is not completed by May 31, 1999 (or, if there is additional regulatory review, October 31, 1999);

    - a court or other governmental authority prohibits the merger; or

    - the AVE shareholders do not approve the merger.

Medtronic can terminate the merger agreement if the AVE Board approves or permits a different acquisition proposal, or otherwise changes its recommendation of the merger.

AVE can also terminate the merger agreement if it authorizes acceptance of a more favorable acquisition proposal, Medtronic does not match the proposal, and AVE pays a termination fee to Medtronic.

TERMINATION FEES AND EXPENSES (PAGE 29)

AVE must pay Medtronic a termination fee of $135 million in cash if the merger agreement is terminated in any of the following circumstances:

    - the AVE Board withdraws its recommendation of the merger, recommends or approves a different acquisition proposal, or does not recommend against a competing tender offer or exchange offer;

    - AVE accepts a more favorable acquisition proposal and Medtronic does not match the proposal; or

    - the AVE shareholders do not approve the merger (but only if a different acquisition proposal has been announced, AVE enters into an agreement with a third party relating to a different acquisition proposal within 12 months after the termination, and AVE consummates an acquisition transaction with the same third party or its affiliates within 24 months after entering into such agreement).

STOCK OPTION AGREEMENT (PAGE 28)

Medtronic and AVE have also entered into a stock option agreement, which gives Medtronic an option to purchase from AVE up to 19.9% of AVE's common stock for an exercise price of $54 per share. The option becomes exercisable only if certain events related to termination of the merger agreement occur. Medtronic can also, upon certain events related to termination of the merger agreement, cancel the option in exchange for a cancellation payment by AVE. The sum of any termination fee and the amount of any option cancellation payment can never exceed $150 million.

AVE CANNOT SOLICIT OTHER OFFERS (PAGE 25)

AVE has agreed not to encourage, solicit, discuss, or negotiate with anyone (other than Medtronic) regarding a merger, sale, or license of a specified portion of AVE's assets or stock, unless AVE receives an unsolicited superior acquisition proposal and AVE's Board must do so to meet its fiduciary obligations to the AVE shareholders.

NO DISSENTERS' RIGHTS

Under Delaware law, AVE shareholders do not have any right to an appraisal of the value of their shares in connection with the merger, or to be paid that value in cash.

ACCOUNTING TREATMENT (PAGE 32)

Medtronic and AVE expect the merger to qualify as a "pooling of interests," which means that they will treat the two companies as if they had always been combined for accounting and financial reporting purposes.

COMPARATIVE PRICES OF MEDTRONIC AND AVE COMMON STOCK (PAGE 35)

Medtronic common stock is listed on the New York Stock Exchange and AVE common stock is traded on the Nasdaq National Market. On November 27, 1998, the last trading day before the public announcement of the proposed merger, Medtronic common stock closed at $70.00 and AVE common stock closed at $32.375. On [December 15], 1998, Medtronic common stock closed at $[68.125] and AVE common stock closed at $[49.00].

Following the merger, AVE common stock will no longer trade on the Nasdaq National Market or any other exchange.

FLUCTUATIONS IN MARKET PRICE (PAGE 22)

The number of shares of Medtronic common stock that AVE shareholders will receive in the merger will depend on the market value of Medtronic common stock during a specific period prior to the Special Meeting. The market value of Medtronic common stock is likely to change, both before and after the Special Meeting and the merger. No one can accurately predict what the market value will be at any particular time.

LISTING OF MEDTRONIC COMMON STOCK

Medtronic will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

DIFFERENCES IN RIGHTS OF MEDTRONIC'S AND AVE'S SHAREHOLDERS (PAGE 43)

The rights of AVE shareholders are governed by Delaware law and the Certificate of Incorporation and Bylaws of AVE. When the merger is completed, AVE shareholders will become shareholders of Medtronic, and their rights will be governed by Minnesota law and the Articles of Incorporation and Bylaws of Medtronic. The rights of AVE shareholders and Medtronic shareholders differ in certain respects.

Another significant difference between Medtronic common stock and AVE common stock is that Medtronic has historically paid regular quarterly cash dividends on Medtronic common stock, and AVE has never paid any cash dividends.

FORWARD-LOOKING STATEMENTS (PAGE 51)

This document (and documents to which we refer you in this document) includes various forward-looking statements about Medtronic, AVE, and the combined company that are subject to risks and uncertainties. Forward-looking statements include information concerning future results of operations of Medtronic, AVE, and the combined company. Also, statements that use the words "anticipates," "believes," "estimates," "expects," "intends," "plans," "should," "will," or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this document and in documents to which we have referred you, could affect the future financial results of Medtronic, AVE, and the combined company. These factors could cause actual results to differ materially from those expressed in forward-looking statements contained in this document or related documents. These factors include adverse changes in economic conditions and in the markets served by Medtronic and AVE and a significant delay in the completion of the merger.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following tables show summarized historical financial data for each of Medtronic and AVE. Medtronic's historical financial data has been restated for its merger with Physio-Control International Corporation ("Physio-Control"), which occurred on September 30, 1998. The information in the following tables is based on historical financial information that the companies have included in their prior SEC filings. You should read all of the summary financial information shown in the following tables in connection with this historical financial information. This historical financial information has also been incorporated into this document by reference. See "Where You Can Find More Information" on page 48. Medtronic's audited historical financial statements were audited by PricewaterhouseCoopers LLP, independent accountants, and AVE's audited historical financial statements were audited by Ernst & Young LLP, independent accountants.

                                MEDTRONIC, INC.
               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                SIX MONTHS ENDED
                                                       YEAR ENDED APRIL 30,                   --------------------
                                       -----------------------------------------------------   OCT 31,    OCT 30,
                                         1994       1995       1996       1997      1998(3)     1997      1998(4)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Net sales............................  $1,498,051 $1,892,420 $2,326,836 $2,609,361 $2,783,371 $1,377,508 $1,434,060
Net earnings.........................    196,410    297,233    436,138    544,584    466,877    294,359    299,435
Basic earnings per share(2)..........       0.42       0.64       0.90       1.12       0.98       0.62       0.62
Earnings per share assuming
  dilution(2)........................       0.42       0.62       0.89       1.10       0.96       0.61       0.61
Total assets.........................  1,706,297  2,040,276  2,638,537  2,509,308  2,887,387  2,714,411  3,834,575
Long-term debt.......................     20,232     50,696     40,046     36,116     32,758     36,647     19,534
Cash dividends per share(2)..........       0.08       0.10       0.13       0.19       0.22       0.11       0.13

                      ARTERIAL VASCULAR ENGINEERING, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   THREE MONTHS ENDED
                                                            YEAR ENDED JUNE 30,                   --------------------
                                           -----------------------------------------------------  SEPT 30,   SEPT 30,
                                             1994       1995       1996       1997       1998       1997       1998
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                      (UNAUDITED)
Net sales................................  $   2,897  $  17,141  $  55,228  $  79,420  $ 387,645  $  26,263  $ 161,268
Net earnings.............................       (538)     6,640     20,440     21,750    115,120      5,710     53,177
Basic earnings per share.................      (0.02)      0.18       0.44       0.37       1.86       0.10       0.84
Earnings per share assuming dilution.....      (0.02)      0.13       0.36       0.34       1.76       0.09       0.80
Total assets.............................      3,086     13,089    122,157    147,979    387,469    165,934    437,927
Long-term debt...........................          0          0          0          0          0          0          0
Cash dividends per share.................          0          0          0          0          0          0          0

------------------------------

(1) Prior to the merger of Medtronic and Physio-Control, Physio-Control reported its financial results on the basis of a fiscal year ending December 31, while Medtronic reports its financial results on the basis of a fiscal year ending April 30. The combined balance sheets of Medtronic at April 30 present the historical financial position of Medtronic at April 30 combined with the historical financial position of Physio-Control at March 31. The combined results of operations for the fiscal years ended April 30 represent the historical results of operations of Medtronic for the fiscal years ended April 30 combined with the historical results of operations of Physio-Control for the 12 months ended March 31. The combined balance sheet of Medtronic at October 31, 1997 presents the historical financial position of Medtronic at that date combined with the historical financial position of Physio-Control at September 30, 1997. The combined results of operations for the six months ended October 31, 1997 represent the historical results of operations of Medtronic for the six months ended on that date combined with the historical results of operations of Physio-Control for the six months ended September 30, 1997.

(2) In each of September 1994, September 1995, and September 1997, Medtronic effected a two-for-one common stock split, paid in the form of a 100% stock dividend. All references to earnings per share and cash dividends per share have been restated to reflect these stock splits.

(3) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $205.3 million pre-tax nonrecurring charges recorded in the third quarter of fiscal 1998.

(4) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $21.1 million pre-tax transaction-related charges from the merger with Physio-Control.

                           COMPARATIVE PER SHARE DATA

    The following tables show, for Medtronic and AVE, summarized historical information and summarized pro forma information reflecting the merger. The pro forma information reflects the "pooling of interests" method of accounting. The pro forma information, while helpful in showing the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future operating results or financial position. It also does not necessarily reflect what the historical results of the combined company would have been if the two companies had been combined earlier. See "Where You Can Find More Information" on page 48. For further pro forma financial information regarding this and other pending transactions, see "Unaudited Pro Forma Condensed Combined Financial Statements" on page 37.

                                                                                      BASIC         DILUTED
                                                                                    EARNINGS       EARNINGS
                                                                                      FROM           FROM
                                                                         BOOK      CONTINUING     CONTINUING       CASH
                                                                         VALUE     OPERATIONS     OPERATIONS     DIVIDENDS
                                                                       ---------  -------------  -------------  -----------
MEDTRONIC HISTORICAL PER SHARE DATA(1):
At and for the 6 months ended October 30, 1998(2)....................  $    5.95    $    0.62      $    0.61     $    0.13
At and for the fiscal year ended April 30, 1998(3)...................       4.41         0.98           0.96          0.22
For the fiscal year ended April 30, 1997.............................      *             1.12           1.10          0.19
For the fiscal year ended April 30, 1996.............................      *             0.90           0.89          0.13

AVE HISTORICAL PER SHARE DATA:
At and for the 3 months ended September 30, 1998.....................       5.26         0.84           0.80             0
For the fiscal year ended June 30, 1998..............................       4.33         1.86           1.76             0
At and for the 12 months ended March 31, 1998........................       3.38         0.99           0.93             0
For the fiscal year ended June 30, 1997..............................      *             0.37           0.34             0
For the 12 months ended March 31, 1997...............................      *             0.43           0.39             0
For the fiscal year ended June 30, 1996..............................      *             0.44           0.36             0
For the 12 months ended March 31, 1996...............................      *             0.36           0.28             0

MEDTRONIC(1) AND AVE PRO FORMA COMBINED DATA:
MEDTRONIC PER SHARE PRO FORMA COMBINED DATA(1):
At and for the 6 months ended October 30, 1998(2)(4).................       6.01         0.78           0.76          0.12
At and for the fiscal year ended April 30, 1998(3)(5)................       4.40         1.00           0.98          0.20
For the fiscal year ended April 30, 1997(6)..........................      *             1.07           1.05          0.17
For the fiscal year ended April 30, 1996(7)..........................      *             0.87           0.84          0.12

AVE PER SHARE EQUIVALENT(8) PRO FORMA COMBINED DATA:
At and for the 6 months ended October 30, 1998(2)(4).................       4.77         0.62           0.60          0.09
At and for the fiscal year ended April 30, 1998(3)(5)................       3.49         0.80           0.78          0.16
For the fiscal year ended April 30, 1997(6)..........................      *             0.85           0.83          0.14
For the fiscal year ended April 30, 1996(7)..........................      *             0.69           0.67          0.09

------------------------------

(1) Medtronic's historical financial data has been restated for its merger with Physio-Control, which occurred on September 30, 1998. Prior to that merger, Physio-Control reported its financial results on the basis of a fiscal year ending December 31, while Medtronic reports its financial results on the basis of a fiscal year ending April 30. The combined balance sheets of Medtronic at April 30 present the historical financial position of Medtronic at April 30 combined with the historical financial position of Physio-Control at March 31. The combined results of operations for the fiscal years ended April 30 represent the historical results of operations of Medtronic for the fiscal years ended April 30 combined with the historical results of operations of Physio-Control for the 12 months ended March 31.

(2) Basic earnings from continuing operations and diluted earnings from continuing operations reflect the impact of $21.1 million pre-tax transaction-related charges from the merger with Physio-Control.

(3) Basic earnings from continuing operations and diluted earnings from continuing operations reflect the impact of $205.3 million pre-tax nonrecurring charges recorded in the third quarter of fiscal 1998.

(4) The combined pro forma data combine the financial information of Medtronic at and for the six months ended October 30, 1998 with the financial information of AVE at and for the six months ended September 30, 1998.

(5) The combined pro forma data combine the financial information of Medtronic at and for the year ended April 30, 1998 with the financial information of AVE at and for the 12-month period ended March 31, 1998.

(6) The combined pro forma data combine the financial information of Medtronic for the year ended April 30, 1997 with the financial information of AVE for the 12-month period ended March 31, 1997.

(7) The combined pro forma data combine the financial information of Medtronic for the year ended April 30, 1996 with the financial information of AVE for the 12-month period ended March 31, 1996.

(8) The AVE per share equivalent pro forma combined information represents the Medtronic per share pro forma combined net income and book value multiplied by [0.79266], which is the assumed Conversion Ratio (based on an assumed Medtronic average stock price of [$68.125], which was the closing price of Medtronic common stock on December 17, 1998) solely for purposes of this illustration.

 *  Disclosure is not required.

                                SPECIAL MEETING

    Medtronic and AVE are sending this Proxy Statement/Prospectus to the shareholders of AVE in connection with the solicitation by the Board of Directors of AVE of proxies to be voted at the Special Meeting. This Proxy Statement/Prospectus is first being mailed to shareholders of AVE on or about December 24, 1998.

DATE, PLACE, AND TIME

    The Special Meeting will be held at 10:00 a.m. on [January 28], 1999, local time, at Luther Burbank Center for the Arts, East Auditorium, 50 Mark West Springs Road, Santa Rosa, California.

PURPOSE

    At the Special Meeting, AVE shareholders will be asked to vote on a proposal to approve the Agreement and Plan of Merger dated as of November 29, 1998 (the "Merger Agreement") attached to this Proxy Statement/Prospectus as Annex A. That document provides for the merger (the "Merger") of MAV Merger Corp., a wholly-owned subsidiary of Medtronic ("Merger Subsidiary"), with and into AVE, as a result of which AVE will become a wholly-owned subsidiary of Medtronic. Other terms and provisions related to the Merger are contained in the Merger Agreement.

    AVE shareholders may also be asked to vote upon a proposal to adjourn or postpone the Special Meeting, in order to (among other things) allow additional time for the companies to solicit additional votes to approve the Merger. If any matters other than approval of the Merger are properly presented for consideration at the Special Meeting, the persons named by shareholders in the enclosed form of proxy will have discretion, as proxies, to vote on those matters.

    Under Delaware law, shareholders can consider at the Special Meeting only the matters contained in the notice for the Special Meeting.

RECORD DATE; VOTING RIGHTS; QUORUM; REQUIRED VOTE

    The close of business on December 21, 1998 is the record date for determining the holders of AVE common stock who are entitled to receive notice of and to vote at the Special Meeting or at any adjournment of the Special Meeting.

    AVE has only one class of capital stock outstanding, which is common stock, par value $.001 per share. Each holder of AVE common stock outstanding on the record date is entitled to one vote for each share held. The holders of a majority of the outstanding shares of AVE common stock entitled to vote must be present at the Special Meeting, in person or by proxy, to constitute a quorum to transact business.

    The holders of a majority of the outstanding shares of AVE common stock as of the record date must vote in favor of the Merger in order to approve the Merger. On the record date, [64,462,351] shares of AVE common stock were outstanding, held by approximately [345] holders of record. Of such shares, [4,851,049] shares (approximately [7.5]% of the outstanding shares of AVE common stock) were beneficially owned by directors and executive officers of AVE (not including options held by such persons) who have executed voting agreements under which they agreed to vote shares of AVE common stock beneficially owned by them in favor of the Merger.

    Abstentions will be treated as shares present in determining whether AVE has a quorum for the Special Meeting, but abstentions will have the same effect as a vote against approval of the Merger. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority to vote certain shares, those shares will be considered present at the Special Meeting for purposes of determining a quorum but will have the same effect as a vote against approval of the Merger. See "The Merger--Voting Agreements."

    The Board of Directors of AVE has unanimously approved the Merger. The Board of Directors of Medtronic has approved the Merger and the issuance of shares of Medtronic common stock in the Merger. See "The Merger--Background of the Merger." Minnesota law does not require that Medtronic shareholders approve the Merger. Medtronic, as the sole shareholder of Merger Subsidiary, has approved the Merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF AVE

    THE BOARD OF DIRECTORS OF AVE RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT. See "The Merger--Interests of AVE's Directors and Officers in the Merger" for a discussion of conflicts of interest that certain directors and members of management may have in connection with the Merger.

PROXIES; REVOCATION

    A proxy card is enclosed for use by AVE shareholders. The Board of Directors of AVE requests that shareholders SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. IF YOU HAVE QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS, PLEASE CONTACT CORPORATE INVESTOR COMMUNICATIONS, A FIRM THAT PROVIDES PROFESSIONAL PROXY SOLICITING SERVICES THAT AVE HAS RETAINED, AT THE FOLLOWING ADDRESS AND TELEPHONE NUMBER:

                           Corporate Investor Communications
                           111 Commerce Road
                           Carlstadt, NJ 07072
                           Telephone: (615) 896-5600

    All properly executed proxies that are not revoked will be voted at the Special Meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of the Merger. A shareholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to an officer of AVE, or by attending the Special Meeting and voting in person.

    SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

SOLICITATION OF PROXIES

    In addition to soliciting proxies by mail, AVE's directors, officers, and employees may, if they do not receive extra compensation for doing so, solicit proxies personally or by telephone or fax. In addition, AVE has retained Corporate Investor Communications to assist in soliciting proxies from brokers, bank nominees, institutional holders, and other AVE shareholders and to serve as information agent in connection with the Merger. Corporate Investor Communications will receive from AVE reasonable and customary compensation for its services and reimbursement of reasonable out-of-pocket expenses. AVE intends to reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of AVE common stock held of record by those persons. AVE and Medtronic have agreed to share equally all expenses relating to the printing and mailing of this Proxy Statement/Prospectus and the filing of it with the Securities and Exchange Commission (the "SEC").

                                   THE MERGER

    THE FOLLOWING SUMMARY OF THE MERGER AND CERTAIN TERMS OF THE MERGER AGREEMENT AND RELATED MATTERS IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE.

GENERAL

    Medtronic, Merger Subsidiary, and AVE have entered into the Merger Agreement, which provides that Merger Subsidiary will be merged with and into AVE, and AVE will become a wholly-owned subsidiary of Medtronic. In the Merger, AVE will change its name to "Medtronic Arterial Vascular Engineering, Inc." Each outstanding share of AVE common stock will be converted at the Effective Time (as defined below) into the right to receive $54 in shares of Medtronic common stock, if the Average Stock Price (as defined below) of Medtronic common stock is between $61.20 and $74.80 for a specified period, as described in further detail below. See "The Merger--Conversion of AVE Common Stock in the Merger."

EFFECTIVE TIME OF THE MERGER

    As soon as practicable after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, a certificate of merger will be filed with the Secretary of State of the State of Delaware, at which time the Merger will become effective (the "Effective Time"). It is presently contemplated that the Effective Time will be as soon as practicable after approval of the Merger at the Special Meeting and after the waiting periods under the HSR Act and any applicable foreign merger laws expire or terminate. See "The Merger--Conditions to the Merger; Waiver."

BACKGROUND OF THE MERGER

    The terms of the Merger Agreement are the result of arm's-length negotiations between representatives of Medtronic and AVE. The following is a brief discussion of the background of these negotiations, the Merger, and related transactions.

    On November 5, 1998, Mr. Solano received a telephone call from Glen Nelson, M.D., Vice Chairman of Medtronic, who indicated an interest in meeting to discuss a potential business combination transaction. Mr. Solano agreed to explore the issue. On November 10, 1998, Mr. Solano met with William George, Medtronic's Chairman and Chief Executive Officer, Dr. Nelson, and Michael Ellwein, Medtronic's Vice President and Chief Development Officer, at a health care conference in Dallas, Texas. They first discussed the general state of the vascular marketplace and consolidation in the medical device industry and then the possible structure and financial terms of a business combination, particular patent matters affecting both AVE and Medtronic, and other issues involved with a business combination transaction. Both parties agreed to have more detailed discussions about the matter.

    On November 12, 1998, the AVE Board of Directors held a regularly scheduled meeting at which Mr. Solano informed the members of the AVE Board of the outcome of his meeting with Medtronic. The AVE Board discussed a framework for discussions regarding a possible combination of AVE and Medtronic, including that any transaction be tax-free to AVE shareholders, that any definitive acquisition agreement have a limited number of closing conditions, and that any negotiations be conducted rapidly and efficiently to assure minimal impact on the continued operations of AVE or other potential business opportunities if an agreement were not reached. The AVE Board authorized Mr. Solano to continue discussions with Medtronic regarding the potential business combination.

    On November 13, 1998, AVE and Medtronic executed a confidentiality agreement and began to exchange non-public information. In addition, representatives of SG Cowen Securities Corporation ("SG Cowen"), AVE's financial advisor, discussed the proposed transaction with management members of the AVE Board.

    On November 17, 1998, Medtronic's legal counsel delivered to AVE an initial draft of the Merger Agreement, the Stock Option Agreement, and related transaction agreements.

    On November 18 and 19, 1998, members of Medtronic's senior management and representatives of its legal and financial advisors met in Santa Rosa, California, to hear presentations by members of AVE's senior management about AVE's product opportunities, market positioning, patent matters, and other business matters and to ask questions about such matters. In addition, Medtronic representatives began a due diligence investigation of AVE's financial information, legal relationships, and other due diligence materials. Mr. Solano and Mr. George also further discussed their views regarding the strategic fit between the two companies and the importance of the role of key members of AVE's management in the combined company in order to optimize the expected benefits of the proposed merger.

    On November 20, 1998, internal and outside counsel for both companies spoke by telephone to discuss various issues regarding the draft Merger Agreement. Related telephone conversations among the parties and their advisors continued regularly until final drafts of the Merger Agreement and the related transaction documents were prepared for execution.

    On November 20, 1998, the AVE Board held an informal meeting, which included representatives of AVE's legal and financial advisors. Representatives of AVE's financial advisor held further discussions with the AVE Board regarding the potential business combination. Mr. Solano led a detailed discussion of the status of the proposed transaction, the strategic fit between the two companies, the merits and risks of the proposed transaction, and the potential financial terms of the proposed transaction.

    On November 23, 1998, Mr. Solano and Mr. Miller met with Dr. Nelson to discuss the financial terms of the proposed business combination and certain other issues relating to the transaction. That evening, Mr. Solano and Mr. Miller informally advised the other members of the AVE Board, as well as representatives of AVE's financial advisor, regarding the status of the negotiations.

    On November 24, 1998, members of AVE's senior management and representatives of its legal and financial advisors met at Medtronic's facility to hear presentations by members of Medtronic's senior management about Medtronic's product opportunities, recent and pending acquisitions, ongoing litigation, and other business matters and to ask questions about such matters. In addition, throughout that day, Mr. Solano, Mr. Miller, and representatives of AVE's financial advisor continued discussions with Dr. Nelson, Mr. Ellwein, and representatives of Medtronic's financial advisor regarding the financial terms of the proposed business combination.

    On November 24, 1998, the Board of Directors of Medtronic approved the acquisition of AVE, subject to final negotiations by senior management, and authorized Medtronic's officers to undertake all acts necessary or desirable to effect the Merger.

    Early in the evening of November 24, 1998, Mr. Solano stated that he would discuss with the AVE Board the financial terms ultimately reflected in the Merger Agreement.

    From November 24 through 29, 1998, AVE, Medtronic, and their respective legal counsel negotiated the terms of the Merger Agreement and related transaction documents.

    On November 29, 1998, the AVE Board held a special meeting. Representatives of SG Cowen discussed the financial analysis of the Conversion Ratio and delivered its opinion to the AVE Board that, as of such date, the Conversion Ratio was fair, from a financial point of view, to AVE's shareholders. See Annex B for a copy of such opinion, which sets forth the assumptions made and matters considered in, and the limitations on, the review undertaken by SG Cowen. See also "--Opinion of AVE's Financial Advisor" for a discussion of the methodologies used by SG Cowen in its analysis. AVE's legal advisors then reviewed with the AVE Board the terms of the final drafts of the Merger Agreement, the Stock Option Agreement, and the related transaction documents. The AVE Board discussed and considered the materials presented at the meeting, including final drafts of the agreements and SG Cowen's analysis of the Conversion Ratio. Members of Medtronic management were also at AVE's Santa Rosa facilities during the AVE Board meeting, and they negotiated with members of AVE management certain outstanding issues during requested interruptions of the AVE Board meeting. Following duscussion of the issues and materials presented, the AVE Board unanimously determined that the Merger was fair to, and in the best interests of, AVE and its shareholders. The AVE Board also approved the Merger Agreement, the Stock Option Agreement, and related transaction documents and recommended that AVE's shareholders approve the Merger Agreement and the Merger.

    On November 29, 1998, following the conclusion of the meeting of the AVE Board, representatives of Medtronic and AVE executed the Merger Agreement and Stock Option Agreement. At the same time, the appropriate parties executed certain related voting agreements and affiliates' letters of executive officers and directors of AVE, and Mr. Solano and Mr. Miller executed noncompetition agreements with Medtronic (which become effective only upon completion of the Merger). On November 30, 1998, prior to the opening of trading on the New York Stock Exchange ("NYSE") and the Nasdaq National Market, Medtronic and AVE issued a joint press release announcing the execution of the Merger Agreement.

AVE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE AVE BOARD OF DIRECTORS

    At the meeting of the AVE Board on November 29, 1998, the AVE Board unanimously approved the Merger Agreement, the Stock Option Agreement, and the other agreements related to the Merger. In reaching its determination, the AVE Board considered the following material factors:

    - The opportunity the Merger affords the combined company to increase its presence in the interventional cardiovascular market, which should enable it to offer its customers a broader and more varied array of products and should also help to create an extensive intellectual property portfolio in the interventional products area;

    - The expectation that the combined company would be better positioned than either company on its own could be, to benefit from technological and other developments in the health care industry, which the AVE Board believes should result in the acceleration of product development and technological innovation;

    - The overall strategic fit between AVE and Medtronic in view of their respective product lines and the complementary businesses of AVE in interventional cardiology and Medtronic in the cardiac rhythm management, cardiac surgery, and neurological spinal surgery fields, which should result in or improve the combined company's ability to provide treatment on all aspects of cardiovascular diseases, to provide a wide array of cardiovascular and neurological therapies, and to meet the needs of physicians in catherization labs;

    - The advantages of combining two highly capable management teams, each with established track records. AVE's Board expects the health care industry to continue to be characterized by substantial uncertainty and the likelihood of continuing consolidation and believes that, by combining the expertise of AVE's and Medtronic's managements, the combined company should be better able to respond to these changes and to take advantage of the opportunities that these changes may create;

    - The potential revenue synergies offered by the Merger through the broadening of existing product lines of both companies;

    - The potential cost synergies offered by the Merger through consolidation and integration of certain distribution, sales, and administrative operations and functions; and

    - The changing health care environment and the increasing emphasis on cost containment, including the emergence of large managed care buying groups and hospital consolidations, which suggests to the AVE Board that a certain critical mass is required to compete effectively in the market and to absorb the pressures of the managed care structure. The AVE Board believes the Merger is integral to achieving the necessary critical mass.

    In addition to the factors set forth above, the AVE Board reviewed and considered a wide variety of information relevant to the Merger, including:

    - The business, earnings, operations, financial condition, and prospects of Medtronic and AVE, both individually and on a combined basis, including, but not limited to, AVE's and Medtronic's respective recent and historic stock and earnings performance;

    - The amount and form of the consideration to be received by AVE shareholders in the Merger, the historical trading ranges of AVE common stock and Medtronic common stock, and the estimated future financial results of AVE and Medtronic;

    - AVE's strategic alternatives, including remaining a separate company and growing internally or through acquisitions, remaining a separate company for the near term while continuing to explore a future acquisition of AVE, or engaging in a merger of equals or joint venture transaction with another party, including certain risks involved in remaining a separate company such as the risks of being unable to meet or exceed projections and anticipated growth rates due to increasing competitive pressures in the markets for its products;

    - The opinion of SG Cowen rendered at the November 29, 1998 meeting of the AVE Board that, based upon and subject to the various assumptions and conditions set forth in that opinion, the Conversion Ratio was fair, from a financial point of view, to holders of AVE common stock as of November 29, 1998;

    - The expectation that the Merger will not result in the payment of federal income tax for AVE and its shareholders and that the Merger will be accounted for as a pooling of interests;

    - The opportunity for AVE shareholders to receive a premium over the market price for their shares immediately prior to the announcement of the Merger (with the consideration to be received representing a premium of approximately 67% over the closing price of $32.375 per share of AVE common stock on the last trading day prior to the announcement of the Merger, if the average stock price per share of Medtronic common stock is between $61.20 and $74.80 on the date of the Merger);

    - The opportunity for AVE shareholders to continue equity participation in a larger, more diversified medical products enterprise and to share in the long-term growth of Medtronic following the Merger, if achieved;

    - The opportunity for AVE shareholders to receive future cash dividends with respect to their shareholdings;

    - The belief that the terms of the Merger Agreement, including the parties' representations, warranties, and covenants, and the conditions to their respective obligations, are reasonable; and

    - The impact of the Merger on AVE's customers and employees.

    The AVE Board also considered certain potentially negative factors in its deliberations concerning the Merger, including, without limitation, the following:

    - The possibility that the Merger would not be consummated following the execution of the Merger Agreement;

    - The risk that the combined company might not realize the anticipated cost savings and revenue synergies of the Merger;

    - The risk that the combined company would be unable to retain key employees;

    - The risk that the other benefits sought to be achieved by the Merger may not be achieved; and

    - The risk of intellectual property or other litigation associated with the activities of Medtronic.

    The AVE Board concluded that the benefits of the transaction to AVE and its shareholders outweighed the risks associated with the foregoing factors.

    The above discussion of the information and factors considered by the AVE Board is not all-inclusive but is believed to include all material factors considered by the AVE Board. In view of the variety of factors considered by the AVE Board, the AVE Board did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. In addition, individual members of the AVE Board may have given different weights to different factors. Consequently, the AVE Board did not quantify the assumptions and results of its analysis in reaching its determination that the Merger is fair to, and in the best interests of, AVE and its shareholders.

    THE AVE BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF AVE AND ITS SHAREHOLDERS. THE AVE BOARD, THEREFORE, UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER.

    See "The Merger--Background of the Merger," "--Opinion of AVE's Financial Advisor," "--Certain Federal Income Tax Considerations," and "Comparative Stock Prices and Dividends."

MEDTRONIC'S REASONS FOR THE MERGER

    Medtronic believes that the acquisition of AVE will considerably broaden and strengthen Medtronic's market position in the interventional cardiology field and will complement Medtronic's positions in the cardiac rhythm management, cardiac surgery, and neurological and spinal surgery fields. Medtronic also believes that the two companies' businesses are very complementary and offer significant customer synergies without significant overlap or duplication in product lines, which will enhance Medtronic's ability to fulfill its mission of restoring patients to full and active lives.

OPINION OF AVE'S FINANCIAL ADVISOR

    AVE retained SG Cowen to serve as financial advisor to the AVE Board in connection with any acquisition proposals that AVE might receive. As part of this assignment, SG Cowen was asked to render an opinion to the AVE Board as to the fairness, from a financial point of view, to the holders of AVE common stock of the Conversion Ratio.

    On November 29, 1998, SG Cowen delivered certain of its written analyses and its oral opinion to the AVE Board, subsequently confirmed in writing as of the same date, to the effect that, subject to the various assumptions set forth therein, as of November 29, 1998, the Conversion Ratio was fair, from a financial point of view, to the holders of AVE common stock. THE FULL TEXT OF THE WRITTEN OPINION OF SG COWEN, DATED NOVEMBER 29, 1998, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED BY REFERENCE. HOLDERS OF AVE COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY SG COWEN. THE SUMMARY OF THE WRITTEN OPINION OF SG COWEN SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. SG COWEN'S ANALYSES AND OPINION WERE PREPARED FOR AND ADDRESSED TO THE AVE BOARD AND ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONVERSION RATIO AND DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE MERGER OR A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW TO VOTE ON THE PROPOSED MERGER. THE CONVERSION RATIO WAS DETERMINED THROUGH NEGOTIATIONS BETWEEN AVE AND MEDTRONIC AND NOT PURSUANT TO RECOMMENDATIONS OF SG COWEN.

    In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

    - the Merger Agreement dated November 29, 1998, provided to SG Cowen by AVE;

    - certain publicly available information for AVE, including each of the annual reports of AVE filed on Form 10-K for the fiscal years ended June 30, 1996, 1997 and 1998 and the quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1998, and certain other relevant financial and operating data for AVE furnished to SG Cowen by management of AVE;

    - certain publicly available information for Medtronic, including each of the annual reports of Medtronic filed on Form 10-K for the fiscal years ended April 30, 1996, 1997 and 1998, the quarterly report on Form 10-Q for the fiscal quarter ended July 31, 1998, and the unaudited financial statements for the fiscal quarter ended October 31, 1998, and certain other relevant financial and operating data for Medtronic furnished to SG Cowen by management of Medtronic;

    - discussions SG Cowen had with management and senior personnel of each of AVE and Medtronic concerning the historical and current business operations, financial conditions, and prospects of AVE and Medtronic and such other matters SG Cowen deemed relevant;

    - the reported price and trading histories of the shares of AVE common stock and Medtronic common stock as compared to the reported price and trading histories of certain publicly traded companies SG Cowen deemed relevant;

    - First Call consensus earnings per share estimates of financial institutions (the "First Call Estimates") for AVE and Medtronic, respectively, and financial projections provided in currently available Wall Street analyst reports (the "Analyst Projections") for AVE and Medtronic, respectively, including, among other things, the capital structure, sales, net income, cash flow, capital requirements, and other data of AVE and Medtronic SG Cowen deemed relevant;

    - discussions with management and senior personnel of AVE and Medtronic concerning the First Call Estimates and Analyst Projections;

    - based on the Analyst Projections, the potential pro forma financial effects of the Merger;

    - certain aspects of the respective financial conditions of AVE and Medtronic as compared to such aspects of the financial conditions of certain other companies SG Cowen deemed relevant;

    - certain financial terms of the Merger as compared to the financial terms of selected other business combinations SG Cowen deemed relevant; and

    - such other information, financial studies, analyses, and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.

    In conducting its review and arriving at its opinion, SG Cowen, with the AVE Board's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to SG Cowen by AVE and Medtronic or which was publicly available, and SG Cowen did not undertake any responsibility for the accuracy, completeness, or reasonableness of, and did not independently verify, such information. In addition, SG Cowen did not assume any obligation to conduct any physical inspection of the properties or facilities of AVE or Medtronic. SG Cowen further relied upon the assurance of management of AVE that they are unaware of any facts that would make the information provided to SG Cowen by AVE or Medtronic or which was publicly available (including, without limitation, the First Call Estimates and Analyst Projections (including reports of SG Cowen research analysts)) incomplete or misleading in any respect. SG Cowen, with the AVE Board's consent, assumed that the First Call Estimates and Analyst Projections (including reports of SG Cowen research analysts) reviewed by SG Cowen provided a reasonable basis for its opinion and indicated reasonable estimates of the future performance of AVE and Medtronic, and SG Cowen relied upon such estimates and projections. SG Cowen did not make or obtain any independent evaluations, valuations, or appraisals of the assets or liabilities of AVE or Medtronic, nor was SG Cowen furnished with such materials. With respect to all legal matters relating to AVE and Medtronic, SG Cowen relied on the advice of legal counsel to AVE. AVE informed SG Cowen of its expectation, and SG Cowen assumed, that the Merger (i) will be recorded as a pooling-of-interests under generally accepted accounting principles and (ii) will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

    SG Cowen's opinion is necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that, although subsequent developments may affect SG Cowen's opinion, SG Cowen does not have any obligation to update, revise, or reaffirm its opinion, and SG Cowen expressly disclaims any responsibility to do so. Without limiting the generality of the foregoing, SG Cowen is not opining as to the effect of the consummation of, or failure to consummate, the acquisition of Sofamor Danek Group, Inc. by Medtronic. Additionally, SG Cowen was not authorized or requested to, and did not, solicit alternative offers for AVE or its assets.

    SG Cowen's opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. SG Cowen has not been requested to opine as to, and SG Cowen's opinion does not in any manner address, AVE's underlying business decision to effect the Merger. SG Cowen does not express any opinion as to what the value of Medtronic common stock actually will be when issued to AVE's shareholders pursuant to the Merger. Furthermore, SG Cowen expresses no view as to the price or trading range for shares of AVE common stock or Medtronic common stock following consummation of the Merger or otherwise.

    For purposes of rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver thereof. SG Cowen also assumed that all governmental, regulatory, and other consents and approvals contemplated by the Merger Agreement would be obtained and that in the course of obtaining any of those consents no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.

    The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of AVE the assumptions on which such analyses were based and other factors, including the historical and projected financial results of AVE and Medtronic. No limitations were imposed by the AVE Board with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

    HISTORICAL EXCHANGE RATIO ANALYSIS. SG Cowen analyzed the ratios of the closing prices of AVE common stock to those of Medtronic common stock (the "Historical Exchange Ratio") over certain periods ending November 25, 1998. Such periods included the latest 12 months, latest six months, latest three months, and the latest one month. Such analysis indicated that the mean Historical Exchange Ratio for each of such periods was 0.635, 0.603, 0.597, and 0.470, respectively, and that the Historical Exchange Ratio implied by the closing stock prices for AVE common stock and Medtronic common stock on November 25, 1998 was 0.448. Such analysis also indicated that the high and low Historical Exchange Ratios over the last 12 months were 0.840 and 0.433, respectively. SG Cowen noted that the exchange ratio implied by Medtronic's offer, based on the closing prices for AVE common stock and Medtronic common stock on November 25, 1998, is 0.776.

    ANALYSIS OF CERTAIN TRANSACTIONS. SG Cowen reviewed the financial terms, to the extent publicly available, of 12 selected transactions (collectively, the "Selected Transactions") involving the acquisition of companies in the cardiology industry with Equity or Enterprise Values (as defined below) greater than $200 million, which were announced or completed since June 28, 1994. The Selected Transactions consisted of (listed as acquiror/target): AVE/C.R. Bard - Coronary Cath Lab Business; Medtronic/Physio-Control International Corporation; Boston Scientific Corporation/Schneider Worldwide; Boston Scientific Corporation/Target Therapeutics; Genzyme Corporation/Deknatel Snowden Pencer, Inc.; Medtronic/ InStent, Inc.; St. Jude Medical, Inc./Daig Corporation; Johnson & Johnson/Cordis Corp.; Boston Scientific Corporation/Meadox Medicals, Inc.; Boston Scientific Corporation/Heart Technology, Inc.; Boston Scientific Corporation/SCIMED Life Systems, Inc.; and St. Jude Medical, Inc./Siemens - Pacesetter / Elema Cardiac Systems.

    SG Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") paid in the Selected Transactions as a multiple of latest reported 12 month ("LTM") revenues and also examined the multiples of equity value paid in the Selected Transactions to book value, tangible assets and LTM earnings. In addition, SG Cowen reviewed the premium of the offer price over the trading prices one trading day and four weeks (that is, 20 trading days) prior to the announcement date of each Selected Transaction.

    Such analyses indicated that, (i) on the basis of the Enterprise Value paid, the Selected Transactions had mean and median valuations of 5.82x and 3.97x LTM revenues, respectively; (ii) on the basis of equity value paid, the Selected Transactions had mean and median valuations of 6.84x and 6.03x book value, 5.59x and 4.60x tangible assets and 26.7x and 28.6x LTM earnings, respectively; and
(iii) the mean and median premiums by which the offer prices exceeded the closing stock prices one trading day and four weeks prior to announcement date of the respective Selected Transactions were 22.5% and 19.6%, respectively, for one trading day prior and 31.9% and 31.3%, respectively, for four weeks prior.

    The corresponding multiple of LTM revenues implied by Medtronic's offer is 5.47x times. The corresponding multiples of book value, tangible assets, and LTM earnings implied by Medtronic's offer is 9.93x, 3.38x, and 25.0x, respectively. In addition, Medtronic's offer represented premiums of 76.7% and 95.5%, respectively, over the AVE common stock closing price one trading day and four weeks prior to November 25, 1998.

    Although the Selected Transactions were used for comparison purposes, none of such transactions is directly comparable to the Merger, and none of the companies in such transactions (other than AVE and Medtronic) is directly comparable to AVE or Medtronic. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or AVE to which they are being compared.

    ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for AVE to the corresponding financial data and ratios of certain other companies whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of AVE. These companies included:
Guidant Corporation, Boston Scientific Corporation, St. Jude Medical, Inc., and Arrow International, Inc. (the "Selected Companies"). Such data and ratios included the Enterprise Value of such Selected Companies as a multiple of LTM revenues, and the market capitalization of common stock of such Selected Companies as a multiple of the book value of common shareholders' equity. SG Cowen also examined the ratios of the current prices of the Selected Companies to the estimated 1999 calendar year earnings per share ("EPS") (as available from SG Cowen research analyst reports or, if not so available, First Call) and estimated EPS for the following (2000) calendar year (as estimated by First
Call) for these companies.

    Such analysis indicated that, for the Selected Companies, (i) the mean and median values of Enterprise Value as a multiple of LTM revenue were 4.38x and 3.93x, respectively; (ii) the mean and median market capitalizations of common stock as a multiple of the book value of common shareholders' equity were 11.06x and 8.32x, respectively; and (iii) the mean and median prices per share as a multiple of estimated EPS for the 1999 and 2000 calendar years were 21.5x and 20.2x, respectively, for the 1999 calendar year, and 20.6x and 20.9x, respectively, for the 2000 calendar year.

    The corresponding multiple of LTM revenues for AVE implied by Medtronic's offer is 5.47x. The corresponding multiple of market capitalization of common stock as a multiple of the book value of common shareholders' equity for AVE implied by Medtronic's offer is 9.93x. In addition, the corresponding multiples of the estimated EPS for the 1999 and 2000 calendar years for AVE implied by Medtronic's offer are 20.3x and 16.7x, respectively.

    Although the Selected Companies were used for comparison purposes, none of such companies is directly comparable to AVE. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or AVE to which they are being compared.

    CONTRIBUTION ANALYSIS. SG Cowen analyzed the respective contributions of LTM revenues, EBIT and net income, and 1999 and 2000 calendar year estimated net income of AVE and Medtronic, to the combined company based upon the historical and projected financial results of AVE and Medtronic, based on SG Cowen research analyst estimates for AVE and Medtronic. This analysis showed that AVE would contribute to the combined company 20.2% of revenues, 23.1% of EBIT, and 18.9% of net income on an LTM basis, and 18.3% and 18.5% of estimated net income for the 1999 and 2000 calendar years, respectively.

    SG Cowen also noted that holders of AVE common stock would own approximately 9.9% of the combined company, assuming the Medtronic Average Stock Price for the 15 consecutive trading days ending on and including the second trading day before the Special Meeting is $68.00 (the average closing stock price of Medtronic common stock for the 10 trading days ended November 27, 1998).

    STOCK TRADING HISTORY. To provide contextual data and comparative market data, SG Cowen reviewed the historical market prices and trading volumes of AVE common stock from April 3, 1996 (the first trading day of AVE common stock) to November 25, 1998 and for the 12-month period ended November 25, 1998. SG Cowen noted that over the indicated periods the high and low prices for shares of AVE were $48.13 and $4.50, and $48.13 and $24.44, respectively. SG Cowen also reviewed the historical market prices and trading volumes of Medtronic common stock over the 12-month and three-year periods ended November 25, 1998. SG Cowen noted that over the indicated periods the high and low prices for shares of Medtronic were $72.75 and $45.44, and $72.75 and $22.25, respectively.

    The summary set forth above is not a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the AVE Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of AVE and Medtronic. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of AVE, Medtronic, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. As mentioned above, the analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the AVE Board in making its decision to enter into the Merger Agreement and should not be considered as determinative of such decision.

    SG Cowen was selected by the AVE Board as its financial advisor, and to render an opinion to the AVE Board, because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. SG Cowen currently is providing other financial services for AVE for which it will receive customary fees. Societe Generale, the sole shareholder of SG Cowen, and its affiliates, including SG Cowen, in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to AVE, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular, in April 1996, SG Cowen acted as lead manager of AVE's initial public offering, and was selected to serve as co-manager on a proposed offering which was subsequently withdrawn before a registration statement was filed with the SEC. SG Cowen also acted as financial advisor to AVE in connection with the acquisition by AVE of World Medical Manufacturing Corporation, and received a fee for its services in connection with that transaction. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade the equity securities of AVE and Medtronic for their own account and for the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities.

    AVE has agreed to pay a fee to SG Cowen for its financial advisory services provided in connection with the Merger, all of which is contingent upon consummation thereof. If the Merger is consummated, SG Cowen will be entitled to receive a transaction fee equal to approximately 0.33% of the aggregate consideration paid to AVE shareholders in the Merger, payable upon consummation of the Merger. Assuming the Medtronic Average Stock Price for the 15 consecutive trading days ending on the second trading day before the Special Meeting is between $61.20 and $74.80, such transaction fee is estimated to be approximately $12 million. Additionally, AVE has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between AVE and SG Cowen, and the AVE Board was aware of such arrangement.

CONVERSION OF AVE COMMON STOCK IN THE MERGER

    At the Effective Time, if the Average Stock Price (as defined below) is between $61.20 and $74.80, each outstanding share of AVE common stock will convert automatically into the right to receive the number of shares of Medtronic common stock (the "Conversion Ratio") equal to $54 divided by the average of the daily closing sale prices of Medtronic common stock, as reported on the NYSE Composite Tape (the "Average Stock Price"), for the 15 consecutive trading days ending on and including the second trading day before the Special Meeting. Any shares of AVE common stock held by Medtronic, its subsidiaries, or AVE's subsidiaries will not be treated as outstanding, however, and will not convert into Medtronic common stock.

    The Conversion Ratio described above applies if the Average Stock Price is between $61.20 and $74.80. If the Average Stock Price is $61.20 or less, however, the Conversion Ratio is 0.88235 of a Medtronic share. If the Average Stock Price is $74.80 or more, the Conversion Ratio is 0.72193 of a Medtronic share.

    If, prior to the Effective Time, Medtronic recapitalizes, splits, or combines the Medtronic common stock or pays a stock dividend or other stock distribution in shares of Medtronic common stock, then the Conversion Ratio will be appropriately adjusted.

    Based on the number of shares of AVE common stock outstanding on the record date (assuming a Conversion Ratio of [0.79266] of a Medtronic share for each AVE share, calculated by using the [December 15], 1998 Medtronic closing sale price of $[68.125] as the assumed Average Stock Price solely for illustrative purposes of this paragraph), an estimated [51,096,727] shares of Medtronic common stock

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
will be issued in exchange for AVE common stock upon consummation of the Merger. Such shares would represent approximately 9% of the shares of Medtronic common stock that would be outstanding after consummation of the Merger.

    AVE shareholders should understand that, because the market price of Medtronic common stock fluctuates, the market value of the Medtronic shares that AVE shareholders will receive in the Merger (whether measured at the Effective Time of the Merger or the date of the Special Meeting or another date) may be less than or greater than the Average Stock Price used for purposes of determining the Conversion Ratio. In addition, because the value of Medtronic shares fluctuates, the market value of the Medtronic common stock that AVE shareholders will receive in the Merger may increase or decrease following the Merger. The maximum Conversion Ratio of 0.88235 (if the Average Closing Price of Medtronic common stock is less than $61.20) means that, at the time of the Merger, you may receive less than $54 in Medtronic common stock for each AVE share you own. Similarly, the minimum Conversion Ratio of 0.72193 (if the Average Closing Price is more than $74.80) means that you may receive more than $54 in Medtronic common stock for each AVE share you own. In addition, the Average Stock Price (which is calculated during a 15-day period ending on and including the second trading day prior to the Special Meeting) could be different from the closing price of Medtronic common stock at the time of the Merger. See "Comparative Stock Prices and Dividends" for information regarding the historical market prices of Medtronic common stock.

    FRACTIONAL SHARES

    Medtronic will not issue any certificates or scrip representing fractional shares of Medtronic common stock in the Merger. All fractional shares of Medtronic common stock that an AVE shareholder would otherwise receive in the Merger will be aggregated, if and to the extent multiple AVE stock certificates of such holder are submitted together to Norwest Bank Minnesota, N.A., the exchange agent for the Merger (the "Exchange Agent"). If a fractional share results from such aggregation, then, in lieu of any such fractional share, each holder of AVE common stock who otherwise would be entitled to receive a fractional share of Medtronic common stock in the Merger will receive an amount of cash (without interest) determined by multiplying (1) the closing sale price of Medtronic common stock on the date of the Merger by (2) the fractional share interest of Medtronic common stock to which such holder would otherwise be entitled.

    EXCHANGE OF AVE STOCK CERTIFICATES

    As soon as practicable after the Effective Time, the Exchange Agent will mail a letter of transmittal to AVE shareholders. The letter of transmittal will include instructions regarding the surrender of certificates representing shares of AVE common stock in exchange for certificates representing shares of Medtronic common stock.

    As soon as practicable after the Effective Time, the Exchange Agent will distribute to holders of shares of AVE common stock, after those holders surrender to the Exchange Agent the AVE stock certificates held by them for cancellation, together with executed letters of transmittal, (1) one or more certificates representing the number of whole shares of Medtronic common stock into which the shares represented by the certificate(s) have been converted and
(2) a check in the amount of any cash in lieu of fractional shares. Holders of AVE common stock will not receive interest on any cash received in the Merger.

    After the Effective Time, AVE stock certificates will evidence ownership of the shares of Medtronic common stock into which they were converted. Holders of AVE common stock will be entitled to any dividends that become payable to persons who are holders of record of Medtronic common stock as of a record date on or after the Effective Time, but only after they have surrendered their certificates representing shares of AVE common stock for exchange. Any such dividends will be paid to each AVE shareholder entitled to them, without interest, at the time that such certificates representing shares of AVE common stock are surrendered for exchange, subject to any applicable abandoned property, escheat, or similar law. Holders of AVE common stock will not be entitled, however, to dividends that become payable before or after the Effective Time to persons who were holders of record of Medtronic common stock as of a record date prior to the Effective Time.

SHAREHOLDER RIGHTS PLANS

    Medtronic will not become an "Acquiring Person" and the Merger will not cause a "Distribution Date" or a "Shares Acquisition Date" under AVE's Rights Agreement, as amended by AVE on November 29, 1998, as those terms are defined in that agreement. Under the terms of the AVE Rights Agreement, each outstanding AVE Right (as defined in that agreement) will expire automatically pursuant to the terms of the AVE Rights Agreement upon completion of the Merger and without any action on the part of AVE shareholders.

    Each AVE shareholder entitled to receive shares of Medtronic common stock pursuant to the Merger will receive, together with each share of Medtronic common stock, one Medtronic Preferred Stock Purchase Right pursuant to the Medtronic Shareholder Rights Plan. Such Right will be represented by the certificate representing such share of Medtronic common stock. See "Comparison of Rights of Medtronic and AVE Shareholders--Shareholder Rights Plans."

TREATMENT OF STOCK OPTIONS

    AVE's officers, directors, and employees hold outstanding options to purchase shares of AVE common stock. All options held by certain employees of AVE who are parties to certain employment agreements or vesting acceleration agreements with AVE will either immediately become exercisable as of the Effective Time or will become subject to immediate exercisability in the event of certain changes in employment circumstances following the Merger, all as more fully described in "--Interests of AVE's Directors and Officers in the Merger." All other options granted under AVE's option plans will continue to vest at the times stated in those plans. All options that are not exercised and remain outstanding at the Effective Time will be assumed by Medtronic and, following the Effective Time, will be exercisable upon the same terms and conditions as such options were exercisable prior to the Merger, except that the exercise price and the number of shares of Medtronic common stock that can be purchased upon exercise of the options will be revised to reflect conversion of the options on the same basis as shares of AVE common stock are converted into shares of Medtronic common stock in the Merger. As promptly as practicable after the Effective Time, Medtronic will provide to each holder of an AVE option a written statement informing such holder of the assumption by Medtronic of such option.

REPRESENTATIONS AND WARRANTIES

    In the Merger Agreement, AVE makes certain representations and warranties to Medtronic regarding AVE and its subsidiaries, including as to: (1) their corporate existence; (2) the authorization, execution, and enforceability of the Merger Agreement and related agreements; (3) AVE's capital structure; (4) the accuracy of AVE's recent SEC reports and financial statements; (5) the absence of certain undisclosed material liabilities; (6) the absence of any need for certain required third-party consents and other approvals; (7) compliance with laws; (8) the absence of material litigation; (9) the absence of material adverse changes between June 30 and November 29, 1998; (10) AVE's relations with officers, directors, and employees; (11) certain tax matters; (12) the absence of material violations of agreements; (13) the right to use intellectual property; (14) AVE's benefit plans; (15) AVE's minute books; (16) the absence of brokerage commissions, finder's fees, or other payments in connection with the Merger; (17) the accuracy of information provided in connection with this Proxy Statement/Prospectus; (18) the receipt of an opinion of SG Cowen as to the fairness, from a financial point of view, to holders of AVE common stock of the

Conversion Ratio in the Merger; (19) the inapplicability of certain Delaware antitakeover laws to the Merger; and (20) the accuracy of certain information.

    Medtronic and Merger Subsidiary also make certain representations and warranties to AVE regarding Medtronic and Merger Subsidiary, including as to:
(1) their corporate existence; (2) the authorization, execution, and enforceability of the Merger Agreement and related agreements; (3) the capital structure of Medtronic and Merger Subsidiary; (4) the absence of any need for certain required third-party consents and approvals; (5) the accuracy of Medtronic's recent SEC reports and financial statements; (6) the legal compliance and the accuracy of information contained in the Registration Statement that includes this Proxy Statement/Prospectus; (7) the absence of brokerage commissions, finder's fees, or other payments in connection with the Merger; (8) the absence of certain undisclosed material liabilities; (9) compliance with laws; (10) the absence of material litigation; (11) the absence of material adverse changes between April 30 and November 29, 1998; (12) the absence of actions by Medtronic that would prevent the Merger from constituting a tax-free transaction; and (13) the accuracy of certain information.

CERTAIN COVENANTS BY AVE

    CONDUCT OF BUSINESS OF AVE PENDING THE MERGER. With certain exceptions, AVE has agreed that, prior to consummation of the Merger, unless Medtronic agrees otherwise, to the extent commercially reasonable it will conduct its business only in the ordinary course, keep substantially intact its business organization, keep available its officers' and employees' services, and maintain satisfactory relationships with third parties that are material to its business. AVE also agreed that, among other things, it will not: amend its Certificate of Incorporation or Bylaws; authorize, issue, sell, or pledge any stock or rights to purchase stock (except that it can issue stock upon the exercise of outstanding options and except that it can grant certain new options under existing option plans to the extent that it does not jeopardize the parties' ability to account for the Merger as a pooling of interests, and except that it can grant rights and issue shares pursuant to its employee share purchase plan); split, combine, or reclassify its stock; declare or pay any dividend or other distribution; redeem or acquire any of its stock (with certain exceptions for existing agreements and other circumstances that do not jeopardize the accounting treatment of the Merger); change any material term of its outstanding securities; create, incur, or assume any indebtedness other than in the ordinary course of business; create, assume, or incur any material lien other than intercompany indebtedness; increase or modify the compensation or benefits of any of its directors, officers, or other employees (except under existing agreements or in the ordinary course of business and consistent with past practice or as required by law); sell or dispose of any material property other than in the ordinary course of business; buy or agree to buy another business; buy any assets, except under certain circumstances; enter into, materially change, or terminate any material agreements, except as permitted by the Merger Agreement or except in the ordinary course of business; materially change its credit policies; materially alter its accounting principles; institute, settle, or compromise any claim involving amounts in excess of a specified amount; knowingly take any action that would cause any of its representations, warranties, or agreements in the Merger Agreement to be inaccurate or breached such that the closing conditions in the Merger Agreement will not be satisfied as of the Closing Date; knowingly take any action that would jeopardize the treatment of the Merger as a tax-free transaction; or agree to do any of the things described above.

    ACCESS. Pursuant to the Merger Agreement, AVE also agreed to give Medtronic and its representatives access to AVE's offices, properties, books, and records; to furnish to Medtronic and its representatives any financial and operating data and other information that Medtronic may reasonably request; and to have its employees and representatives cooperate with Medtronic in Medtronic's investigation of the business of AVE.

    NO SOLICITATION OF COMPETING TRANSACTIONS. AVE has agreed that (except as is required by the fiduciary duties of AVE's directors) neither AVE nor any of its representatives or affiliates will, directly or indirectly, solicit, knowingly encourage, initiate, or participate in discussions or negotiations with, or knowingly provide any nonpublic information to, any person, entity, or group (other than Medtronic) that proposes an alternative transaction with respect to AVE or any subsidiary, or knowingly facilitate an alternative transaction. An "alternative transaction" means a tender offer, exchange offer, merger, or similar transaction, or a transaction or series of related transactions pursuant to which a third party acquires more than 20% of the stock or assets of AVE and its subsidiaries, except that the transaction with World Medical Manufacturing Corporation is not an alternative transaction. AVE has agreed that it will notify Medtronic promptly if it receives any such proposal.

    The AVE Board can, however, furnish information to or enter into negotiations with a third party that makes an unsolicited superior proposal, but only if (1) the AVE Board must do so to comply with its fiduciary duties to shareholders imposed by law, (2) prior to doing so, AVE releases Medtronic from certain standstill obligations, receives the same confidentiality and standstill agreement from the third party, gives Medtronic all nonpublic information that it gives to the third party, and gives written notice to Medtronic that it is furnishing nonpublic information or entering into negotiations with the person proposing the superior proposal, and (3) AVE keeps Medtronic informed of the status of any negotiations. For these purposes, a "superior proposal" is a proposal for an alternative transaction that the AVE Board reasonably and in good faith determines is more favorable to AVE shareholders than the Merger.

CERTAIN COVENANTS BY MEDTRONIC

    CONDUCT OF BUSINESS OF MEDTRONIC PENDING THE MERGER. Medtronic has agreed that, prior to consummation of the Merger, unless AVE agrees otherwise, it will not and will not permit any of its subsidiaries to: combine or reclassify its stock; declare or pay any extraordinary dividend or other distribution (except for stock splits in the form of stock dividends); redeem or acquire any of its stock (other than pursuant to Medtronic's stock repurchase program or in such a manner that the Merger is treated as a pooling of interests for accounting purposes); change any material term of its securities; buy or agree to buy another business, or sell or agree to sell any assets, if it could reasonably be expected to delay or threaten the consummation of the Merger; alter its accounting principles; knowingly take any action that would suspend trading of Medtronic common stock on the NYSE; knowingly take any action that would cause any of its representations, warranties, or agreements in the Merger Agreement to be inaccurate or breached as of the Closing Date; knowingly take any action that would jeopardize the treatment of the Merger as a tax-free transaction; or agree to do any of the things described above.

    EMPLOYEE MATTERS. Medtronic has agreed, to the extent practicable, to provide employee benefits and programs to AVE employees that, in the aggregate, are substantially comparable to or more favorable than those in existence as of the date of the Merger Agreement. Medtronic has also agreed to honor all employment and severance agreements and all severance, incentive and bonus plans as in effect immediately prior to the Effective Time. AVE employees will be credited with service accrued prior to the Effective Time for purposes of employee benefit plans (including pension plans and retiree health plans), subject to certain exceptions.

INTERESTS OF AVE'S DIRECTORS AND OFFICERS IN THE MERGER

    In considering the recommendation of the AVE Board with respect to the Merger Agreement and the transactions contemplated by that agreement, shareholders of AVE should be aware that certain members of the management and Board of Directors of AVE have certain interests in the Merger that are in addition to, and may be in conflict with, the interests of shareholders of AVE generally. All such interests are described below, to the extent material, and AVE believes that, except as described below, such persons do not have any material interest in the Merger that is different from those of AVE shareholders generally. The AVE Board was aware of, and considered the interests of, its directors and officers when it approved the Merger Agreement and the Merger.

    EMPLOYMENT AND RELATED AGREEMENTS. AVE has previously entered into employment agreements with each of the following officers: Kevin Bedsole (Vice President of International Sales), Greg French (Vice President of
Manufacturing), John Miller (Chief Financial Officer and Treasurer), John A. Schiek (Vice President of Compliance), and Scott Solano (President, Chief Executive Officer, and Chairman of the Board).

    The employment agreements of Messrs. French, Miller, Bedsole, and Schiek provide that if, within two years after a "change of control," the officer's employment involuntarily terminates (as defined in the employment agreement) other than for cause, the officer will become entitled to receive a severance payment equal to his aggregate annual salary and a continuation of benefits for 12 months. The employment agreements also provide that if the officer's employment voluntarily terminates at any time after a "change of control," the officer will be entitled to receive severance payments equal to one-half of his annual salary. In addition, the employment agreements provide that upon a "change of control," (i) all shares of AVE common stock that were granted to such officers under restricted stock purchase agreements (and are therefore subject to repurchase by AVE) will be released from any AVE repurchase options, and (ii) all unvested stock options held by such officers will immediately become vested and exercisable. The Merger constitutes a "change of control" under such employment agreements. As of December 21, 1998, Messrs. French, Bedsole, Miller, and Schiek held an aggregate (i) 354,063 shares of AVE common stock subject to such repurchase option and (ii) no unvested options to purchase shares of AVE common stock.

    The employment agreement with Mr. Solano provides that, subject to certain limitations, if, within two years after a "change of control," Mr. Solano's employment involuntarily terminates (as defined in the employment agreement) other than for cause, (i) all of Mr. Solano's unvested stock options will immediately become vested, subject to certain limitations, and (ii) Mr. Solano will be entitled to receive a severance payment equal to his aggregate annual salary and a continuation of his benefits for 12 months. The employment agreement also provides that if Mr. Solano's employment is voluntarily terminated for cause at any time after a "change of control," he will be entitled to receive severance payments equal to one-half of his annual salary. The Merger constitutes a "change of control" under Mr. Solano's employment agreement. As of December 21, 1998, Mr. Solano held unvested options to purchase an aggregate 180,000 shares of AVE common stock.

    CHANGE OF CONTROL VESTING ACCELERATION AGREEMENTS. AVE has entered into vesting acceleration agreements with certain key employees of AVE, including the following officers: Lawrence Fassler (Vice President of Legal Affairs, General Counsel and Secretary), Robert Harris (Vice President of Finance), Glenn Foley (Vice President of Sales), and Andrew Rasdal (Vice President of Marketing). Pursuant to such agreements, and subject to certain limitations, if, within one year after a "change of control," such officer's employment is involuntarily terminated (as defined in the vesting acceleration agreements) or such officer terminates his employment for certain reasons (as described in the vesting acceleration agreements), all unvested stock options held by such officer will immediately become vested and exercisable. The Merger constitutes a "change of control" under the vesting acceleration agreements. As of December 21, 1998, Messrs. Fassler, Foley, Rasdal, and Harris held unvested options to purchase an aggregate 265,209 shares of AVE common stock.

    1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN. The Merger will cause the acceleration of vesting of outstanding stock options under the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). All such options will terminate if not exercised at or prior to the Effective Time. As of December 21, 1998, non-employee directors of AVE held options to purchase an aggregate 44,000 shares of AVE common stock at a weighted average price of $25.53 per share (at exercise prices ranging from $18.00 to $36.25 per share).

    INDEMNIFICATION. Pursuant to the Merger Agreement, Medtronic has agreed that, after the Effective Time of the Merger, it will provide certain indemnification and liability insurance benefits to certain indemnified parties, including directors and executive officers of AVE. See "--Indemnification."

VOTING AGREEMENTS

    Pursuant to voting agreements between Medtronic and all of the executive officers and directors of AVE who own stock or options to acquire stock of AVE (Kevin Bedsole, George Borkow, Mark Brister, Creg Dance, Craig Dauchy, Lawrence Fassler, Glenn Foley, Gregory French, Robert Harris, Richard Klein, John Miller, Azin Parhizgar, Andrew Rasdal, John Schiek, Scott Solano, Scott Wade, and Peter Walsh), such individuals have agreed to vote all of the outstanding shares of AVE common stock beneficially owned by them on the record date in favor of the approval, consent, and ratification of the Merger. Nothing in the voting agreements restricts or limits the right of a shareholder or optionholder to act in his or her capacity as an officer or director of AVE consistent with his or her fiduciary obligations. The voting agreements terminate upon termination of the Merger Agreement. As of the record date, the shareholders who executed the voting agreements beneficially owned an aggregate [4,851,049] outstanding shares of AVE common stock, representing approximately [7.5]% of the AVE common stock outstanding on the record date.

STOCK OPTION AGREEMENT

    Simultaneously with the execution of the Merger Agreement, AVE and Medtronic entered into a Stock Option Agreement pursuant to which AVE granted to Medtronic an option, exercisable only under certain specified circumstances, to purchase 12,807,795 shares of AVE common stock (which equaled 19.9% of the shares of AVE common stock outstanding on the date of the Merger Agreement), at an exercise price of $54 per share. The option is exercisable at any time following the occurrence of an Exercise Event (as defined below) up to the earlier of (i) the Effective Time, (ii) one year after the termination of the Merger Agreement under certain circumstances or (iii) a termination of the Merger Agreement in such a manner that a fee cannot become payable by AVE. Each of the termination events described in "--Amendment and Termination of the Merger Agreement; Effects of Termination" that could obligate AVE to pay a termination fee pursuant to the Merger Agreement constitutes an "Exercise Event," except that a termination by either company because (i) the AVE shareholders do not vote to improve the Merger, (ii) a proposal for an alternative transaction (as defined above) is announced prior to the failure to approve the Merger, and (iii) AVE enters into an agreement for an alternative transaction within 12 months after termination of the Merger Agreement with a third party, constitutes an Exercise Event even if AVE does not consummate an alternative transaction with the same third party that entered into such definitive agreement within two years after entering into the agreement for an alternative transaction, as would be required to trigger a termination fee under the Merger Agreement.

    If and when Medtronic's option under the Stock Option Agreement becomes exercisable, Medtronic also has the right, which it can exercise in lieu of exercising Medtronic's option, to require AVE to pay to Medtronic, in cancellation of Medtronic's option, a cancellation amount equal to (a) the greater of (1) the excess, if any, over the option price of the greater of (A) the last sale price of a share of AVE common stock on the last trading day prior to notice of exercise, (B) the highest price per share of AVE common stock offered or paid in connection with an alternative transaction, and (C) in the case of an alternative transaction structured as an asset acquisition, the highest net consideration to be distributed to the AVE shareholders in any such transaction or proposed transaction after other payments and deductions (including the payment of all indebtedness of AVE that is not assumed), divided by the number of shares of AVE common stock then outstanding on a fully-diluted basis; and (2) $150 million divided by the initial number of shares subject to the option, multiplied by (b) the number of shares then covered by the option. The sum of such cancellation amount, the termination fee paid under the Merger Agreement, and certain other amounts that Medtronic could receive if it exercises the option and sells the AVE shares it acquires, can never, however, exceed $150 million. See "--Amendment and Termination of the Merger Agreement; Effects of Termination."

CONDITIONS TO CONSUMMATION OF THE MERGER; WAIVER

    The respective obligations of Medtronic, Merger Subsidiary, and AVE to effect the Merger are subject to the satisfaction at or prior to the Merger of certain conditions, including, among others: (a) the approval by the AVE shareholders of the Merger; (b) the effectiveness of the Registration Statement;
(c) the expiration or termination of the waiting periods applicable to the consummation of the Merger under the HSR Act and any foreign merger laws; (d) the shares of Medtronic common stock issuable in the Merger having been duly authorized for listing by the NYSE, subject to official notice of issuance; and
(e) the absence of an order, decree, or injunction by any court that makes the Merger illegal or prohibits consummation of the Merger.

    In addition, the obligations of Medtronic and Merger Subsidiary to effect the Merger are subject to the satisfaction at or prior to the Merger of certain conditions, including that: (a) AVE has performed in all material respects its obligations under the Merger Agreement required to be performed by it; (b) each representation and warranty of AVE contained in the Merger Agreement shall have been, without regard to any "material adverse effect" qualifications, true and correct as of the date of Merger Agreement except for (i) those representations and warranties that address matters only as of the date of the Merger Agreement or another particular date, which representations and warranties shall be true and correct as of such date, and (ii) except for any inaccuracies that do not have a material adverse effect on AVE; (c) Medtronic has received letters from PricewaterhouseCoopers LLP and Ernst & Young LLP, dated the Closing Date and addressed to Medtronic and AVE, that as of such date no conditions exist that would prevent Medtronic from accounting for the Merger as a pooling of interests (the "Pooling Letters"); and (d) neither the Chief Executive Officer nor a majority of the other executive officers of AVE shall have terminated their employment with AVE after the Merger.

    In addition, the obligations of AVE to effect the Merger are subject to the satisfaction at or prior to the Merger of certain conditions, including that:
(a) Medtronic and Merger Subsidiary have performed in all material respects their obligations under the Merger Agreement required to be performed by them;
(b) each representation and warranty of Medtronic contained in the Merger Agreement shall have been, without regard to any "material adverse effect" qualifications, true and correct as of the date of Merger Agreement except for
(i) those representations and warranties that address matters only as of the date of the Merger Agreement or another particular date, which representations and warranties shall be true and correct as of such date, and (ii) except for any inaccuracies that do no have a material adverse effect on Medronic; (c) AVE has received the Pooling Letters; and (d) AVE has received an opinion of Cooley Godward LLP, to the effect that the Merger will constitute a "tax-free" reorganization for federal income tax purposes, and that opinion will not have been withdrawn or materially changed. See "The Merger-- Certain Federal Income Tax Consequences."

    Either Medtronic or AVE may waive any failure to comply with any obligation, covenant, agreement, or condition in the Merger Agreement that is for the benefit of that party. Any waivers granted by Medtronic are conclusively binding on Merger Subsidiary.

    AVE cannot terminate the Merger Agreement due to any material adverse change to Medtronic's business or operation, and AVE would be required to proceed with the Merger even if any such material adverse change to Medtronic's business or operations occurs (provided all of the conditions to AVE's obligation to consummate the Merger are satisfied). AVE also would be required to proceed with the Merger even if the average closing price of Medtronic common stock dropped below $61.20 per share and the value per share of AVE common stock accordingly dropped below $54 per share.

AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT; EFFECTS OF TERMINATION

    Any of the provisions of the Merger Agreement may be amended by written agreement of the respective parties at any time prior to the Effective Time of the Merger. After approval of the Merger by the AVE shareholders, however, no amendment may be made that reduces the amount or changes the type of consideration into which each share of AVE common stock converts upon consummation of the Merger.

    Even if the AVE shareholders approve the Merger, the Boards of Directors of Medtronic and AVE can agree at any time to terminate the Merger Agreement without completing the Merger.

    In addition, either company can terminate the Merger Agreement if:

    - the Merger is not completed by May 31, 1999 (or, if the companies receive requests for additional information from regulatory agencies, October 31,
      1999), except that neither company can terminate the Merger Agreement if its own breach is the reason the Merger has not been completed, or

    - a final court or governmental order prohibits the Merger, or

    - the AVE shareholders do not approve the Merger, or

    - the other company has materially breached its representations, warranties, or obligations under the Merger Agreement such that the conditions to Closing will not be satisfied. If the breach is curable by the breaching company before May 31, 1999 or October 31, 1999, as applicable, the non-breaching company cannot terminate the Merger Agreement as long as the breaching company is exercising its reasonable best efforts to cure the breach.

    Medtronic can terminate the Merger Agreement if:

    - the AVE Board materially breaches its obligations to not encourage, solicit, discuss, or negotiate with anyone else any alternative transaction, or

    - the AVE Board recommends, approves, accepts, or enters into an agreement regarding an alternative transaction, or

    - the AVE Board withdraws or modifies its recommendation of the Merger in a manner adverse to Medtronic, or

    - a third party makes a tender offer or exchange offer for AVE common stock, and the AVE Board either takes no position or does not recommend against acceptance of the offer within 10 business days.

    AVE can terminate the Merger Agreement if:

    - AVE has not breached the Merger Agreement, and

    - in order to comply with its fiduciary duties, the AVE Board is required to authorize, and does authorize, AVE to enter into an agreement regarding a transaction that the AVE Board reasonably and in good faith determines is more favorable to the AVE shareholders than the Merger with Medtronic, and AVE notifies Medtronic in writing that it intends to enter into such agreement, and

    - Medtronic does not make a new offer within 10 business days that the AVE Board determines is at least as favorable to the AVE shareholders, and

    - AVE pays the termination fee described below as requested by Medtronic.

    AVE has agreed to pay Medtronic a termination fee of $135 million if any of the following occurs:

        the Merger Agreement is terminated by Medtronic because:

       - the AVE Board materially breaches its obligations to not encourage, solicit, discuss, or negotiate with anyone else any alternative transaction, or

       - the AVE Board recommends, approves, accepts, or enters into an alternative transaction, or

       - the AVE Board withdraws or modifies in a manner materially adverse to Medtronic its recommendation of the Merger, or

       - a third party makes a tender offer or exchange offer for AVE stock, and the AVE Board, within 10 business days, either takes no position or does not recommend against acceptance of the offer, or the Merger Agreement is terminated by AVE because:

       - in order to comply with its fiduciary duties, the AVE Board is required to authorize, and does authorize, AVE to enter into an agreement regarding a transaction that constitutes a superior proposal and Medtronic does not, within 10 business days of notice of the superior proposal, make an offer that the AVE Board, reasonably and in good faith after consultation with its financial and legal advisors, determines is at least as favorable to AVE shareholders, or the Merger Agreement is terminated by either company because:

       - the requisite vote of AVE shareholders is not obtained and a proposal for a competing transaction has been announced prior to the failure to approve the Merger, AVE enters into an agreement for a competing transaction within 12 months after termination of the Merger Agreement, and AVE consummates a competing transaction within two years after entering into the agreement for a competing transaction.

EXPENSES AND FEES

    Whether or not the Merger is consummated, all out-of-pocket expenses incurred in connection with the Merger (including but not limited to accounting and legal fees) and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except that Medtronic and AVE will share equally all expenses related to filing and printing the Registration Statement and this Proxy Statement/Prospectus, and the filing fees required under the HSR Act and any foreign merger laws.

    Goldman, Sachs & Co. provided certain financial advisory services to Medtronic in connection with the Merger, for which Medtronic has agreed to pay a fee of $14 million.

RESTRICTIONS ON RESALE OF MEDTRONIC COMMON STOCK

    The Medtronic common stock issuable in connection with the Merger has been registered under the Securities Act and will be freely transferable by the recipients, except that this registration does not cover resales by shareholders of AVE who may be deemed to control or be under common control with AVE at the time of the Special Meeting ("Affiliates"). Affiliates may not sell their shares of Medtronic common stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. AVE has delivered to Medtronic, and agreed to update as necessary, a list identifying all persons who, in AVE's opinion, upon advice of counsel, are Affiliates of AVE for purposes of Rule 145. AVE has delivered to Medtronic from each person already identified as an Affiliate, and has agreed to use all reasonable efforts to cause each person who is subsequently identified as an Affiliate to deliver to Medtronic at or prior to the Effective Time, an agreement that such persons (1) will not offer to sell, sell, or otherwise dispose of any shares of Medtronic common stock received in the Merger in violation of the Securities Act, and (2) will not sell, transfer, pledge, dispose of, or otherwise reduce such person's risk relative to Medtronic common stock or AVE common stock during the period commencing 30 days prior to the Effective Time of the Merger and ending at such time as Medtronic publishes financial results covering at least 30 days of post-Merger combined operations. It is expected that, after the period described in clause (2) above, Affiliates will be able to sell such shares without registration and in accordance with the volume, manner of sale, and other applicable limitations of the Securities Act and the rules and regulations of the SEC thereunder.

    It is estimated that Affiliates of AVE will receive a maximum of approximately 4,315,945 shares of Medtronic common stock upon consummation of the Merger (assuming full exercise of all outstanding AVE options held by such Affiliates and assuming a Conversion Ratio of [0.79266]). Such shares would constitute less than 1% of the total number of shares of Medtronic common stock anticipated to be outstanding immediately after the Effective Time after giving effect to the shares issued pursuant to the Merger. Solely for illustrative purposes of the foregoing estimate, the Conversion Ratio was calculated by using the [December 15], 1998 Medtronic closing sale price of $[68.125] as the assumed Average Stock Price. See "The Merger--Conversion of AVE Common Stock in the Merger."

DEREGISTRATION OF AVE COMMON STOCK

    If the Merger is consummated, the AVE common stock will cease to be quoted on the Nasdaq National Market, and Medtronic will apply to the SEC for the deregistration of AVE common stock under the Exchange Act.

ACCOUNTING TREATMENT OF THE MERGER

    Medtronic intends to account for the Merger as a pooling of interests for accounting and financial reporting purposes under generally accepted accounting principles. This means the companies will be treated as if they had always been combined for accounting and financial reporting purposes. Under the pooling of interests method, the recorded assets and liabilities of the companies are carried forward to the combined corporation at their recorded amounts and the income (loss) of the companies constitutes the income (loss) of the combined corporation for the entire fiscal period in which the combination occurs as well as for prior fiscal periods. It is a condition to the obligations of Medtronic, Merger Subsidiary, and AVE to consummate the Merger that Medtronic and AVE shall have received the following: (1) a letter from Ernst & Young LLP, AVE's independent accountants, dated the closing date, stating that, based upon discussions with certain AVE officials and information furnished to Ernst & Young LLP, no conditions exist related to AVE that would preclude Medtronic from accounting for the Merger as a pooling of interests business combination, and
(2) a letter from PricewaterhouseCoopers LLP, Medtronic's independent accountants, dated the closing date, confirming that the Merger will qualify as a pooling of interests.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of certain material United States federal income tax consequences of the Merger. This discussion merely summarizes certain principal United States federal income tax consequences of the Merger and is not a complete analysis of all of the potential tax effects relevant to the Merger. In this regard, this discussion does not deal with all federal income tax considerations that may be relevant to certain AVE shareholders in light of their particular circumstances, or to shareholders subject to special rules under United States federal income tax law, including dealers in securities, shareholders who do not hold their AVE common stock as capital assets, foreign persons, tax-exempt entities, banks, insurance companies, shareholders who hold their shares as a hedge or as part of a hedging, straddle, conversion, or other risk reduction transaction, or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code (the "Code"). Furthermore, it does not address AVE shareholders who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions. It also does not address the tax consequences of the Merger under foreign, state, or local tax laws.

    AVE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO THEM.

    Cooley Godward LLP, counsel to AVE, has rendered an opinion to AVE and Fredrikson & Byron, P.A., counsel to Medtronic, has rendered an opinion to Medtronic (collectively, the "Tax Opinions") that the Merger will constitute a reorganization under Section 368 of the Code, and that each of AVE,

Medtronic and Merger Subsidiary will be a party to such reorganization. Neither AVE nor Medtronic will request a ruling from the Internal Revenue Service (the "IRS") with regard to any of the United States federal income tax consequences of the Merger. The Tax Opinions are based on and subject to certain assumptions and limitations as well as factual representations received from AVE and Medtronic, as discussed below. An opinion of counsel represents only counsel's best legal judgment and has no binding effect or official status of any kind. No assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues.

    Subject to the assumptions, limitations, and qualifications described in the Tax Opinions and in this discussion, it is the opinion of Cooley Godward LLP and Fredrikson & Byron, P.A. that the material United States federal income tax consequences of the Merger can be summarized as follows:

    - AVE, Medtronic, and Merger Subsidiary will not recognize gain or loss solely as a result of Medtronic's issuance of Medtronic common stock to the AVE shareholders in the Merger and the transfer by operation of law of Merger Subsidiary's assets and liabilities to AVE pursuant to the Merger;

    - AVE's shareholders will not recognize gain or loss upon their receipt in the Merger of Medtronic common stock in exchange for their shares of AVE common stock, except to the extent of cash received in lieu of a fractional share of Medtronic common stock;

    - The aggregate tax basis of Medtronic common stock received in the Merger will be the same as the aggregate tax basis of the AVE common stock surrendered in exchange for the Medtronic common stock (reduced by any amount of tax basis allocable to a fractional share interest in Medtronic common stock for which cash is received);

    - The holding period of each share of Medtronic common stock received by an AVE shareholder in the Merger will include the period during which such AVE shareholder held his or her AVE common stock surrendered in exchange therefor; and

    - Cash payments in lieu of a fractional share will be treated as if a fractional share of Medtronic common stock had been issued in the Merger and then redeemed by Medtronic, and capital gain or loss generally should be recognized by an AVE shareholder in respect of such payment equal to the difference (if any) between the amount of cash received and such shareholder's allocable tax basis in the fractional share (which will be a pro rata portion of the shareholder's tax basis in the Medtronic common stock received in the Merger).

    LIMITATIONS ON OPINION AND DISCUSSION. As noted earlier, the Tax Opinions are subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by AVE and Medtronic, and the consummation of the Merger in accordance with the terms of the Merger Agreement and applicable state law. Furthermore, the Tax Opinions will not bind the IRS and, therefore, the IRS is not precluded from asserting a contrary position. The Tax Opinions and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the Tax Opinions or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger.

    A successful IRS challenge to the tax-free status of the Merger would result in significant adverse tax consequences to the AVE shareholders. An AVE shareholder would recognize gain or loss with respect to each share of AVE common stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the Medtronic common stock received in exchange for such AVE common stock and cash received in lieu of a fractional share of Medtronic common stock. In such event, a shareholder's aggregate basis in the Medtronic common stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the closing date of the Merger.

    Certain noncorporate AVE shareholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share of Medtronic common stock. Backup withholding will not apply, however, to a shareholder who furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS.

    Each AVE shareholder will be required to retain records and file with such holder's U.S. federal income tax return a statement setting forth certain facts relating to the Merger.

INDEMNIFICATION

    Under the Merger Agreement, Medtronic has agreed to continue to indemnify the present and former officers and directors of AVE for a period of at least six years following the Merger with respect to acts or omissions occurring prior to the Effective Time, to the extent that they are currently indemnified under AVE's Certificate of Incorporation, Bylaws, and indemnification agreements as of the date of the Merger Agreement. Medtronic has also agreed to provide directors' and officers' liability insurance coverage, comparable to that currently maintained by AVE, for six years after the Effective Time. See "The Merger--Interests of AVE's Directors and Officers in the Merger."

REGULATORY REQUIREMENTS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), certain acquisition transactions, including the Merger, cannot be consummated unless certain information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("Antitrust Division") and certain waiting period requirements have been satisfied. Medtronic and AVE each furnished such information on December 8, 1998. Pursuant to the HSR Act, the Merger cannot be completed until at least 30 days after the parties furnished the required information, unless the FTC and the Antitrust Division terminate the waiting period earlier. If the parties receive any requests for additional information relating to their filings, those requests will extend the waiting period until 20 days after the companies substantially comply with any such request. It is possible, therefore, that the necessary waiting periods may not expire until after the Special Meeting is held and the AVE shareholders vote on the Merger.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take any action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of AVE or Medtronic. AVE and Medtronic believe that the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, what the results will be.

    Due to the international scope of Medtronic's and AVE's businesses, regulatory filings may also be required in certain European and other jurisdictions. Medtronic and AVE are in the process of determining whether any such filings will be required, but they do not expect any such filings to affect the expected timing of the Merger.

    Other than as described in this Proxy Statement/Prospectus, the Merger does not require the approval of any federal, state, or other agency. See "The Merger--Conditions to Consummation of the Merger; Waiver."

NO DISSENTERS' RIGHTS

    Under Delaware law, AVE shareholders are not entitled to dissenters' rights in connection with the Merger. Medtronic shareholders are also not entitled to dissenters' rights in connection with the Merger.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    Medtronic common stock is listed and traded on the New York Stock Exchange (symbol: MDT), and it is a condition to all parties' obligations to consummate the Merger that the Medtronic common stock to be issued in the Merger be approved for such listing. AVE common stock is traded on the Nasdaq National Market (symbol: AVEI).

    The following table sets forth, for the quarters indicated, the high and low sales prices per share of Medtronic common stock on the NYSE and the cash dividends paid per share of Medtronic common stock. Also set forth, for the calendar period indicated, are the high and low sales prices per share of AVE common stock as reported by the Nasdaq National Market.

                                                                                                     AVE
                                                             MEDTRONIC COMMON STOCK              COMMON STOCK
                                                       -----------------------------------  ----------------------
                                                          HIGH        LOW       DIVIDENDS      HIGH        LOW
                                                       ----------  ----------  -----------  ----------  ----------
CALENDAR 1996
First Quarter........................................  $  31.3125  $  22.25     $   .0325       *           *
Second Quarter.......................................  $  29.875   $  24.375    $   .0325   $  24.75    $  14.75
Third Quarter........................................  $  32.4375  $  23.50     $   .0475   $  18.125   $   9.125
Fourth Quarter.......................................  $  34.9375  $  30.25     $   .0475   $  14.5625  $   4.50

CALENDAR 1997
First Quarter........................................  $  35.875   $  28.8125   $   .0475   $   9.625   $   5.75
Second Quarter.......................................  $  44.4375  $  30.375    $   .0475   $  16.125   $   6.125
Third Quarter........................................  $  49.25    $  42.50     $   .055    $  28.6875  $  15.1875
Fourth Quarter.......................................  $  52.75    $  40.5625   $   .055    $  33.25    $  21.00

CALENDAR 1998
First Quarter........................................  $  58.25    $  45.4375   $   .055    $  45.375   $  24.4375
Second Quarter.......................................  $  66.00    $  47.9375   $   .055    $  41.375   $  28.00
Third Quarter........................................  $  72.75    $  51.00     $   .065    $  48.125   $  32.00
Fourth Quarter (through [December 15])...............  $  71.75    $  48.375    $   .065    $  52.125   $  27.125

------------------------

* AVE did not trade publicly until April 3, 1996, the initial public offering date of AVE common stock.

    AVE has never paid cash dividends. Under the Merger Agreement, AVE has agreed not to pay any dividends on AVE common stock prior to the Merger. Medtronic has paid regular quarterly cash dividends on Medtronic common stock since 1978. It is expected that the Board of Directors of Medtronic will continue the practice of declaring cash dividends on a quarterly basis; however, no assurance can be given as to the amount of future dividends, which will necessarily be dependent on future earnings, financial requirements of Medtronic and its subsidiaries, and other factors.

    In the Merger, shares of AVE common stock will be converted into shares of Medtronic common stock based on the Conversion Ratio, which equals $54 divided by the Average Stock Price for the 15 consecutive NYSE trading days ending on the second NYSE trading day immediately preceding the Special Meeting, but subject to a minimum Conversion Ratio of 0.72193 and a maximum Conversion Ratio of 0.88235. On November 27, 1998, the last trading day preceding public announcement of the Merger, the reported closing sale price of Medtronic common stock on the NYSE was $70.00 per share, resulting in an implied Conversion Ratio (if it were determined based on the closing sale price that day) of 0.77143. On that day, the reported closing sale price of AVE common stock on the Nasdaq National Market was

$32.375 per share. On [December 15], 1998, the latest practicable trading day prior to the printing of this Proxy Statement/Prospectus, the closing sale price of Medtronic common stock on the NYSE was $[68.125] per share, resulting in an implied Conversion Ratio (if it were determined based on the closing sale price that day) of [0.79266]. The reported closing sale price of AVE common stock on the Nasdaq National Market on that day was $[49.00] per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

    As of December 21, 1998, there were approximately 32,500 registered holders of Medtronic common stock and approximately 345 registered holders of AVE common stock.

                              RECENT DEVELOPMENTS

AVECOR CARDIOVASCULAR INC.

    On July 13, 1998, Medtronic announced that it had entered into an agreement to acquire AVECOR Cardiovascular Inc. ("Avecor"), a company that develops, manufactures, and markets specialty medical devices for heart/lung bypass surgery and long-term respiratory support. Pursuant to the acquisition agreement, upon the fulfillment or waiver of certain conditions, a wholly-owned subsidiary of Medtronic created for the Avecor acquisition will merge with and into Avecor. Avecor will then become a wholly-owned subsidiary of Medtronic in a stock-for-stock merger that is expected to be tax-free and accounted for using the purchase accounting method. Under the original agreement, each outstanding share of stock of Avecor would be exchanged for the right to receive the portion of a share of Medtronic common stock equal to $11.125 divided by the average of the daily closing sale prices of a share of Medtronic common stock as reported on the NYSE Composite Tape for the 18 consecutive NYSE trading days ending on the second NYSE trading day immediately preceding the effective time of the Avecor merger. The shareholders of Avecor voted and approved the acquisition on October 28, 1998.

    On November 24, 1998, Avecor announced that it had received an unsolicited offer from a third party to purchase all of Avecor's outstanding common stock at a price of $13 per share. On December 6, 1998, Medtronic and Avecor announced an amendment to their acquisition agreement, which calls for $13 in Medtronic common stock to be issued in the transaction for each Avecor share, or a total of approximately $106 million. Avecor agreed not to explore alternative acquisition proposals and ceased discussions with the third party. The amended agreement also requires Medtronic to pay up to $10 million to Avecor if the merger is not completed by March 15, 1999, due to failure to obtain FTC clearance by that date. Medtronic intends to complete the acquisition following receipt of FTC clearance.

SOFAMOR DANEK GROUP, INC.

    On November 2, 1998, Medtronic announced that it had entered into an agreement to acquire Sofamor Danek Group, Inc. ("Sofamor Danek"), a company that designs and manufactures devices, instruments, computer-assisted visualization products, and biomaterials used in the treatment of spinal and cranial disorders. Pursuant to the acquisition agreement, upon the fulfillment or waiver of certain conditions, a wholly-owned subsidiary of Medtronic created for the Sofamor Danek acquisition will merge with and into Sofamor Danek. Sofamor Danek will then become a wholly-owned subsidiary of Medtronic in a stock-for-stock merger that is expected to be tax-free and accounted for using the pooling-of-interests method. In the Sofamor Danek merger, which is valued at approximately $3.6 billion, each outstanding share of stock of Sofamor Danek will be exchanged for the right to receive shares of Medtronic common stock equal to $115.00 divided by the average of the daily closing sale prices of a share of Medtronic common stock as reported on the NYSE Composite Tape for the 15 NYSE trading days ending on the second NYSE trading day preceding the Sofamor Danek shareholders' meeting for the merger. The price is subject to certain collar provisions. It is expected that the Sofamor Danek acquisition will be completed in the first calendar quarter of 1999, but there can be no assurance that the acquisition will be completed successfully.

OTHER INVESTMENTS AND ACQUISITIONS

    Medtronic has historically been, and continues to be, actively engaged in exploring business opportunities through investments and acquisitions. As such, at any particular time, in addition to investments and acquisitions for which definitive agreements have been executed and publicly announced, Medtronic is routinely reviewing several other investment and acquisition opportunities of varying magnitude and significance or negotiating the terms of such potential investments and acquisitions prior to the execution of definitive agreements and public announcements thereof.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma financial statements give effect to the mergers of Medtronic with each of AVE and Sofamor Danek Group, Inc. (Sofamor Danek), each of which will be accounted for as a pooling of interests. The unaudited pro forma condensed combined balance sheets give effect to these transactions as if they had occurred on October 30, 1998. The unaudited pro forma condensed combined statements of operations give effect to these transactions as if they had occurred as of May 1, 1995, the beginning of the earliest period presented.

    The operating results for AVE have been converted as described below from its fiscal year end (June 30) to Medtronic's fiscal year end (April 30). The operating results for Sofamor Danek have been converted as described below from its fiscal year end (December 31) to Medtronic's fiscal year end (April 30).

    For pro forma purposes, (i) Medtronic's unaudited consolidated balance sheet as of October 30, 1998 has been combined with AVE's and Sofamor Danek's unaudited consolidated balance sheets as of September 30, 1998, and (ii) Medtronic's unaudited consolidated statements of operations for the six months ended October 30, 1998 and October 31, 1997 and audited statements of operations for the fiscal years ended April 30, 1998, 1997 and 1996 have been combined with AVE's and Sofamor Danek's unaudited consolidated statements of operations for the six months ended September 30, 1998 and 1997 and 12 months ended March 31, 1998, 1997 and 1996, respectively, on a pooling of interests basis.

    These pro forma financial statements are presented for illustrative purposes only and therefore are not necessarily indicative of the operating results or financial position that might have been achieved had the transactions occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position that may occur in the future. These pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Medtronic and AVE incorporated by reference herein. AVE's recent purchases of the Bard Cath Lab business and World Medical Manufacturing Corporation have not been included in the unaudited pro forma condensed combined financial statements because they do not constitute significant business combinations and disclosure is not deemed to be material. Information on the impact of these transactions is included in AVE's Current Report on Form 8-K/A that was filed with the SEC on December 14, 1998. Additional information on Sofamor Danek may be obtained through review of Sofamor Danek's public filings with the SEC.

    As indicated in the footnotes to these pro forma financial statements, certain pro forma adjustments have been made assuming, solely for the illustrative purposes of these pro forma financial statements, a conversion ratio of 0.79266 for the AVE merger and a conversion ratio of 1.68807 for the Sofamor Danek merger (in each case, based on the closing price of Medtronic common stock on December 15, 1998).

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                             AS OF OCTOBER 30, 1998

                                 (IN THOUSANDS)

                                                                                                                 PRO FORMA
                                                                        PRO FORMA                              MEDTRONIC AND
                                                         PRO FORMA    MEDTRONIC AND    SOFAMOR     PRO FORMA   SOFAMOR DANEK
                                MEDTRONIC      AVE      ADJUSTMENTS   AVE COMBINED      DANEK     ADJUSTMENTS    COMBINED
                               -----------  ---------  -------------  -------------  -----------  -----------  -------------
ASSETS
Current assets:
  Cash and cash
    equivalents..............   $ 572,341   $ 135,555                  $   707,896    $  70,132                 $   642,473
  Short-term investments.....     244,044      96,729                      340,773        9,535                     253,579
  Accounts receivable, net...     706,531      90,456                      796,987      108,027                     814,558
  Inventories:
    Finished goods...........     205,722       5,486                      211,208       41,417                     247,139
    Work in process..........      88,273       2,786                       91,059        4,771                      93,044
    Raw materials............     130,596       3,272                      133,868        2,704                     133,300
                               -----------  ---------  -------------  -------------  -----------  -----------  -------------
      Total inventories......     424,591      11,544                      436,135       48,892                     473,483
Prepaid expenses and other
  current assets.............     324,031      23,729                      347,760       67,967                     391,998
                               -----------  ---------  -------------  -------------  -----------  -----------  -------------
    Total current assets.....   2,271,538     358,013                    2,629,551      304,553                   2,576,091

Property, plant, and
  equipment, net.............     565,107      78,573                      643,680       56,449                     621,556
Goodwill and other intangible
  assets, net................     673,357      --                          673,357      103,803                     777,160
Long-term investments........     210,801      --                          210,801        1,397                     212,198
Other assets.................     113,772       1,341                      115,113       66,014                     179,786
                               -----------  ---------  -------------  -------------  -----------  -----------  -------------
    Total assets.............   $3,834,575  $ 437,927       --         $ 4,272,502    $ 532,216       --        $ 4,366,791
                               -----------  ---------  -------------  -------------  -----------  -----------  -------------
                               -----------  ---------  -------------  -------------  -----------  -----------  -------------

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Short-term borrowings......   $ 201,320      --                      $   201,320    $  18,085                 $   219,405
  Accounts payable...........      96,179   $  11,718                      107,897        8,909                     105,088
  Accrued liabilities........     476,594      87,227                      563,821       85,605                     562,199
                               -----------  ---------  -------------  -------------  -----------  -----------  -------------
    Total current
      liabilities............     774,093      98,945                      873,038      112,599                     886,692
Long-term debt...............      19,534      --                           19,534       18,067                      37,601
Deferred tax liabilities.....         509      --                              509       --                             509
Other long-term
  liabilities................     130,293      --                          130,293       20,317                     150,610
                               -----------  ---------  -------------  -------------  -----------  -----------  -------------
    Total liabilities........     924,429      98,945                    1,023,374      150,983                   1,075,412
Shareholders' equity:
  Common stock...............      48,934          64    $   5,040(a)  $    54,038      182,977    $(178,434)(b)       53,477
  Retained earnings..........   2,963,360     339,909    $  (5,040)(a)    3,298,229     199,682    $ 178,434(b)    3,341,476
  Accumulated other non-owner
    changes in equity........     (75,998)       (991)                     (76,989)      (1,426)                    (77,424)
  Receivable from Employee
    Stock Ownership Plan.....     (26,150)     --                          (26,150)      --                         (26,150)
                               -----------  ---------  -------------  -------------  -----------  -----------  -------------
    Total shareholders'
      equity.................   2,910,146     338,982       --           3,249,128      381,233       --          3,291,379
                               -----------  ---------  -------------  -------------  -----------  -----------  -------------
    Total liabilities and
      shareholders' equity...   $3,834,575  $ 437,927       --         $ 4,272,502    $ 532,216       --        $ 4,366,791
                               -----------  ---------  -------------  -------------  -----------  -----------  -------------
                               -----------  ---------  -------------  -------------  -----------  -----------  -------------

                                PRO FORMA
                               MEDTRONIC,
                                 AVE AND
                                 SOFAMOR
                                  DANEK
                                COMBINED
                               -----------
ASSETS
Current assets:
  Cash and cash
    equivalents..............   $ 778,028
  Short-term investments.....     350,308
  Accounts receivable, net...     905,014
  Inventories:
    Finished goods...........     252,625
    Work in process..........      95,830
    Raw materials............     136,572
                               -----------
      Total inventories......     485,027
Prepaid expenses and other
  current assets.............     415,727
                               -----------
    Total current assets.....   2,934,104
Property, plant, and
  equipment, net.............     700,129
Goodwill and other intangible
  assets, net................     777,160
Long-term investments........     212,198
Other assets.................     181,127
                               -----------
    Total assets.............   $4,804,718
                               -----------
                               -----------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Short-term borrowings......   $ 219,405
  Accounts payable...........     116,806
  Accrued liabilities........     649,426
                               -----------
    Total current
      liabilities............     985,637
Long-term debt...............      37,601
Deferred tax liabilities.....         509
Other long-term
  liabilities................     150,610
                               -----------
    Total liabilities........   1,174,357
Shareholders' equity:
  Common stock...............      58,581
  Retained earnings..........   3,676,345
  Accumulated other non-owner
    changes in equity........     (78,415)
  Receivable from Employee
    Stock Ownership Plan.....     (26,150)
                               -----------
    Total shareholders'
      equity.................   3,630,361
                               -----------
    Total liabilities and
      shareholders' equity...   $4,804,718
                               -----------
                               -----------

------------------------------

(a) Reflects 64,386,000 AVE $.001 par common shares outstanding at September 30, 1998 exchanged for 51,036,207 Medtronic $.10 par common shares assuming a
    0.79266 conversion ratio.

(b) Reflects 26,914,000 Sofamor Danek no par common shares outstanding at September 30, 1998 exchanged for 45,432,716 Medtronic $.10 par common shares assuming a 1.68807 conversion ratio.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE SIX MONTHS ENDED OCTOBER 30, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                 PRO FORMA
                                                                        PRO FORMA                              MEDTRONIC AND
                                                         PRO FORMA    MEDTRONIC AND   SOFAMOR     PRO FORMA    SOFAMOR DANEK
                                MEDTRONIC      AVE      ADJUSTMENTS   AVE COMBINED     DANEK     ADJUSTMENTS     COMBINED
                               -----------  ---------  -------------  -------------  ---------  -------------  -------------
Net sales....................   $1,434,060  $ 343,145                  $ 1,777,205   $ 195,230                  $ 1,629,290
Costs and expenses:
  Cost of products sold......     402,085      56,573                      458,658      35,883                      437,968
  Research and development
    expense..................     160,048      27,535                      187,583      14,850                      174,898
  Selling, general, and
    administrative expense...     413,196      78,281                      491,477      89,157                      502,353
  Non-recurring charges......      21,101      --                           21,101       8,000                       29,101
  Interest expense...........       5,222      --                            5,222       1,345                        6,567
  Interest income............     (17,163)     (5,274)                     (22,437)     --                          (17,163)
                               -----------  ---------  -------------  -------------  ---------  -------------  -------------
    Total costs and
      expenses...............     984,489     157,115                    1,141,604     149,235                    1,133,724
                               -----------  ---------  -------------  -------------  ---------  -------------  -------------
Earnings before income
  taxes......................     449,571     186,030                      635,601      45,995                      495,566
Provision for income taxes...     150,136      73,438                      223,574      14,371                      164,507
                               -----------  ---------  -------------  -------------  ---------  -------------  -------------
Net earnings.................   $ 299,435   $ 112,592                  $   412,027   $  31,624                  $   331,059
                               -----------  ---------  -------------  -------------  ---------  -------------  -------------
                               -----------  ---------  -------------  -------------  ---------  -------------  -------------
Weighted average shares
  outstanding................     479,553      62,853      (13,032)(c)      529,374     26,669       18,350(d)      524,572
Basic earnings per share.....   $    0.62   $    1.79                  $      0.78   $    1.19                  $      0.63
Earnings per share assuming
  dilution...................   $    0.61   $    1.71                  $      0.76   $    1.08                  $      0.62
Weighted average shares
  outstanding assuming
  dilution...................     486,909      65,964      (13,677)(c)      539,196     29,194       20,087(d)      536,190

                                PRO FORMA
                               MEDTRONIC,
                                 AVE AND
                                 SOFAMOR
                                  DANEK
                                COMBINED
                               -----------
Net sales....................   $1,972,435
Costs and expenses:
  Cost of products sold......     494,541
  Research and development
    expense..................     202,433
  Selling, general, and
    administrative expense...     580,634
  Non-recurring charges......      29,101
  Interest expense...........       6,567
  Interest income............     (22,437)
                               -----------
    Total costs and
      expenses...............   1,290,839
                               -----------
Earnings before income
  taxes......................     681,596
Provision for income taxes...     237,945
                               -----------
Net earnings.................   $ 443,651
                               -----------
                               -----------
Weighted average shares
  outstanding................     574,393
Basic earnings per share.....   $    0.77
Earnings per share assuming
  dilution...................   $    0.75
Weighted average shares
  outstanding assuming
  dilution...................     588,477

------------------------------

(c) Represents 62,853,000 weighted average shares outstanding and 65,964,000 weighted average shares outstanding assuming dilution of AVE common stock converted to 49,821,000 weighted average shares outstanding and 52,287,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 0.79266 conversion ratio.

(d) Represents 26,669,000 weighted average shares outstanding and 29,194,000 weighted average shares outstanding assuming dilution of Sofamor Danek common stock converted to 45,019,000 weighted average shares outstanding and 49,281,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 1.68807 conversion ratio.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE SIX MONTHS ENDED OCTOBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                    PRO FORMA
                                                                         PRO FORMA                                MEDTRONIC AND
                                                          PRO FORMA    MEDTRONIC AND    SOFAMOR      PRO FORMA    SOFAMOR DANEK
                                 MEDTRONIC      AVE      ADJUSTMENTS   AVE COMBINED      DANEK      ADJUSTMENTS     COMBINED
                                -----------  ---------  -------------  -------------  -----------  -------------  -------------
Net sales.....................   $1,377,508  $  48,485                  $ 1,425,993    $ 151,619                   $ 1,529,127
Costs and expenses:
  Cost of products sold.......     364,127      10,466                      374,593       27,291                       391,418
  Research and development
    expense...................     151,820       9,600                      161,420        9,589                       161,409
  Selling, general, and
    administrative expense....     417,777      14,328                      432,105       71,161                       488,938
  Interest expense............       4,661      --                            4,661        3,045                         7,706
  Interest income.............     (10,331)     (1,996)                     (12,327)      --                           (10,331)
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
    Total costs and
      expenses................     928,054      32,398                      960,452      111,086                     1,039,140
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
Earnings before income
  taxes.......................     449,454      16,087                      465,541       40,533                       489,987
Provision for income taxes....     155,095       5,631                      160,726       12,476                       167,571
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
Net earnings..................   $ 294,359   $  10,456                  $   304,815    $  28,057                   $   322,416
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
Weighted average shares
  outstanding.................     476,872      59,366      (12,309)(e)      523,929      24,786        17,055(f)      518,713
Basic earnings per share......   $    0.62   $    0.18                  $      0.58    $    1.13                   $      0.62
Earnings per share assuming
  dilution....................   $    0.61   $    0.16                  $      0.57    $    1.05                   $      0.61
Weighted average shares
  outstanding assuming
  dilution....................     484,847      64,005      (13,271)(e)      535,581      26,696        18,368(f)      529,911

                                 PRO FORMA
                                MEDTRONIC,
                                  AVE AND
                                  SOFAMOR
                                   DANEK
                                 COMBINED
                                -----------
Net sales.....................   $1,577,612
Costs and expenses:
  Cost of products sold.......     401,884
  Research and development
    expense...................     171,009
  Selling, general, and
    administrative expense....     503,266
  Interest expense............       7,706
  Interest income.............     (12,327)
                                -----------
    Total costs and
      expenses................   1,071,538
                                -----------
Earnings before income
  taxes.......................     506,074
Provision for income taxes....     173,202
                                -----------
Net earnings..................   $ 332,872
                                -----------
                                -----------
Weighted average shares
  outstanding.................     565,770
Basic earnings per share......   $    0.59
Earnings per share assuming
  dilution....................   $    0.57
Weighted average shares
  outstanding assuming
  dilution....................     580,645

------------------------------

(e) Represents 59,366,000 weighted average shares outstanding and 64,005,000 weighted average shares outstanding assuming dilution of AVE common stock converted to 47,057,000 weighted average shares outstanding and 50,734,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 0.79266 conversion ratio.

(f) Represents 24,786,000 weighted average shares outstanding and 26,696,000 weighted average shares outstanding assuming dilution of Sofamor Danek common stock converted to 41,841,000 weighted average shares outstanding and 45,064,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 1.68807 conversion ratio.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                    FOR THE FISCAL YEAR ENDED APRIL 30, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                   PRO FORMA
                                                                        PRO FORMA                                MEDTRONIC AND
                                                         PRO FORMA    MEDTRONIC AND    SOFAMOR      PRO FORMA    SOFAMOR DANEK
                                MEDTRONIC      AVE      ADJUSTMENTS   AVE COMBINED      DANEK      ADJUSTMENTS     COMBINED
                               -----------  ---------  -------------  -------------  -----------  -------------  -------------
Net sales....................   $2,783,371  $ 227,991                  $ 3,011,362    $ 331,596                   $ 3,114,967
Costs and expenses:
  Cost of products sold......     760,016      45,668                      805,684       61,446                       821,462
  Research and development
    expense..................     317,957      28,732                      346,689       21,251                       339,208
  Selling, general, and
    administrative expense...     809,546      61,881                      871,427      155,939                       965,485
  Non-recurring charges......     192,400      --                          192,400       --                           192,400
  Interest expense...........       9,756      --                            9,756        5,498                        15,254
  Interest income............     (22,927)     (4,438)                     (27,365)      --                           (22,927)
                               -----------  ---------  -------------  -------------  -----------       ------    -------------
    Total costs and
      expenses...............   2,066,748     131,843                    2,198,591      244,134                     2,310,882
                               -----------  ---------  -------------  -------------  -----------       ------    -------------
Earnings before income
  taxes......................     716,623      96,148                      812,771       87,462                       804,085
Provision for income taxes...     249,746      35,696                      285,442       26,957                       276,703
                               -----------  ---------  -------------  -------------  -----------       ------    -------------
Net earnings.................   $ 466,877   $  60,452                  $   527,329    $  60,505                   $   527,382
                               -----------  ---------  -------------  -------------  -----------       ------    -------------
                               -----------  ---------  -------------  -------------  -----------       ------    -------------
Weighted average shares
  outstanding................     477,243      61,136      (12,496)(g)      525,883      25,039        17,228(h)      519,510
Basic earnings per share.....   $    0.98   $    0.99                  $      1.00    $    2.42                   $      1.02
Earnings per share assuming
  dilution...................   $    0.96   $    0.93                  $      0.98    $    2.22                   $      0.99
Weighted average shares
  outstanding assuming
  dilution...................     484,126      64,675      (13,410)(g)      535,391      27,197        18,713(h)      530,036

                                PRO FORMA
                               MEDTRONIC,
                                 AVE AND
                                 SOFAMOR
                                  DANEK
                                COMBINED
                               -----------
Net sales....................   $3,342,958
Costs and expenses:
  Cost of products sold......     867,130
  Research and development
    expense..................     367,940
  Selling, general, and
    administrative expense...   1,027,366
  Non-recurring charges......     192,400
  Interest expense...........      15,254
  Interest income............     (27,365)
                               -----------
    Total costs and
      expenses...............   2,442,725
                               -----------
Earnings before income
  taxes......................     900,233
Provision for income taxes...     312,399
                               -----------
Net earnings.................   $ 587,834
                               -----------
                               -----------
Weighted average shares
  outstanding................     568,150
Basic earnings per share.....   $    1.03
Earnings per share assuming
  dilution...................   $    1.01
Weighted average shares
  outstanding assuming
  dilution...................     581,301

------------------------------

(g) Represents 61,136,000 weighted average shares outstanding and 64,675,000 weighted average shares outstanding assuming dilution of AVE common stock converted to 48,460,000 weighted average shares outstanding and 51,265,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 0.79266 conversion ratio.

(h) Represents 25,039,000 weighted average shares outstanding and 27,197,000 weighted average shares outstanding assuming dilution of Sofamor Danek common stock converted to 42,267,000 weighted average shares outstanding and 45,910,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 1.68807 conversion ratio.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                    FOR THE FISCAL YEAR ENDED APRIL 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                    PRO FORMA
                                                                         PRO FORMA                                MEDTRONIC AND
                                                          PRO FORMA    MEDTRONIC AND    SOFAMOR      PRO FORMA    SOFAMOR DANEK
                                 MEDTRONIC      AVE      ADJUSTMENTS   AVE COMBINED      DANEK      ADJUSTMENTS     COMBINED
                                -----------  ---------  -------------  -------------  -----------  -------------  -------------
Net sales.....................   $2,609,361  $  75,123                  $ 2,684,484    $ 260,066                   $ 2,869,427
Costs and expenses:
  Cost of products sold.......     692,964      13,991                      706,955       46,759                       739,723
  Research and development
    expense...................     299,662       8,792                      308,454       17,018                       316,680
  Selling, general, and
    administrative expense....     807,852      18,593                      826,445      125,109                       932,961
  Non-recurring charges.......      --          --                          --            50,000                        50,000
  Interest expense............      11,254      --                           11,254        4,143                        15,397
  Interest income.............     (34,047)     (4,255)                     (38,302)      --                           (34,047)
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
    Total costs and
      expenses................   1,777,685      37,121                    1,814,806      243,029                     2,020,714
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
Earnings before income
  taxes.......................     831,676      38,002                      869,678       17,037                       848,713
Provision for income taxes....     287,092      13,286                      300,378        3,181                       290,273
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
Net earnings..................   $ 544,584   $  24,716                  $   569,300    $  13,856                   $   558,440
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
Weighted average shares
  outstanding.................     485,506      57,647      (11,952)(i)      531,201      24,384        16,777(j)      526,667
Basic earnings per share......   $    1.12   $    0.43                  $      1.07    $    0.57                   $      1.06
Earnings per share assuming
  dilution....................   $    1.10   $    0.39                  $      1.05    $    0.53                   $      1.04
Weighted average shares
  outstanding assuming
  dilution....................     494,019      62,905      (13,043)(i)      543,881      26,137        17,965(j)      538,141

                                 PRO FORMA
                                MEDTRONIC,
                                  AVE AND
                                  SOFAMOR
                                   DANEK
                                 COMBINED
                                -----------
Net sales.....................   $2,944,550
Costs and expenses:
  Cost of products sold.......     753,714
  Research and development
    expense...................     325,472
  Selling, general, and
    administrative expense....     951,554
  Non-recurring charges.......      50,000
  Interest expense............      15,397
  Interest income.............     (38,302)
                                -----------
    Total costs and
      expenses................   2,057,835
                                -----------
Earnings before income
  taxes.......................     886,715
Provision for income taxes....     303,559
                                -----------
Net earnings..................   $ 583,156
                                -----------
                                -----------
Weighted average shares
  outstanding.................     572,362
Basic earnings per share......   $    1.02
Earnings per share assuming
  dilution....................   $    0.99
Weighted average shares
  outstanding assuming
  dilution....................     588,003

------------------------------

(i) Represents 57,647,000 weighted average shares outstanding and 62,905,000 weighted average shares outstanding assuming dilution of AVE common stock converted to 45,695,000 weighted average shares outstanding and 49,862,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 0.79266 conversion ratio.

(j) Represents 24,384,000 weighted average shares outstanding and 26,137,000 weighted average shares outstanding assuming dilution of Sofamor Danek common stock converted to 41,161,000 weighted average shares outstanding and 44,122,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 1.68807 conversion ratio.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                    FOR THE FISCAL YEAR ENDED APRIL 30, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                    PRO FORMA
                                                                         PRO FORMA                                MEDTRONIC AND
                                                          PRO FORMA    MEDTRONIC AND    SOFAMOR      PRO FORMA    SOFAMOR DANEK
                                 MEDTRONIC      AVE      ADJUSTMENTS   AVE COMBINED      DANEK      ADJUSTMENTS     COMBINED
                                -----------  ---------  -------------  -------------  -----------  -------------  -------------
Net sales.....................   $2,326,836  $  44,128                  $ 2,370,964    $ 199,077                   $ 2,525,913
Costs and expenses:
  Cost of products sold.......     664,531       9,726                      674,257       40,906                       705,437
  Research and development
    expense...................     263,933       5,379                      269,312       14,264                       278,197
  Selling, general, and
    administrative expense....     747,245       6,545                      753,790       93,166                       840,411
  Interest expense............      10,531      --                           10,531        3,400                        13,931
  Interest income.............     (31,124)       (502)                     (31,626)      --                           (31,124)
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
    Total costs and
      expenses................   1,655,116      21,148                    1,676,264      151,736                     1,806,852
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
Earnings before income
  taxes.......................     671,720      22,980                      694,700       47,341                       719,061
Provision for income taxes....     235,582       7,762                      243,344       10,677                       246,259
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
Net earnings..................   $ 436,138   $  15,218                  $   451,356    $  36,664                   $   472,802
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
                                -----------  ---------  -------------  -------------  -----------       ------    -------------
Weighted average shares
  outstanding.................     482,923      42,184       (8,747)(k)      516,360      23,934        16,468(l)      523,325
Basic earnings per share......   $    0.90   $    0.36                  $      0.87    $    1.53                   $      0.90
Earnings per share assuming
  dilution....................   $    0.89   $    0.28                  $      0.84    $    1.44                   $      0.88
Weighted average shares
  outstanding assuming
  dilution....................     492,209      54,773      (11,356)(k)      535,626      25,533        17,568(l)      535,310

                                 PRO FORMA
                                MEDTRONIC,
                                  AVE AND
                                  SOFAMOR
                                   DANEK
                                 COMBINED
                                -----------
Net sales.....................   $2,570,041
Costs and expenses:
  Cost of products sold.......     715,163
  Research and development
    expense...................     283,576
  Selling, general, and
    administrative expense....     846,956
  Interest expense............      13,931
  Interest income.............     (31,626)
                                -----------
    Total costs and
      expenses................   1,828,000
                                -----------
                                -----------
Earnings before income
  taxes.......................     742,041
Provision for income taxes....     254,021
                                -----------
Net earnings..................   $ 488,020
                                -----------
                                -----------
Weighted average shares
  outstanding.................     556,762
Basic earnings per share......   $    0.88
Earnings per share assuming
  dilution....................   $    0.84
Weighted average shares
  outstanding assuming
  dilution....................     578,727

------------------------------

(k) Represents 42,184,000 weighted average shares outstanding and 54,773,000 weighted average shares outstanding assuming dilution of AVE common stock converted to 33,437,000 weighted average shares outstanding and 43,417,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 0.79266 conversion ratio.

(l) Represents 23,934,000 weighted average shares outstanding and 25,533,000 weighted average shares outstanding assuming dilution of Sofamor Danek common stock converted to 40,402,000 weighted average shares outstanding and 43,101,000 weighted average shares outstanding assuming dilution of Medtronic common stock assuming a 1.68807 conversion ratio.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1

    The unaudited pro forma financial statements give effect to the mergers of Medtronic with each of Arterial Vascular Engineering, Inc. (AVE) and Sofamor Danek Group, Inc. (Sofamor Danek) using the pooling of interests method of accounting. The unaudited pro forma condensed combined balance sheets give effect to these transactions as if they had occurred on October 30, 1998. The unaudited pro forma condensed combined statements of operations give effect to these transactions as if they had occurred as of May 1, 1995, the beginning of the earliest period presented.

    The pro forma financial statements are presented for illustrative purposes only and therefore are not necessarily indicative of the operating results or financial position that might have been achieved had the transactions occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position that may occur in the future.

    These pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Medtronic and AVE incorporated by reference herein. Additional information on Sofamor Danek may be obtained through review of Sofamor Danek's public filings with the Securities and Exchange Commission.

NOTE 2

    The unaudited pro forma condensed combined balance sheets reflect Medtronic's unaudited consolidated balance sheet as of October 30, 1998 combined with AVE's and Sofamor Danek's unaudited consolidated balance sheets as of September 30, 1998.

NOTE 3

    The unaudited pro forma condensed combined statements of operations reflect Medtronic's unaudited consolidated statements of operations for the six months ended October 30, 1998 and October 31, 1997 and audited statements of operations for the fiscal years ended years ended April 30, 1998, 1997 and 1996 combined with AVE's and Sofamor Danek's unaudited consolidated statements of operations for the six months ended September 30, 1998 and 1997 and 12 months ended March 31, 1998, 1997 and 1996, respectively, on a pooling of interests basis.

NOTE 4

    The unaudited pro forma condensed combined financial statements do not give effect to AVE's acquisition of the Bard Cath Lab Business which was consummated on October 1, 1998. The Bard Cath Lab acquisition has not been included in the unaudited pro forma condensed combined financial statements because it does not constitute a significant business combination and disclosure is not deemed to be material. The Bard Cath Lab business includes a broad range of catheter-based technologies including PTCA balloon catheters, guidewires, guide catheters, coronary diagnostic catheters and guidewires, introducers and vessel closure devices, coronary stents, and various other components and accessories. AVE's acquisition of Bard Cath Lab was accounted for as a purchase business combination. The purchase price of $550 million was allocated to tangible net assets of $54 million, in process research and development of $98 million, intangible assets of $73 million and goodwill of $325 million. The in-process research and development charge of $98 million was recorded by AVE in October 1998.

    On December 14, 1998, AVE acquired World Medical Manufacturing Corporation (World Medical), a manufacturer of medical devices for the treatment of abdominal aortic aneurysms, for $62 million. The World Medical acquisition has not been included in the unaudited pro forma condensed combined financial statements because it does not constitute a significant business combination and disclosure is not deemed to be material. In connection with the purchase business combination, AVE expects to record an in-process research and development charge of approximately $42 million.

    In addition to professional fees and change-in-control payments in connection with the AVE transaction, Medtronic expects that there will be additional costs incurred related to closing duplicate facilities and eliminating duplicate administrative functions. The total costs incurred may exceed $100 million.

NOTE 5

    The accounting policies of the separate companies are currently being studied from a conformity perspective. The impact of conforming accounting principles, if any, is not expected to be material.

             COMPARISON OF RIGHTS OF MEDTRONIC AND AVE SHAREHOLDERS

    Medtronic and AVE are incorporated under the laws of Minnesota and Delaware, respectively. Upon consummation of the Merger, shareholders of AVE will become shareholders of Medtronic, and their rights will be governed by the laws of Minnesota, not Delaware. The rights of Medtronic shareholders under Medtronic's Restated Articles of Incorporation as amended ("Medtronic's Articles") and Medtronic's Bylaws differ in certain respects from the rights of AVE shareholders under AVE's Certificate of Incorporation ("AVE's Certificate") and AVE's Bylaws. Certain significant differences between the rights of Medtronic shareholders and AVE shareholders are summarized below. This summary does not, however, purport to be a complete description of all of the differences between the rights of shareholders of AVE and the rights of shareholders of Medtronic.

CLASSIFICATION, REMOVAL, AND NOMINATION OF DIRECTORS

    CLASSIFICATION. Medtronic's Articles provide for a classified Board of Directors, under which directors are elected to three-year terms, with one-third of the directors being elected each year. AVE's Certificate and Bylaws do not similarly classify its Board of Directors, and directors are elected each year for a one-year term. Both Medtronic's Articles and AVE's Bylaws provide for vacancies on the Board to be filled by a vote of the majority of the remaining Board members.

    REMOVAL. Medtronic's Articles provide that directors may be removed, with or without cause, only by the vote of not less than 75% of the voting power of all then outstanding voting shares. AVE's Bylaws provide that directors may be removed, with or without cause, at any meeting of the Board by the affirmative vote of a majority of the other directors. In addition, any AVE director may be removed, with or without cause, by the holders of a majority of shares entitled to vote for the election of directors.

    NOMINATION. Medtronic's Articles provide that nominations for the election of directors may be made by or at the direction of the Medtronic Board of Directors or by any shareholder entitled to vote in the election of directors generally. Nominations by shareholders must be made pursuant to timely notice in writing to the Secretary of Medtronic. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of Medtronic not less than 50 days nor more than 90 days prior to the meeting; provided, however, that if less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must set forth certain information concerning such shareholder and his or her nominee(s), including their names and addresses, the principal occupation or employment of the nominee(s), the class and number of shares of capital stock of Medtronic that are beneficially owned by such persons, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder, and the consent of each nominee to serve as a director of Medtronic if so elected.

    AVE's Bylaws provide that nominations for the election of directors may be made by the AVE Board or by any shareholder entitled to vote in the election of directors, provided, however, that a shareholder may nominate a person for election as a director at a meeting only if written notice of such shareholder's intent has been given to the Secretary of AVE not later than 60 nor more than 90 days in advance of the anniversary of the previous year's annual meeting. The notice must contain the name and address of the shareholder and of the person or persons to be nominated, a representation that the shareholder is a holder of record of AVE stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice, a description of all arrangements, understandings or relationships between the shareholder and each nominee and any other person (naming such person), such other information as would be required to be included to be in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the AVE Board, and the consent of each nominee to serve as a director of AVE if so elected.

    AMENDMENT OF PROVISIONS. Medtronic's Articles require the affirmative vote of not less than 75% of the voting power of all then outstanding voting shares to amend, repeal or adopt any provisions inconsistent with these provisions regarding classification, removal and nomination of directors. AVE's Bylaws require the affirmative vote of a majority of the directors to modify such provisions or the affirmative vote of at least 80 percent of the voting power of all of the then outstanding shares of AVE common stock.

    The above-described provisions of Medtronic's Articles regarding directors will be subject to the terms of the certificate of designation or other instrument creating any class or series of preferred stock giving the holders of such class or series of preferred stock the right, voting separately as a class, to elect one or more directors (such as is often required by the terms of preferred stock in the event that dividend payments are in arrears for a period of time). See "--Preferred Stock."

    These provisions regarding classification, removal, and nomination of directors afford some assurance of stability in the composition of the Medtronic Board of Directors, but may discourage or deter attempts by individuals or entities to take control of Medtronic by electing their own slate of directors. To the extent that potential acquirers of Medtronic stock are deterred by the classified Board, such provision also may deter certain mergers, tender offers, or other future takeover attempts which some or a majority of holders of Medtronic common stock may deem to be in their best interests. In addition, the classified Medtronic Board would delay shareholders who do not favor the policies of Medtronic's Board of Directors from removing a majority of the Medtronic Board of Directors for two years, unless they can obtain the requisite vote.

    LIABILITY OF DIRECTORS. Medtronic's Articles exempt directors from personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by Minnesota law. AVE's Certificate contains a similar provision.

PREFERRED STOCK

    Medtronic has 2,500,000 authorized but unissued shares of preferred stock, par value $1 per share. Medtronic's Articles provide that whenever the holders of a class or series of preferred stock have the right to elect any directors, the election, term and other features of such directorships shall be governed by the terms set forth in the resolution of the Medtronic Board of Directors designating the rights and preferences of such class or series of preferred stock, and any directors elected by the holders of preferred stock shall not be divided into classes unless provision is expressly made for such classification by the terms of such preferred stock. Shares of Medtronic preferred stock could be issued that would have the right to elect directors, either separately or together with the Medtronic common stock, with such directors either divided or not divided into classes.

    Under certain circumstances such Medtronic preferred stock could be used to create voting impediments or to deter persons seeking to effect a takeover or otherwise gain control of Medtronic in a transaction which holders of some or a majority of the Medtronic common stock may deem to be in their best interests. Such shares of Medtronic preferred stock could be sold in public or private transactions to purchasers who might support the Medtronic Board of Directors in opposing a takeover bid that the Medtronic Board of Directors determines not to be in the best interests of Medtronic and its shareholders. In addition, the Medtronic Board of Directors could authorize holders of a class or series of preferred stock to vote, either separately as a class or together with the holders of Medtronic common stock, on any merger, sale, or exchange of assets by Medtronic or any other extraordinary corporate transaction. The ability to issue such Medtronic preferred stock might have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Medtronic common stock, to acquire control of Medtronic with a view to imposing a merger, sale of all or any part of the assets or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity. See "--Shareholder Rights Plans."

    AVE has 5,000,000 authorized but unissued shares of preferred stock, par value $.001 per share, and the Board of Directors has the authority to fix the terms of such shares without further shareholder voting, consent, or ratification.

SPECIAL MEETINGS OF SHAREHOLDERS

    Under Minnesota law, a special meeting of shareholders may be called by certain officers, two or more directors, a person authorized to do so in the articles or bylaws, or shareholders holding at least 10% of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering an action to effect, directly or indirectly, a business combination must be called by shareholders holding at least 25% of the voting power of all shares entitled to vote.

    Under Delaware law, special meetings of shareholders of a corporation may be called by the corporation's Board of Directors or by persons specifically authorized to do so by the corporation's articles of incorporation or bylaws. AVE's Bylaws provide that special meetings may be called only by the Chairman of the Board, the Chief Executive Officer, or the Board of Directors pursuant to a resolution adopted by a majority of the Board. Shareholders are not permitted to call special meetings or to require the Board to call a special meeting. Any request for a special meeting must be submitted in writing to the Chairman of the Board, the President, or the Secretary of AVE and must state the purpose of the proposed special meeting.

VOTING RIGHTS; SHAREHOLDER APPROVALS

    Under both Medtronic's Articles and AVE's Certificate, holders of Medtronic common stock and AVE common stock, respectively, are entitled to one vote per share on all matters submitted to a vote of the shareholders. Medtronic's Bylaws provide that, except as specifically required otherwise under Medtronic's Articles or Bylaws or Minnesota law, all matters submitted to the shareholders are decided by a majority vote of the shares entitled to vote and represented at a meeting at which there is a quorum. AVE's Bylaws provide that at any meeting of shareholders, all matters, except as otherwise provided in AVE's Certificate or Bylaws or by Delaware law, are decided by the vote of a majority in voting interest of the shareholders present in person or by proxy and entitled to vote.

CUMULATIVE VOTING

    Neither Medtronic's Articles nor AVE's Certificate or Bylaws provide for cumulative voting with regard to the Medtronic common stock or the AVE common stock, respectively.

PREEMPTIVE RIGHTS

    Under Medtronic's Articles, holders of Medtronic stock are expressly denied preemptive rights. AVE's Certificate does not contain any provision concerning preemptive rights. Under Delaware law, shareholders of a Delaware corporation do not have preemptive rights, except to the extent provided in a corporation's Certificate.

AMENDMENT OF THE ARTICLES OR CERTIFICATE OF INCORPORATION

    Under Minnesota law and Delaware law, an amendment to the articles or certificate of incorporation requires the affirmative vote of the holders of a majority of the shares present and entitled to vote unless a larger affirmative vote is required by the corporation's articles or certificate. Medtronic's Articles do not contain any provisions that require a larger affirmative vote in order to amend Medtronic's Articles. AVE's Bylaws provide that the Bylaws cannot be altered, amended, or repealed without the affirmative vote of a majority of the Board or the affirmative vote of at least 80 percent of the voting power of the then outstanding shares of common stock.

BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS

    Medtronic is governed by Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock. Such provisions of Minnesota law could have the effect of delaying, deferring, or preventing a change in control of Medtronic.

    Under Delaware law, no business combination (defined to include certain mergers, sales of assets, sales of five percent or more of outstanding stock, loans, recapitalizations or liquidations or dissolutions) involving a Delaware corporation and an interested shareholder (defined to be any holder of 10% or more of the corporation's voting stock) may be entered into unless (i) either the share acquisition or business combination was approved by the board of directors of the corporation before the shareholder became an interested shareholder or (ii) (a) five years have expired since the acquisition of shares of the corporation by the interested shareholder, (b) all requirements of the corporation's articles of incorporation relating to business combinations are satisfied and (c) either (1) a majority of shareholders of the corporation (excluding the interested shareholder) approves the business combination or (2) all shareholders are paid fair value for their stock. However, such law does not restrict any offer to purchase all of a corporation's shares.

SHAREHOLDER RIGHTS PLANS

    MEDTRONIC. Medtronic has in effect a Shareholder Rights Plan and has entered into a Rights Agreement with Norwest Bank Minnesota, N.A., as Rights Agent. The Rights Plan provides for a dividend distribution of one preferred stock purchase right (a "Right") to be attached to each outstanding share of Medtronic common stock. As a result of the Merger, each share of Medtronic common stock received in the Merger will also represent one Right. The Right associated with each outstanding share of Medtronic common stock entitles the holder to buy 1/1600th of a Series A Junior Participating Preferred Share (the "Series A Preferred Shares") of Medtronic, which is substantially equivalent to one share of Medtronic common stock, at an exercise price of $37.50 per 1/1600th of a Series A Preferred Share. The Rights are not currently exercisable or transferable apart from the Medtronic common stock.

    The Rights will become exercisable if a person or group acquires 15% or more of the Medtronic common stock (and thereby becomes an "Acquiring Person") or announces a tender offer or exchange offer that would increase the Acquiring Person's beneficial ownership to 15% or more of the outstanding Medtronic common stock, subject to certain exceptions. After the Rights become exercisable, each Right entitles the holder (other than the Acquiring Person) to purchase Medtronic common stock that has a market value of two times the exercise price of the Right. If Medtronic is acquired in a merger or other business combination transaction, each exercisable Right entitles the holder to purchase common stock of the Acquiring Person or an affiliate that has a market value of two times the exercise price of the Right.

Each Right is redeemable by Medtronic at $.000625 any time before a person or group triggers the 15% threshold to become an Acquiring Person. The Rights expire on July 10, 2001.

    The Rights issued under the Medtronic Shareholder Rights Plan may make any merger not approved by Medtronic's Board of Directors prohibitively expensive, because the Rights allow Medtronic shareholders to purchase the voting securities of Medtronic or a potential acquirer at one-half of its fair market value.

    AVE. AVE has a Rights Agreement, which is intended to deter hostile or coercive attempts to acquire AVE and which was amended in May 1998 to account for the recent increase in the market price of AVE common stock (the "AVE Rights Agreement"). The AVE Rights Agreement enables shareholders to acquire shares of AVE common stock, or the common stock of an acquiror, at a substantial discount to the public market price if any person or group acquires more than 15% of AVE common stock without the approval of the AVE Board under certain circumstances. AVE has reserved 1,000,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with the AVE Rights Agreement. While the AVE Board has no current intentions or plans to issue any preferred stock, issuance of these shares could also be used as an anti-takeover device. Immediately prior to execution of the Merger Agreement, the AVE Rights Agreement was amended so that Medtronic would not become an Acquiring Person and the Merger will not cause a Distribution Date or Shares Acquisition Date, as such terms are defined in the Rights Agreement. See "The Merger--Shareholder Rights Plans."

RELATED PERSON BUSINESS TRANSACTIONS

    Medtronic's Articles provide that, in certain circumstances, an affirmative vote of two-thirds of the voting power of all then outstanding voting shares is required for the approval or authorization of any "related person business transaction." Such two-thirds approval is not required, however, if (1) a majority vote of "continuing directors" (as defined below) expressly approves the related person business transaction, or (2) the related person business transaction is a merger, consolidation, exchange of shares or sale of all or substantially all of the assets of Medtronic, and the cash or fair market value of the property received by the Medtronic shareholders is equal to a defined minimum purchase price. For purposes of this provision, a "continuing director" means, generally, those directors who were directors before the "related person" (as defined below) became a related person.

    Generally, a related person business transaction includes (1) any merger or consolidation of Medtronic with or into a related person, (2) any exchange of shares of Medtronic (or a subsidiary) for shares of a related person which would have required an affirmative vote of at least a majority of the voting power of the outstanding shares entitled to vote, (3) any sale, lease, exchange, transfer, or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets of Medtronic (or a subsidiary) to or with a related person, (4) any sale, lease, transfer, or other disposition (in one transaction or a series of transactions) of all or any substantial part of the assets of a related person to or with Medtronic (or a subsidiary), (5) the issuance, sale, transfer, or other disposition to a related person of any securities of Medtronic (except pursuant to stock dividends, stock splits, or similar transactions that would not have the effect of increasing the proportion of voting power of a related person) or of a subsidiary (except pursuant to a pro rata distribution to all holders of Medtronic common stock), (6) any recapitalization or reclassification that would have the effect of increasing the proportionate voting power of a related person, and (7) any agreement, contract, arrangement, or understanding providing for any of the transactions described above.

    Generally, for purposes of a related person business transaction, the term "related person" is broadly defined to include a wide range of potential persons, including any person or entity that, together with affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of Medtronic.

    Such a provision could have the effect of impeding a potential acquirer of Medtronic by requiring a larger than normal majority of Medtronic shareholders to approve a transaction.

    There is no similar "related person business transaction" provision in AVE's Certificate.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS
                           BETWEEN AVE AND MEDTRONIC

    STOCK OPTION AGREEMENT. AVE and Medtronic are parties to a Stock Option Agreement dated November 29, 1998, pursuant to which AVE has granted to Medtronic an option, exercisable under certain specified circumstances related to the termination of the Merger Agreement, to purchase 12,807,795 shares of AVE common stock, which equaled approximately 19.9% of AVE's shares outstanding on November 29, 1998. See "The Merger--Stock Option Agreement."

    VOTING AGREEMENTS. All of the executive officers and directors of AVE who own stock or options to acquire stock of AVE have entered into voting agreements with Medtronic pursuant to which they have agreed to vote all of the outstanding shares of AVE common stock beneficially owned by them on the record date in favor of the Merger. See "The Merger--Voting Agreements."

                                 LEGAL MATTERS

    The validity of the Medtronic common stock to be issued in connection with the Merger and certain other legal matters for Medtronic, including the federal income tax consequences in connection with the Merger, will be passed upon for Medtronic by Fredrikson & Byron, P.A., Minneapolis, Minnesota. Members of such firm own, in the aggregate, approximately 86,400 shares of Medtronic common stock.

    Certain legal matters for AVE, including the federal income tax consequences in connection with the Merger, were passed upon by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of Medtronic as of April 30, 1998 and 1997 and for each of the three years in the period ended April 30, 1998 incorporated in this Proxy Statement/Prospectus by reference to the Current Report on Form 8-K that was filed with the SEC on November 30, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of AVE appearing in AVE's Annual Report (Form 10-K) for the year ended June 30, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Medtronic and AVE file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information filed by Medtronic or AVE at the SEC's public reference rooms at 450 5th Street, N.W., Washington, D.C. 20549, or at 7 World Trade Center, Suite 1300, New York, New York 10048, or at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The SEC also maintains an Internet site at "http://www.sec.gov" that contain reports, proxy and information statements, and other information regarding issuers, like Medtronic and AVE, that file electronically with the SEC.

    You can also inspect reports, proxy statements, and other information about Medtronic at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can inspect information about AVE at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006

    Medtronic has filed with the SEC a Registration Statement on Form S-4 to register the Medtronic common stock to be issued in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Medtronic in addition to being a proxy statement of AVE for the Special Meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement and the exhibits to the Registration Statement.

    The SEC allows us to "incorporate by reference" information into this Proxy Statement/ Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement/Prospectus, except for any information superseded by information in (or incorporated by reference in) this Proxy Statement/Prospectus.

    This Proxy Statement/Prospectus incorporates by reference the documents listed below that Medtronic and AVE have previously filed with the SEC. These documents contain important information about Medtronic and AVE and their finances.

MEDTRONIC SEC FILINGS
(FILE NO. 1-07707)                             PERIOD
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K, s amended          Year ended April 30, 1998

Quarterly Reports on Form 10-Q                 Quarters ended July 31, 1998 and October 30,
                                               1998

Current Reports on Form 8-K                    Filed July 8, 1998, July 16, 1998, August 20,
                                               1998, September 17, 1998, September 22, 1998,
                                               September 23, 1998, October 1, 1998, November
                                               9, 1998, November 19, 1998, November 30,
                                               1998, and December 3, 1998

Description of Medtronic's common stock
contained in Medtronic's registration
statement on Form 8-A

Description of Medtronic's preferred stock purchase rights attached to its common stock contained in Medtronic's registration statement on Form 8-A

AVE SEC FILINGS
(FILE NO. 0-27802)                             PERIOD
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K, as amended         Year ended June 30, 1998
Quarterly Report on Form 10-Q                  Quarter ended September 30, 1998
Current Report on Form 8-K or 8-K/A            Filed July 23, 1998, October 15, 1998,
                                               November 12, 1998, December 1, 1998, and
                                               December 14, 1998
Description of AVE's common stock contained
in AVE's registration statement on Form 8-A

    Medtronic and AVE are also incorporating by reference all additional documents that either company may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

    If you are a shareholder of Medtronic or AVE, Medtronic and AVE may have sent you some of the documents incorporated by reference, but you can obtain any of them from Medtronic, AVE, or the SEC. Documents incorporated by reference are available from Medtronic or AVE without charge, except for any exhibits to those documents unless we have specifically incorporated by reference a particular exhibit in this Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

           Medtronic, Inc.                             Arterial Vascular Engineering, Inc.
           7000 Central Avenue, N.E.                   3576 Unocal Place
           Minneapolis, Minnesota 55432                Santa Rosa, California 95403
           Attention: Investor Relations Department    Attention: Investor Relations
           (612) 514-3035                              (707) 541-3135

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM MEDTRONIC OR AVE, PLEASE DO SO BY [JANUARY 21], 1999 to receive them before the Special Meeting.

    You can also direct any questions or requests for assistance in completing and submitting Proxy cards to AVE's proxy solicitor for the Special Meeting:

                       CORPORATE INVESTOR COMMUNICATIONS
                               111 Commerce Road
                              Carlstadt, NJ 07072
                           Telephone: (615) 896-5600

    We have not authorized anyone to provide you with information that is different from, or in addition to, what is contained or referred to in this Proxy Statement/Prospectus. Medtronic has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Medtronic, and AVE has supplied all such information relating to AVE. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or buy, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                          FORWARD-LOOKING INFORMATION

    Certain statements contained in this Proxy Statement/Prospectus (including information incorporated by reference) and other written and oral statements made from time to time by Medtronic and AVE do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. Such statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "possible," "project," "should," "will," and similar words or expressions. Medtronic's and AVE's respective forward-looking statements generally relate to their respective growth strategies, financial results, product development and regulatory approval programs, and sales efforts. You should carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Because of that, we cannot guarantee any forward-looking statement and actual results may differ materially. It is not possible to foresee or identify all factors affecting Medtronic's or AVE's respective forward-looking statements, and investors therefore should not consider any list of factors affecting Medtronic's or AVE's respective forward-looking statements to be an exhaustive statement of all risks, uncertainties, or potentially inaccurate assumptions. Neither Medtronic nor AVE undertakes any obligation to update any forward-looking statement.

    Although we cannot give a comprehensive list of all factors that may cause actual results to differ from Medtronic's or AVE's forward-looking statements, the factors include:

    - trends toward managed care, health care cost containment, and other changes in government and private sector initiatives, in the United States and other countries in which Medtronic or AVE do business, that are placing increased emphasis on the delivery of more cost-effective medical therapies;

    - the trend of consolidation in the medical device industry as well as among customers of medical device manufacturers, resulting in more significant, complex, and long-term contracts than in the past and potentially greater pricing pressures;

    - the difficulties and uncertainties associated with the lengthy and costly new product development and regulatory approval processes, which may result in lost market opportunities or preclude product commercialization;

    - efficacy or safety concerns with respect to marketed products, whether scientifically justified or not, that may lead to product recalls, withdrawals, or declining sales;

    - changes in governmental laws, regulations, and accounting standards and the enforcement thereof that may be adverse to Medtronic or AVE;

    - increased public interest in recent years in product liability claims for implanted medical devices, including pacemakers and leads, and adverse developments in certain litigation involving Medtronic or AVE;

    - other legal factors including environmental concerns and patent disputes with competitors;

    - agency or government actions or investigations affecting the industry in general or Medtronic or AVE in particular;

    - the development of new products or technologies by competitors, technological obsolescence, and other changes in competitive factors;

    - risks associated with maintaining and expanding international operations;

    - business acquisitions, dispositions, discontinuations or restructurings by Medtronic or AVE;

    - the integration of businesses acquired by Medtronic or AVE;

    - the price and volume fluctuations in the stock markets and their effect on the market prices of technology and health care companies; and

    - economic factors over which neither Medtronic nor AVE has any control, including changes in inflation, foreign currency rates, and interest rates.

Medtronic and AVE note these factors as permitted by the Private Securities Litigation Reform Act of 1995.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                MEDTRONIC, INC.,
                               MAV MERGER CORP.,
                                      AND
                      ARTERIAL VASCULAR ENGINEERING, INC.

                               NOVEMBER 29, 1998

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
ARTICLE 1 THE MERGER; CONVERSION OF SHARES................................................................        A-5
    1.1 The Merger........................................................................................        A-5
    1.2 Effective Time....................................................................................        A-5
    1.3 Conversion of Shares..............................................................................        A-5
    1.4 No Appraisal Rights...............................................................................        A-6
    1.5 Exchange of Company Common Stock..................................................................        A-6
    1.6 Exchange of Merger Subsidiary Common Stock........................................................        A-8
    1.7 Stock Options.....................................................................................        A-8
    1.8 Capitalization Changes............................................................................       A-10
    1.9 Certificate of Incorporation of the Surviving Corporation.........................................       A-10
    1.10 Bylaws of the Surviving Corporation..............................................................       A-10
    1.11 Directors and Officers of the Surviving Corporation..............................................       A-10

ARTICLE 2 CLOSING.........................................................................................       A-10
    2.1 Time and Place....................................................................................       A-10
    2.2 Filings at the Closing............................................................................       A-10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................       A-10
    3.1 Organization......................................................................................       A-11
    3.2 Authorization.....................................................................................       A-11
    3.3 Capitalization....................................................................................       A-12
    3.4 Reports and Financial Statements..................................................................       A-13
    3.5 Absence of Undisclosed Liabilities................................................................       A-13
    3.6 Consents and Approvals............................................................................       A-13
    3.7 Compliance with Laws..............................................................................       A-14
    3.8 Litigation........................................................................................       A-14
    3.9 Absence of Material Adverse Changes...............................................................       A-15
    3.10 Officers, Directors and Employees................................................................       A-15
    3.11 Taxes............................................................................................       A-15
    3.12 Contracts........................................................................................       A-16
    3.13 Intellectual Property Rights.....................................................................       A-16
    3.14 Benefit Plans....................................................................................       A-17
    3.15 Minute Books.....................................................................................       A-18
    3.16 No Finders.......................................................................................       A-18
    3.17 Proxy Statement..................................................................................       A-18
    3.18 Fairness Opinion.................................................................................       A-19
    3.19 State Takeover Laws; Rights Plan.................................................................       A-19
    3.20 Merger Filings...................................................................................       A-19

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY..................................       A-19
    4.1 Organization......................................................................................       A-19
    4.2 Authorization.....................................................................................       A-20

    4.3 Capitalization....................................................................................       A-20
    4.4 Consents and Approvals............................................................................       A-20
    4.5 Reports; Financial Statements; Absence of Changes.................................................       A-21
    4.6 Registration Statement............................................................................       A-21
    4.7 No Finders........................................................................................       A-22
    4.8 Absence of Undisclosed Liabilities................................................................       A-22
    4.9 Compliance with Laws..............................................................................       A-22
    4.10 Litigation.......................................................................................       A-22
    4.11 Absence of Material Adverse Changes..............................................................       A-22
    4.12 Reorganization...................................................................................       A-23
    4.13 Merger Filings...................................................................................       A-23

ARTICLE 5 COVENANTS.......................................................................................       A-23
    5.1 Conduct of Business of the Company................................................................       A-23
    5.2 Conduct of Business of Parent.....................................................................       A-25
    5.3 No Solicitation...................................................................................       A-26
    5.4 Access and Information............................................................................       A-27
    5.5 Approval of Stockholders; Proxy Statement; Registration Statement.................................       A-28
    5.6 Consents..........................................................................................       A-29
    5.7 Affiliates' Letters...............................................................................       A-29
    5.8 Expenses..........................................................................................       A-30
    5.9 Further Actions...................................................................................       A-30
    5.10 Regulatory Approvals.............................................................................       A-30
    5.11 Certain Notifications............................................................................       A-30
    5.12 Voting of Shares.................................................................................       A-31
    5.13 Stock Option Agreement...........................................................................       A-31
    5.14 NYSE Listing Application.........................................................................       A-31
    5.15 Indemnification..................................................................................       A-31
    5.16 Letters of the Company's and Parent's Accountants................................................       A-32
    5.17 Subsidiary Shares................................................................................       A-32
    5.18 Benefit Plans and Employee Matters...............................................................       A-32
    5.19 Obligations of Merger Subsidiary.................................................................       A-33
    5.20 Plan of Reorganization...........................................................................       A-33
    5.21 Pooling..........................................................................................       A-33
    5.22 Tax Matters......................................................................................       A-33

ARTICLE 6 CLOSING CONDITIONS..............................................................................       A-33
    6.1 Conditions to Obligations of Parent, Merger Subsidiary, and the Company...........................       A-33
    6.2 Conditions to Obligations of Parent and Merger Subsidiary.........................................       A-34
    6.3 Conditions to Obligation of the Company...........................................................       A-35

ARTICLE 7 TERMINATION AND ABANDONMENT.....................................................................       A-35
    7.1 Termination.......................................................................................       A-35
    7.2 Effect of Termination.............................................................................       A-37

ARTICLE 8 MISCELLANEOUS...................................................................................       A-38
    8.1 Amendment and Modification........................................................................       A-38
    8.2 Waiver of Compliance; Consents....................................................................       A-38
    8.3 Investigation; Survival of Representations and Warranties.........................................       A-39
    8.4 Notices...........................................................................................       A-39
    8.5 Assignment........................................................................................       A-39
    8.6 Governing Law.....................................................................................       A-40
    8.7 Counterparts......................................................................................       A-40
    8.8 Knowledge.........................................................................................       A-40
    8.9 Interpretation....................................................................................       A-40
    8.10 Publicity........................................................................................       A-40
    8.11 Entire Agreement.................................................................................       A-40
    8.12 Severability.....................................................................................       A-40
    8.13 Specific Performance.............................................................................       A-41

EXHIBITS:

Exhibit A: Certificate of Incorporation
Exhibit B: Form of Affiliate's Letter
Exhibit C: Form of Agreement to Facilitate Merger
Exhibit D: Form of Stock Option Agreement

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT is dated as of November 29, 1998, by and among MEDTRONIC, INC., a Minnesota corporation ("Parent"), MAV MERGER CORP., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Subsidiary"), and ARTERIAL VASCULAR ENGINEERING, INC., a Delaware corporation (the "Company").

    WHEREAS, the Boards of Directors of Parent, Merger Subsidiary, and the Company have approved the merger of Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, for accounting purposes, it is intended that the Merger shall be recorded as a "pooling of interests" within the meaning of Accounting Principles Board Opinion No. 16, and the rules and regulations of the Securities and Exchange Commission (the "SEC"); and

    WHEREAS, as a condition to, and upon or immediately following the execution of, this Agreement, Parent and the Company are entering into the Stock Option Agreement described in Section 5.13 hereof; and

    WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                        THE MERGER; CONVERSION OF SHARES

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Subsidiary shall be merged with and into the Company in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), whereupon the separate corporate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as more fully described in the DGCL.

    1.2 EFFECTIVE TIME. As soon as practicable after each of the conditions set forth in Article 6 has been satisfied or waived on the Closing Date (as defined in Section 2.1), the Company will file, or cause to be filed, with the Secretary of State of the State of Delaware a Certificate of Merger for the Merger, which Certificate shall be in the form required by and executed in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in the Certificate of Merger (the "Effective Time").

    1.3 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Subsidiary or any holder of any share of capital stock of the Company or Merger Subsidiary:

        (a) Each share of common stock of the Company, $.001 par value per share ("Company Common Stock"), issued and outstanding immediately prior thereto (except for shares referred to in Section 1.3(b) hereof) shall be converted, subject to Section 1.5(f), into the right to receive a number of shares (carried out to five decimal places and rounded up if the sixth decimal place is 5 or greater) (the "Conversion Ratio") of common stock of Parent, par value $.10 per share (the "Parent Common

    Stock"), based on the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the daily closing sale prices of a share of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape, as reported in The Wall Street Journal (the "Parent Average Stock Price"), for the fifteen consecutive NYSE trading days ending on and including the NYSE trading day that is two NYSE trading days prior to the Company Stockholders Meeting (as defined in Section 5.5) (the "Determination Period"), determined as follows:

           (i) if the Parent Average Stock Price for the Determination Period is greater than $61.20 and less than $74.80, then the Conversion Ratio shall equal $54.00 divided by the Parent Average Stock Price for the Determination Period;

           (ii) if the Parent Average Stock Price for the Determination Period is equal to or less than $61.20, then the Conversion Ratio shall equal 0.88235; or

           (iii) if the Parent Average Stock Price for the Determination Period is equal to or greater than $74.80, then the Conversion Ratio shall equal 0.72193.

        An appropriate adjustment to the Conversion Ratio shall be made in the event that, prior to the Effective Time, the outstanding shares of Company Common Stock, without new consideration, are changed into or exchanged for a different number of shares or a different class by reason of any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction. Notwithstanding the foregoing, nothing in this section shall be deemed to constitute authorization or permission for or consent from Parent or Merger Subsidiary to any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, or other similar transaction.

        (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held in the treasury of the Company or is then owned beneficially or of record by Parent, Merger Subsidiary, or any direct or indirect wholly owned subsidiary of Parent or the Company shall be canceled in accordance with applicable laws without payment of any consideration therefor and without any conversion thereof.

        (c) Each share of any other class of capital stock of the Company (other than Company Common Stock) shall be canceled without payment of any consideration therefor and without any conversion thereof.

        (d) Each share of common stock of Merger Subsidiary, par value $.01 per share ("Merger Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation, par value $.01 per share ("Surviving Corporation Common Stock").

    1.4 NO APPRAISAL RIGHTS. The parties acknowledge that, pursuant to Section 262 of the DGCL, no holders of Company Common Stock shall have appraisal rights in connection with the Merger.

    1.5  EXCHANGE OF COMPANY COMMON STOCK.

        (a) At or prior to the Effective Time, Parent shall cause Parent's stock transfer agent or such other person as Parent may appoint and is reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") hereunder. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (other than Parent, Merger Subsidiary, the Company, or any wholly owned subsidiary of Parent or the Company) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificate(s) shall pass, only upon delivery of the Company Certificate(s) to the Exchange Agent) and instructions for such holder's use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of any fractional shares.

        (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Company Common Stock, upon surrender to the Exchange Agent of one or more Company Certificates for cancellation, together with a duly-executed letter of transmittal, (i) one or more certificates representing the number of whole shares of Parent Common Stock into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 1.3(a), (ii) a bank check in the amount of cash into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 1.5(f) (relating to fractional shares), and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 1.5(c), and the Company Certificate(s) so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of shares of Parent Common Stock that the Company Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (c) Holders of Company Common Stock will be entitled to any dividends or other distributions pertaining to the Parent Common Stock received in exchange therefor that become payable to persons who are holders of record of Parent Common Stock as of a record date that follows the Effective Time, but only after they have surrendered their Company Certificates for exchange. Subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Company Certificates are surrendered to the Exchange Agent for exchange. Holders of Company Common Stock will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent Common Stock as of a record date that is prior to the Effective Time.

        (d) All certificates evidencing shares of Parent Common Stock that are issued upon the surrender for exchange of Company Certificates in accordance with the terms hereof, together with any cash paid for fractional shares pursuant to Section 1.5(f) hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the surrendered Company Certificates.

        (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 1. As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to the DGCL or this Agreement. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive a certificate or certificates evidencing the number of whole shares of Parent Common Stock into which the shares of Company Common Stock shall have been converted pursuant to the Merger as provided in Section 1.3(a) hereof, the right to receive the cash value of any fraction of a share of Parent Common Stock as provided in Section 1.5(f) hereof and the right to receive any dividends or distributions as provided in Section 1.5(c).

        (f) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in connection with the Merger, no dividend or other distribution of Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying (i) the closing sale price of a share of Parent Common Stock as reported on the NYSE Composite Tape, as reported in The Wall Street Journal, on the Closing Date by (ii) the fractional share of Parent Common Stock to which such holder would otherwise be entitled. Parent will make available to the Exchange Agent any cash necessary for this purpose.

        (g) In the event any Company Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in respect of such lost, stolen, or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, and dividends or other distributions, if any, as may be required pursuant to this Article 1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Company Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Company Certificate alleged to have been lost, stolen, or destroyed.

        (h) The parties hereto acknowledge that each certificate representing a share of Parent Common Stock issued pursuant to this Article 1 will, pursuant to the Rights Agreement dated as of June 27, 1991, between Parent and Norwest Bank Minnesota, N.A. (the "Parent Rights Plan"), also represent the number of Parent preferred share purchase rights associated with one share of Parent Common Stock at the Effective Time.

    1.6 EXCHANGE OF MERGER SUBSIDIARY COMMON STOCK. From and after the Effective Time, each outstanding certificate previously representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Subsidiary Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Merger Subsidiary Common Stock, which shall be canceled.

    1.7  STOCK OPTIONS.

        (a) Except as provided in (c) below with respect to the Company's 1997 Employee Stock Purchase Plan, as amended (the "Company ESPP"), each option to purchase shares of Company Common Stock that is outstanding at the Effective Time, whether or not exercisable and whether or not vested (a "Company Option") shall, without any action on the part of the Company or the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be such a corporation were
    Section 424 of the Code applicable to such Company Option. From and after the Effective Time, all references to the Company in the Company Options shall be deemed to refer to Parent. The Company Options assumed by Parent shall be exercisable upon the same terms and conditions as under the Company Options (including provisions regarding vesting and the acceleration thereof) except that (i) such Company Options shall entitle the holder to purchase from Parent the number of shares of Parent Common Stock (rounded down to the nearest whole number of such shares) that equals the product of the Conversion Ratio multiplied by the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, (ii) the option exercise price per share of Parent Common Stock shall be an amount (rounded up to the nearest full cent) equal to the option exercise price per share of Company Common Stock in effect immediately prior to the Effective Time divided by the

    Conversion Ratio, and (iii) the Company Options shall vest to the extent required pursuant to the current terms of such Company Options or other agreements as described in Section 1.7 of the Company Disclosure Schedule (as defined below); provided that if such vesting of Company Options or other provisions with respect to the Company Options would jeopardize the Merger being accounted for as a "pooling of interests", then the Company shall, subject to Parent's written consent not to be unreasonably withheld, use reasonable best efforts to prevent such vesting or effect of other provisions. Except to the extent required pursuant to the current terms of such Company Options or other agreements as described in Section 1.7 of the Company Disclosure Schedule (as defined below), the Company shall not take any action to accelerate the vesting of any Company Options. Prior to the Effective Time, the Board of Directors of Parent shall, for purposes of Rule 16b-3(d)(1) promulgated under Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder (the "1934 Act"), specifically approve (i) the assumption by Parent of the Company Options and
    (ii) the issuance of Parent Common Stock in the Merger to directors, officers and stockholders of the Company subject to Section 16 of the 1934 Act.

        (b) As promptly as practicable after the Effective Time, Parent shall issue to each holder of a Company Option a written instrument informing such holder of the assumption by Parent of such Company Option. As soon as reasonably practicable after the Effective Time (and in any event no later than five business days after the Effective Time, provided current option information required therefor is delivered to Parent at the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock subject to Company Options and shall use commercially reasonable efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus or prospectuses, for so long as the Company Options remain outstanding. In addition, Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock subject to Company Options to be listed on the NYSE and such other exchanges as Parent shall determine. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options pursuant to the terms set forth in this Section 1.7. Parent shall comply with the terms of the Company Stock Option Plans (as defined in Section 3.3) and use commercially reasonable efforts to cause those Company Options which qualified as incentive stock options prior to the Effective Time to continue to qualify as incentive stock options immediately after the Effective Time.

        (c) The current offerings in process as of the date of this Agreement under the Company ESPP shall continue, and shares shall be issued to participants thereunder on the next currently scheduled purchase dates thereunder occurring after the date hereof as provided under, and subject to the terms and conditions of, the Company ESPP. The Company may, consistent with past practice, commence a new offering period under the Company ESPP on or after February 1, 1999 and prior to the Effective Time at an exercise price for such offering not less than as is required under the Company ESPP. Immediately prior to the Effective Time, pursuant to Section 12(b) of the Company ESPP, all offerings under the Company ESPP shall be terminated, and each participant shall be deemed to have purchased immediately prior to the Effective Time, to the extent of payroll deductions accumulated by such participant as of such offering period end, the number of whole shares of Company Common Stock at a per share price determined pursuant to the provisions of the Company ESPP, and each participant shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after such purchase of such shares. As of the Effective Time, each participant shall receive, by virtue of the Merger, the number of whole shares of Parent Common Stock into which the shares of Company Common Stock such participant has so purchased under the Company ESPP have been converted pursuant to the Merger as provided in Section 1.3(a) hereof, plus the cash value of any fraction of a share of Parent Common Stock as provided in
    Section 1.5(f) hereof, plus any dividends or distributions as provided in
    Section 1.5(c). The Company ESPP and all purchase rights thereunder shall terminate effective as of the Effective Time.

    1.8 CAPITALIZATION CHANGES. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into or exchanged for a different number of shares or a different class by reason of any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction, the Conversion Ratio and all per-share price amounts and calculations set forth in this Agreement shall be appropriately adjusted to reflect such reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction.

    1.9 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read as set forth on EXHIBIT A to this Agreement.

    1.10 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall, subject to Section 5.15, be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.11 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall be duly elected and qualified.

                                   ARTICLE 2
                                    CLOSING

    2.1 TIME AND PLACE. Subject to the satisfaction or waiver of the provisions of Article 6, the closing of the Merger (the "Closing") shall take place at 1:00 p.m., local time, on the date that the Required Company Stockholder Vote (as defined in Section 3.2) is obtained, or as soon thereafter as, and in any event no later than the second business day after, all conditions to Closing have been satisfied or waived, or on such other date and/or at such other time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Closing shall take place at the corporate headquarters offices of Parent, or at such other place or in such other manner (e.g., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties hereto may agree.

    2.2  FILINGS AT THE CLOSING.  At the Closing, subject to the provisions of
Article 6, Parent, Merger Subsidiary, and the Company shall cause the Certificate of Merger to be filed in accordance with the provisions of Section 252 of the DGCL, and take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except: (i) as set forth in a document of even date herewith and concurrently delivered herewith (the "Company Disclosure Schedule"); (ii) as specifically described through express disclosure of current, specific facts set forth in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 or in any other filing by the Company with the SEC (as defined in Section 3.4) filed after the date of filing such Form 10-K and prior to the date hereof and the Company's Registration Statement on Form S-4 with respect to the acquisition of World Medical (as defined below) as amended or supplemented prior to the date hereof and previously delivered to Parent; (iii) as specifically described in the schedules referred to in Section 3.1 of the Stock and Asset Purchase Agreement dated July 9, 1998 between C. R. Bard, Inc. and the Company (the "Bard Schedules"), as amended or supplemented prior to the date hereof and previously delivered to Parent; or (iv) as specifically described in the Disclosure Schedule delivered pursuant to Article 2 of the Agreement and Plan of Merger and Reorganization dated April 10, 1998 between World Medical Manufacturing Corporation ("World Medical"), Walleye Acquisition Corporation and the Company (the "World Medical Schedules"), as amended or supplemented prior to the date hereof and previously delivered to Parent (for purposes of clauses (i), (ii), (iii) and (iv) above, disclosures in the Company Disclosure Schedule, such Company SEC filings, the Bard Schedules or the World Medical Schedules shall be deemed to qualify or limit only those particular representations and warranties set forth in this Article 3 to which the relevancy of such disclosures is readily apparent); the Company hereby makes the following representations and warranties to Parent and Merger Subsidiary:

    3.1 ORGANIZATION. The Company and each subsidiary of the Company (referred to herein as a "Subsidiary") is an entity duly organized, validly existing, and in good standing (where such concept is recognized) under the laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Company Material Adverse Effect (as defined below). "Company Material Adverse Effect" means an effect that, in the aggregate with other favorable and unfavorable effects arising from breaches of the Company's representations and warranties, is or would reasonably at the time of such effect be expected to be materially adverse: (i) to the business, results of operation, or financial condition of the Company and its Subsidiaries, considered as a whole; (ii) to the ability of the Surviving Corporation to conduct such business, as presently conducted, following the Effective Time or the ability of Parent to derive the benefits of owning all of the stock of the Surviving Corporation; or (iii) to the Company's ability to perform any of its material obligations under this Agreement or to consummate the Merger, except in each case for any such effects resulting from or arising out of (i) this Agreement or the transactions contemplated by this Agreement or the announcement or pendency of the Merger, (ii) any occurrence or condition affecting the medical device or stent industries generally, or (iii) any changes in general economic, regulatory or political conditions, and provided, that the probability of the Company being indemnified by C.R. Bard, Inc. against such effects or related losses or expenses (assuming a claim therefor is asserted as soon as reasonably practicable) shall be taken into account for purposes of determining whether there has been a Company Material Adverse Effect. The jurisdictions in which the Company and each Subsidiary are incorporated are listed in the Company Disclosure Schedule. The Company has heretofore delivered or made available to Parent or its advisers complete and accurate copies of the Certificate of Incorporation and Bylaws of the Company, as currently in effect, and of the organizational documents and agreements defining the rights of the Company or any Subsidiary with respect to any material joint ventures, partnerships or other business in which the Company owns less than substantially all of the outstanding equity interest. As of the date hereof, neither the Company nor any Subsidiary, directly or indirectly, owns or controls or has any material equity, partnership, or other similar ownership interest in any corporation, partnership, joint venture, or other business association or entity that is material to the Company and its Subsidiaries, considered as a whole.

    3.2 AUTHORIZATION. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company's Board of Directors, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, and, subject to obtaining the approval and adoption of this Agreement and approval of the Merger by a majority of the shares of the Company Common Stock outstanding as of the record date of the Company's stockholder meeting (the "Required Company Stockholder Vote"), no other corporate action on the part of the Company is necessary to consummate the transactions contemplated hereby. The Merger has been declared advisable by the Board of Directors of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

    3.3 CAPITALIZATION. As of the close of business on November 25, 1998, the authorized capital stock of the Company consisted of (i) 300,000,000 shares of Company Common Stock, $.001 par value per share, of which 64,360,781 were issued and outstanding and 60,000 shares were held in the Company's treasury, and (ii) 5,000,000 shares of Company Preferred Stock, $.001 par value per share, of which 1,000,000 have been designated as Series A Preferred Stock and none of which were issued or outstanding. All issued and outstanding shares of capital stock of each Subsidiary are owned, beneficially and of record, by the Company, free and clear of any mortgage, pledge, security interest, encumbrance, lien or other charge of any kind ("Lien") that would materially affect the Company's interest in such shares. All issued and outstanding shares of Company Common Stock have been validly issued, are fully paid and nonassessable, and have not been issued in violation of and are not currently subject to any preemptive rights. Except for (i) Company Options to purchase an aggregate of 346,332 shares of Company Common Stock not granted pursuant to any Company Stock Option Plan (as defined below) and that are listed, together with their respective exercise prices, in the Company Disclosure Schedule, (ii) Company Options to purchase an aggregate of 3,901,835 shares of Company Common Stock that were granted pursuant to the Company's 1996 Equity Incentive Plan and the Company's 1996 Non-Employee Directors' Stock Option Plan (collectively, the "Company Stock Option Plans") and that are listed, together with their respective exercise prices, in the Company Disclosure Schedule, (iii) the rights to purchase shares of Company Common Stock under the Company ESPP (estimated to be approximately 250,000 shares as of the next purchase date under the Company ESPP, based on the current contribution rates of the participants for the current Company ESPP offerings in process as of the date of this Agreement) and (iv) the rights outstanding pursuant to the Company Rights Agreement (as defined in Section 3.19), as of November 25, 1998, there were not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which the Company or any Subsidiary was a party that, directly or indirectly, (A) obligated the Company or any Subsidiary to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (B) called for or related to the sale, pledge, transfer, or other disposition or encumbrance by the Company or any Subsidiary of any shares of its capital stock, or (C) to the knowledge of the Company, related to the voting or control of such capital stock. The Company Disclosure Schedule sets forth a complete and accurate list of all stock options, warrants, and other rights to acquire Company Common Stock that were outstanding as of November 25, 1998, including the name of the holder, the date of grant, acquisition price, number of shares, exercisability schedule, and, in the case of options, the type of option under the Code. No consent of holders or participants under the Company Stock Option Plans or the Company ESPP is required to carry out the provisions of Section
1.7. All actions, if any, required on the part of the Company under the Company Stock Option Plans or the Company ESPP to allow for the treatment of Company Options and the Company ESPP as is provided in Section 1.7, have been, or prior to the Closing will be, validly taken by the Company. In no event will the aggregate number of shares of Company Common Stock outstanding at the Effective Time (including all shares subject to then outstanding Company Options or other rights to acquire or commitments to issue shares of Company stock, other than the Stock Option Agreement referenced in Section 5.13) exceed the sum of (w) the outstanding shares of Company Common Stock described in the first sentence of this Section 3.3, plus (x) any shares of Company Common Stock issued upon the exercise of outstanding options to purchase Company Common Stock identified in
Section 3.3, plus (y) any shares of Company Common Stock issued by the Company upon the exercise of rights under the Company ESPP, plus (z) any additional shares identified in Section 3.3 of the Company Disclosure Schedule or permitted to be issued under Section 5.1(b) hereof.

    3.4 REPORTS AND FINANCIAL STATEMENTS. The Company has filed all forms, reports, registration statements, and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") since January 1, 1995 (such forms, reports, registration statements, and documents, together with any amendments thereto, are referred to as the "Company SEC Filings"). As of their respective dates, the Company SEC Filings (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, and the rules and regulations thereunder (the "1933 Act") and the 1934 Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements included or incorporated by reference in the Company SEC Filings, including but not limited to the Company's audited financial statements at and for the year ended June 30, 1998 (the "Company June 30, 1998 Financials"), and the unaudited interim financial statements at and for periods commencing on or after July 1, 1998, included or incorporated by reference in the forms, reports, registration statements and other documents filed by the Company with the SEC (i) were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q filed with the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated income, cash flows, and changes in stockholders' equity of the Company and its consolidated subsidiaries for the periods involved, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments. The statements of operations included in the audited or unaudited interim financial statements in the Company SEC Filings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with generally accepted accounting principles, except as expressly specified in the applicable statement of operations or notes thereto.

    3.5 ABSENCE OF UNDISCLOSED LIABILITIES. To the best of the Company's knowledge, neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of the type required to be reflected on or reserved against in, or disclosed in the notes to, a balance sheet prepared in accordance with U.S. generally accepted accounting principles except: (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 1998 contained in the Company June 30, 1998 Financials (the "Company Audited Balance Sheet") or in the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 1998 contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998 (the "Company Interim Balance Sheet") or referred to in the notes thereto, (b) liabilities incurred in the ordinary course of business since September 30, 1998 and (c) liabilities or obligations that could not reasonably be expected to have a Company Material Adverse Effect.

    3.6 CONSENTS AND APPROVALS. Except for: (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (the "HSR Act"), and the antitrust, competition, foreign investment, or similar laws of any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, "Foreign Merger Laws"), (ii) obtaining the Required Company Stockholder Vote and any stockholder vote necessary under the requirements of Nasdaq with respect to issuance of shares of Company Common Stock pursuant to the Stock Option Agreement described in Section 5.13, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, the execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Certificate or Articles of Incorporation or Bylaws of the Company or any Subsidiary; (b) violate any material statute, rule, regulation, order, or decree of any federal, state, local, or foreign governmental or regulatory body or authority (including, but not limited to, the Food and Drug Administration (the "FDA")) (a "Governmental Body") or any nongovernmental self-regulatory agency by which the Company or any Subsidiary, or any of their respective properties or assets may be bound; (c) require any filing by the Company with or permit, consent, or approval to be obtained by the Company from any Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien (as defined in Section 3.3) on any of the properties or assets of the Company or any Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, in the case of clauses (c) and (d), for any such filings, permits, consents or approvals or violations, breaches, defaults, or other occurrences that could not reasonably be expected to prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to have a Company Material Adverse Effect. Section 3.6 of the Company Disclosure Schedule lists each note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Subsidiary is a party, or by which it or any of its properties or assets may be bound and which is material to the Company and its Subsidiaries, considered as a whole, under or with respect to which the transactions contemplated by this Agreement will result in any material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default under, result in the loss of any material benefit under, or give rise to any material right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any material Lien on any of the material properties or assets of the Company or any Subsidiary.

    3.7 COMPLIANCE WITH LAWS. Neither the Company nor any Subsidiary is in default or violation of any applicable federal, state, local, or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, or other similar items of any court or other Governmental Body (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that could not reasonably be expected to have a Company Material Adverse Effect. The Company and each Subsidiary have timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health care, and other governmentally regulated products (the "Regulated Products") required to be filed with or otherwise provided to the FDA or any other Governmental Body with jurisdiction over the manufacture, use, or sale of the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except where the failure to file timely such registrations, reports, data, information, and applications or the failure to have such licenses and approvals in full force and effect could not reasonably be expected to have a Company Material Adverse Effect.

    3.8  LITIGATION.

        (a) As of the date of this Agreement, there is no Merger-Related Proceeding pending, or to the knowledge of the Company, threatened in writing against the Company. (For purposes of this Agreement, "Merger-Related Proceeding" shall mean any meritorious asserted claim, action, suit, proceeding, or to the Company's knowledge, governmental investigation or governmental review of any kind: (i) challenging or seeking to prevent, enjoin or delay the Merger or any of the other transactions contemplated by this Agreement, or (ii) seeking material damages from the Company or any of its Subsidiaries or from Parent or any of its subsidiaries in connection with the consummation or anticipated consummation of the Merger.)

        (b) There are no meritorious asserted claims, actions, suits, proceedings or, to the knowledge of the Company, governmental investigations or governmental reviews of any kind pending, or to the knowledge of the Company, threatened in writing against the Company or any Subsidiary or any asset or property of the Company or any Subsidiary, other than Merger-Related Proceedings and except for such claims, actions, suits, proceedings, governmental investigations or governmental reviews that could not reasonably be expected to have a Company Material Adverse Effect.

    3.9 ABSENCE OF MATERIAL ADVERSE CHANGES. Between June 30, 1998 and the date hereof, there has not been any (a) Company Material Adverse Effect; (b) damage, destruction, or loss, not covered by insurance, that could reasonably be expected to have a Company Material Adverse Effect; (c) material change by the Company or any Subsidiary in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or generally accepted accounting principles and concurred with by the Company's independent public accountants; or (d) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 3.9. To the knowledge of the Company, between June 30, 1998 and the date of this Agreement, there have been no events, occurrences or developments with respect to the business or assets of World Medical that could, assuming the Company's acquisition of World Medical, reasonably be expected to have a Company Material Adverse Effect.

    3.10 OFFICERS, DIRECTORS AND EMPLOYEES. Prior to the date hereof, the Company has provided to Parent a list that completely and accurately sets forth, as of the date hereof, the name and current annual salary rate of each current officer of the Company whose total remuneration for the last fiscal year was, or for the current fiscal year has been set at, in excess of $150,000, together with a summary of the bonuses, commissions, additional compensation, and other like cash benefits, if any, paid or payable to such persons for the last fiscal year and proposed for the current fiscal year. The Company Disclosure Schedule completely and accurately sets forth (i) the names of all former officers of the Company whose employment with the Company has terminated either voluntarily or involuntarily during the 12-month period preceding the date of this Agreement; and (ii) the names of the officers (with all positions and titles indicated) and directors of the Company as of the date hereof. Except as could not reasonably be expected to have a Company Material Adverse Effect: (i) no unfair labor practice complaint against the Company or any Subsidiary is pending before the National Labor Relations Board, and there is no labor strike, slowdown or stoppage pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any Subsidiary; (ii) no unionizing efforts have, to the knowledge of the Company, been made by employees of the Company or any Subsidiary, (iii) neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company or any Subsidiary; and
(iv) there is no labor dispute pending or, to the knowledge of the Company, threatened in writing, between the Company or any Subsidiary and its employees.

    3.11 TAXES. Except for such matters that would not have a Company Material Adverse Effect, (i) the Company and each Subsidiary have filed, or have obtained extensions to file (which extensions have not expired without filing), all state, local, United States, foreign, or other tax reports and returns required to be filed by any of them, (ii) the Company and each Subsidiary have duly paid, or accrued on their books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against them, other than taxes being contested in good faith in proper proceedings, and (iii) to the Company's knowledge, the liabilities and reserves for taxes reflected on the Company Audited Balance Sheet or the Company Interim Balance Sheet are adequate to cover all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof ending on or before the dates thereof. To the Company's knowledge, no tax audits are pending against and no claims for taxes have been received in writing by the Company or any of its Subsidiaries, other than audits and claims that are not reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code. Neither the Company nor, to the knowledge of the Company, any of its Subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under Section 368(a) of the Code.

    For the purposes of this Agreement, "tax" shall mean and include taxes, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority (together with any interest, penalties and additions to tax imposed with respect thereto), including but not limited to all federal, state, county, local, and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; "tax" shall also include any liability for taxes arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability for taxes under any tax allocation, tax sharing, tax indemnity, or similar agreement.

    3.12 CONTRACTS. The Company Disclosure Schedule lists, and the Company has heretofore furnished to Parent complete and accurate copies of (or, if oral, the Company Disclosure Schedule states all material provisions of), (a) every employment, material consulting, severance or change of control agreement or arrangement for the benefit of any director, officer, employee, other person or stockholder of the Company or any Subsidiary or any affiliate thereof in effect as of the date of this Agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their properties or assets is bound, and (b) every contract with physicians, scientific advisory board members or material consultants in effect as of the date of this Agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their properties or assets is bound. Neither the Company nor any Subsidiary is in material violation of or in default under any contract, plan, agreement, understanding, arrangement or obligation that is material to the Company and its Subsidiaries considered as a whole, except for such violations or defaults that could not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Subsidiary is a party to any contract, plan, agreement, understanding, arrangement or obligation (i) which materially restricts the Company's, or after the Merger would materially restrict the Surviving Corporation's or Parent's, ability to conduct any material line of business, (ii) which imposes on the Company or any Subsidiary material obligations (including, without limitation, to pay material milestone payments or material license fees) not reflected in the Company's financial statements included within the Company's SEC Filings, or
(iii) that would be required to be filed with the SEC in a filing to which paragraph (b)(10) of Item 601 of Regulation S-K of the Rules and Regulations of the SEC is applicable, which has not been so filed. To the Company's knowledge, as of the date hereof, World Medical is not a party to any contract, plan, agreement, understanding, arrangement or obligation which materially restricts World Medical's, or after the Merger would materially restrict the Surviving Corporation's or Parent's, ability to conduct any material line of business.

    3.13 INTELLECTUAL PROPERTY RIGHTS. For purposes of this Section, "Intellectual Property" shall mean patents, registered trademarks, registered trade names, registered service marks, registered copyrights, and all applications for or registrations of any of the foregoing. As of the date of this Agreement, the Company Disclosure Schedule contains a complete and accurate list of all material Intellectual Property owned by or licensed exclusively or (with respect to patents material to the products or operations of the Company which would be infringed by the Company, any Subsidiary or their products but for such license) non-exclusively to the Company or any Subsidiary (the "Company Intellectual Property"). The Company Intellectual Property is owned by or licensed to the Company or a Subsidiary free and clear of any Lien (as defined in Section 3.3) that would materially adversely affect the Company's rights thereunder. No claim is being asserted and, to the knowledge of the Company, no person is threatening in a writing delivered to the Company to assert a claim, with respect to the use of the Company Intellectual Property owned by the

Company or challenging or questioning the validity or effectiveness of any license or agreement with respect to any Company Intellectual Property, except for such claims that could not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the use by the Company or any Subsidiary of the Company Intellectual Property in the present conduct of its business nor any product or service of the Company or any Subsidiary infringes on the valid intellectual property rights of any person in a manner that could reasonably be expected to have a Company Material Adverse Effect. Except as could not reasonably be expected to have a Company Material Adverse Effect, (i) all Company Intellectual Property listed in the Company Disclosure Schedule that is owned by the Company has the status indicated therein and, unless provided otherwise, all applications are still pending in good standing and have not been abandoned, and (ii) to the knowledge of the Company, the Company Intellectual Property is valid and is not being challenged in any judicial or administrative (excluding any patent-office or registration) proceeding. To the knowledge of the Company, no person or entity nor such person's or entity's business or products has infringed, or misappropriated any Company Intellectual Property, or currently is infringing, or misappropriating any Company Intellectual Property, except as could not reasonably be expected to have a Company Material Adverse Effect.

    3.14  BENEFIT PLANS.

        (a) Neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has, during the five year period ending on the date of this Agreement, sponsored, maintained, or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Each such Pension Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with applicable provisions of ERISA, the Code, and other applicable law and the Company or such Subsidiary has performed all of its obligations under such Pension Plan except for such obligations that could not reasonably be expected to have a Company Material Adverse Effect.

        (b) Neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has, during the five year period ending on the date of this Agreement, sponsored, maintained, or contributed to or been required to contribute to, any Pension Plan that is subject to Title IV of ERISA.

        (c) Neither the Company nor any Subsidiary sponsors, maintains, or contributes to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with the provisions of ERISA, the Code, and all other applicable laws, including, but not limited to,
    Section 4980B of the Code and the regulations thereunder, and Part 6 of Title I of ERISA. Neither the Company nor any Subsidiary has established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

        (d) Neither the Company nor any Subsidiary currently maintains or contributes to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit or welfare or other similar plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any employees, directors or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

        (e) With respect to the Pension Plans, Welfare Plans or Compensation Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of such Plans (other than the payment of benefits thereunder), ERISA, the Code or any other applicable law which could reasonably be expected to have a Company Material Adverse Effect.

        (f) The Internal Revenue Service has issued favorable determination letters with respect to all Company and Subsidiary Pension Plans that are intended to be qualified under Section 401(a) of the Code. The Company has provided to Parent the written documents setting forth the terms of all Pension Plans, Welfare Plans, Compensation Plans, and related agreements, and complete and accurate copies of all annual reports (Form 5500), favorable determination letters, current summary plan descriptions, and all employee handbooks or manuals. The Company has provided to Parent (i) copies of all employment agreements with officers of any of the Company, its U.S. Subsidiaries or, to the extent reasonably available, the Company's non-U.S. Subsidiaries (or copies of forms of agreements setting forth representative employment terms and conditions); (ii) copies of all severance, bonus or incentive agreements, programs and policies of any of the Company, any U.S. Subsidiary or, to the extent reasonably available, the Company's non-U.S. Subsidiaries with or relating to any of its employees; and (iii) copies of all plans, programs, agreements and other arrangements of any of the Company, any U.S. Subsidiary or, to the extent reasonably available, the Company's non-U.S. Subsidiaries with or relating to any of its employees which contain change in control provisions. With respect to any items that would be described in the immediately preceding sentence but for the fact that such copies relate to non-U.S. Subsidiaries and are not reasonably available to the Company, the Company (i) shall deliver copies thereof to Parent prior to the Effective Time, and (ii) represents and warrants to Parent that such items will not, individually or in the aggregate, be material to the Company and its Subsidiaries.

        (g) The execution by the Company of, and performance by the Company of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Pension Plan, Welfare Plan, Compensation Plan, or other arrangement that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Prop. Treas. Reg. Section 1.280G-1) under any Pension Plan, Welfare Plan, or Compensation Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    3.15 MINUTE BOOKS. The Company has previously made available to Parent or its representatives all of its minutes of meetings of and corporate actions or written consents by the stockholders, Board of Directors, and committees of the Board of Directors of the Company.

    3.16 NO FINDERS. No act of the Company or any Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein, except payments in the amounts specified in the Company Disclosure Schedule to those parties identified thereon who have acted as a finder for the Company or have been retained by the Company as financial advisors pursuant to the agreements or other documents described in the Company Disclosure Schedule, copies of which have been provided or made available to Parent or its advisors prior to the date of this Agreement.

    3.17  PROXY STATEMENT.  The Proxy Statement/Prospectus (as defined in
Section 5.5 hereof) and any amendments or supplements thereto will comply as to form in all material respects with all applicable laws, and none of the information supplied by the Company specifically for inclusion or incorporation therein or in any amendments or supplements thereto, or in any schedules required to be filed with the SEC in connection therewith, will, at the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to stockholders, or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information relating to Parent or any affiliate of Parent supplied by Parent specifically for inclusion in the Proxy Statement/Prospectus.

    3.18 FAIRNESS OPINION. The Company has received an opinion from SG Cowen Securities Corporation to the effect that, as of the date of such opinion, the Conversion Ratio is fair, from a financial point of view, to the holders of Company Common Stock, and the Company will promptly deliver a copy of such opinion to Parent.

    3.19  STATE TAKEOVER LAWS; RIGHTS PLAN.

        (a) The Board of Directors of the Company has approved the transactions contemplated by this Agreement, such that the provisions of Section 203 (entitled "Business Combinations with Interested Shareholders") of the DGCL will not apply to this Agreement or the Agreements to Facilitate Merger or the Stock Option Agreement or any of the transactions contemplated hereby or thereby.

        (b) The Company has taken all actions and completed all amendments, if any, necessary or appropriate so that (i) the Rights Agreement dated as of February 26, 1997, as amended, between the Company and BankBoston, N.A. (the "Company Rights Agreement"), is inapplicable to the transactions contemplated by the Agreements to Facilitate Merger, the Stock Option Agreement and this Agreement, (ii) the execution of this Agreement, the Stock Option Agreement, and the Agreements to Facilitate Merger, and the consummation of the transactions contemplated hereby and thereby, do not and will not (w) result in Parent being an "Acquiring Person" (as such term is defined in the Company Rights Agreement), (x) result in the ability of any person to exercise any Rights under the Company Rights Agreement, (y) enable or require the Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable, or (z) otherwise result in the occurrence of a "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Company Rights Agreement), and (iii) immediately prior to the Effective Time, the Rights under the Company Rights Agreement shall, without any payment by the Company or Parent, expire with neither the Company nor Parent having any obligations under, and no holder of Rights having any rights under, the Company Rights Agreement.

    3.20 MERGER FILINGS. The information as to the Company or any of its affiliates or stockholders included in the Company's filing, or submitted to Parent and Merger Subsidiary for inclusion in their filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and Foreign Merger Laws.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                        OF PARENT AND MERGER SUBSIDIARY

    Except (i) as set forth in a document of even date herewith and concurrently delivered herewith (the "Parent Disclosure Schedule") or (ii) as specifically described through express disclosure of current, specific facts set forth in Parent's Annual Report on Form 10-K for the fiscal year ended April 30, 1998 or in any other filing by Parent with the SEC filed after the date of filing such Form 10-K and prior to the date hereof (for purposes of clauses (i) and (ii) above, disclosures in the Parent Disclosure Schedule and such Parent SEC filings shall be deemed to qualify or limit only those particular representations and warranties set forth in this Article 4 to which the relevancy of such disclosures is readily apparent), Parent and Merger Subsidiary hereby jointly and severally make the following representations and warranties to the Company:

    4.1 ORGANIZATION. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Merger Subsidiary is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent and Merger Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Parent Material Adverse Effect (as defined below). "Parent Material Adverse Effect" means an effect that, in the aggregate with other favorable and unfavorable effects arising from breaches of Parent's and Merger Subsidiary's representations and warranties, is or would reasonably at the time of such effect be expected to be materially adverse: (i) to the business, results of operation, or financial condition of Parent and its subsidiaries, considered as a whole, or (ii) to Parent's ability to perform any of its material obligations under this Agreement or to consummate the Merger, except in each case for any such effects resulting from or arising out of (i) this Agreement or the transactions contemplated by this Agreement or the announcement or pendency of the Merger, (ii) any occurrence or condition affecting the medical device industry generally or affecting Parent's principal market sector generally, or
(iii) any changes in general economic, regulatory or political conditions. Parent has heretofore delivered or made available to the Company or its advisors complete and accurate copies of the Articles of Incorporation and Bylaws of Parent, as currently in effect.

    4.2 AUTHORIZATION. Each of Parent and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent or Merger Subsidiary is a party, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Boards of Directors of Parent and Merger Subsidiary and by Parent as the sole shareholder of Merger Subsidiary, and no other corporate proceedings on the part of Parent and Merger Subsidiary, and no vote, consent or approval of Parent's shareholders, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Merger has been declared advisable by the Board of Directors of Merger Subsidiary. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

    4.3 CAPITALIZATION. As of October 23, 1998, the authorized capital stock of Parent consisted of (a) 800,000,000 shares of Common Stock with a par value of $.10 per share, of which there were 489,262,955 shares issued and outstanding and no shares held in Parent's treasury, and (b) 2,500,000 shares of Preferred Stock with a par value of $1.00 per share, of which there were no shares issued and outstanding. The authorized capital stock of Merger Subsidiary consists of 2,500 shares of Merger Subsidiary Common Stock, 100 of which are issued and outstanding and owned by Parent. All issued and outstanding shares of Parent Common Stock and Merger Subsidiary Common Stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be, at the time of issuance and delivery, validly issued, fully paid, nonassessable, and free of preemptive rights. The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be registered under the 1933 Act and duly listed for trading on the NYSE, subject to official notice of issuance.

    4.4 CONSENTS AND APPROVALS. Except for (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the NYSE, the HSR Act, and Foreign Merger Laws, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL, the execution and delivery by Parent and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent and Merger Subsidiary are parties, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Certificate or Articles of Incorporation or Bylaws of Parent or Merger Subsidiary; (b) violate any material statute, rule, regulation, order, or decree of any Governmental Body or any nongovernmental self-regulatory agency by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound; (c) require any filing by Parent or Merger Subsidiary with or permit, consent, or approval to be obtained by Parent or Merger Subsidiary from any (Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of Parent or its subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound, except, in the case of clauses (c) and (d), for any such filings, permits, consents or approvals or violations, breaches, defaults, or other occurrences that could not reasonably be expected to prevent or delay consummation of any of the transaction contemplated hereby in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to have a Parent Material Adverse Effect.

    4.5 REPORTS; FINANCIAL STATEMENTS; ABSENCE OF CHANGES. Parent has filed all forms, reports, registration statements, and other documents required to be filed by it with the SEC since May 1, 1995 (such forms, reports, registration statements and other documents, together with any amendments thereto, are referred to as the "Parent SEC Filings"). As of their respective dates, the Parent SEC Filings (i) complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements included or incorporated by reference in the Parent SEC Filings, including but not limited to Parent's audited financial statements at and for the year ended April 30, 1998 (the "Parent April 30, 1998 Financials"), and the unaudited interim financial statements at and for periods commencing on or after May 1, 1998 included or incorporated by reference in the forms, reports, registration statements and other documents filed by Parent with the SEC (i) were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q filed with the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated income, cash flows, and changes in shareholders' equity of Parent and its consolidated subsidiaries for the periods involved, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments. The statements of operations included in the audited or unaudited interim financial statements in the Parent SEC Filings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with generally accepted accounting principles, except as expressly specified in the applicable statement of operations or notes thereto.

    4.6  REGISTRATION STATEMENT.  The Registration Statement (as defined in
Section 5.5 hereof) and any amendments or supplements thereto will comply as to form in all material respects with the 1933 Act, and none of the information supplied by Parent specifically for inclusion or incorporation therein or in any amendments or supplements thereto, or in any schedules required to be filed with the SEC in connection therewith, will, at the time the Registration Statement becomes effective, at the date the Proxy Statement/ Prospectus (or any amendment or supplement thereto) is first mailed to stockholders, or at the time of the Company Stockholders' Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation or warranty is made by Parent with respect to information supplied by the Company or any affiliate of the Company specifically for inclusion in the Registration Statement.

    4.7 NO FINDERS. No act of Parent or Merger Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein, except for payments to Goldman Sachs & Co. for financial advisory services to Parent in connection herewith.

    4.8 ABSENCE OF UNDISCLOSED LIABILITIES. To the best of Parent's knowledge, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of the type required to be reflected on or reserved against in, or disclosed in the notes to, a balance sheet prepared in accordance with U.S. generally accepted accounting principles except: (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance of Parent as of April 30, 1998 contained in the Parent SEC Filings or in the unaudited consolidated balance sheet of Parent as of July 31, 1998 contained in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1998 or referred to in the notes thereto, (b) liabilities incurred in the ordinary course of business since July 31, 1998 and (c) liabilities or obligations that could not reasonably be expected to have a Parent Material Adverse Effect.

    4.9 COMPLIANCE WITH LAWS. Neither Parent nor any of its subsidiaries is in default or violation of any applicable federal, state, local or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders or other similar items of any court or other Governmental Body (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that could not reasonably be expected to have a Parent Material Adverse Effect. Parent and each of its subsidiaries has timely filed or otherwise provided all registrations, reports, data and other information and applications with respect to its Regulated Products required to be filed with or otherwise provided to the FDA or any other Governmental Body with jurisdiction over the manufacture, use of sale of the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except where the failure to file timely such registrations, reports, data, information and applications or the failure to have such licenses and approvals in full force and effect could not reasonably be expected to have a Parent Material Adverse Effect.

    4.10  LITIGATION.

        (a) As of the date of this Agreement, there is no Merger-Related Proceeding pending, or to the knowledge of Parent, threatened in writing against Parent.

        (b) There are no meritorious asserted claims, actions, suits, proceedings or to the knowledge of Parent, governmental investigations or governmental reviews of any kind pending, or to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any asset or property of Parent or any of its subsidiaries, other than Merger-Related Proceedings and except for such claims, actions, suits, proceedings, governmental investigations or governmental reviews that could not reasonably be expected to have a Parent Material Adverse Effect.

    4.11 ABSENCE OF MATERIAL ADVERSE CHANGES. Between April 30, 1998 and the date hereof, there has not been any (a) Parent Material Adverse Effect, (b) damage, destruction or loss, not covered by insurance, that could reasonably be expected to have a Parent Material Adverse Effect, (c) material change by Parent or any of its subsidiaries in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or generally accepted accounting principles and concurred with by Parent's independent public accountants, or (d) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 4.11. To the knowledge of Parent, between April 30, 1998 and the date of this Agreement, there have been no events, occurrences or developments with respect to the business or assets of either AVECOR Cardiovascular Inc. or Sofamor Danek Group, Inc. that could, assuming Parent's acquisition of either such entity, reasonably be expected to have a Parent Material Adverse Effect.

    4.12 REORGANIZATION. Neither Parent nor, to the knowledge of Parent, any of its subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstances that would prevent the Merger from so qualifying under Section 368(a) of the Code.

    4.13 MERGER FILINGS. The information as to Parent and Merger Subsidiary or any of their affiliates or shareholders included in Parent's filing, or submitted to the Company for inclusion in its filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and Foreign Merger Laws.

                                   ARTICLE 5
                                   COVENANTS

    5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company and each Subsidiary will, and the Company shall use commercially reasonable efforts to cause to World Medical to,
(i) conduct its respective operations, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice, and (ii) use commercially reasonable efforts to preserve substantially intact its respective business organizations, to keep available the services of its respective officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, physicians, consultants, customers, and others having material business relationships with it. The Company will promptly advise Parent of any material change in the management, present or planned business, properties, liabilities, results of operations, or financial condition of the Company or any material Subsidiary. The Company will, prior to distributing or otherwise circulating any notices, directives, or other communications directed to all or groups of customers, vendors, employees, distributors, or others associated with its business relating to the transactions contemplated hereby or to the operation of business after consummation of such transactions, consult with Parent and give Parent reasonable opportunity to comment thereon. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, neither the Company nor any Subsidiary will, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

        (a) amend its Certificate or Articles of Incorporation or, pursuant to action by the Company's Board of Directors, amend its Bylaws;

        (b) authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or any securities convertible into shares of stock of any class (other than, so long as treatment of the Merger as a pooling of interests is not reasonably expected by Parent's or the

    Company's independent accounts to be jeopardized, the (i) issuance of shares of Company Common Stock pursuant to the exercise of stock options outstanding on the date of this Agreement or granted in accordance with this subsection (b), (ii) the issuance, in the ordinary course of business and consistent with past practice, of stock options to purchase, at not less than the fair market value on the date of grant, up to the number of shares specified in Section 5.1 of the Company Disclosure Schedule, and (iii) subject to the limitations set forth in Section 1.7(c), grant of purchase rights pursuant to the Company ESPP or the issuance of shares upon exercise of such purchase rights);

        (c) split, combine, or reclassify any shares of its capital stock, declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; or redeem or otherwise acquire any shares of its capital stock or its other securities (other than, so long as treatment of the Merger as a pooling of interests is not jeopardized, pursuant to contractual agreements with employees, directors or consultants existing as of the date of this Agreement); or amend or alter any material term of any of its outstanding securities;

        (d) other than indebtedness incurred in the ordinary course of business and consistent with past practice and other than intercompany indebtedness, create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse, or otherwise agree to become liable or responsible for the obligations of any other person, or make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any Lien on any material asset other than any Lien that would not materially adversely affect the Company's or any Subsidiary's rights with respect thereto;

        (e) (i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation, except in each case in the ordinary course of business and consistent with past practice (including, without limitation, annual year end increases and accelerated payments customarily made upon termination of employment) or consistent with existing contractual commitments or as required by applicable law; (ii) pay or accelerate or otherwise modify in any material respect the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option, or other employee benefit to any of its directors, officers, employees or consultants except as required by any existing plan, agreement, or arrangement; or (iii) except for normal increases in the ordinary course of business in accordance with its customary past practices or consistent with existing contractual commitments or as required by applicable laws, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement, or to any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof (except any amendment required by law or that would not materially increase benefits under the relevant plan);

        (f) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof, sell, transfer, mortgage, or otherwise dispose of or encumber any assets or properties material to the Company and its Subsidiaries, considered as a whole other than any Lien that would not materially adversely affect the Company's and its Subsidiaries' rights with respect to such assets or properties;

        (g) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, considered as a whole, except as provided in subsection (h) below and except purchases of inventory in the ordinary course of business consistent with past practice;

        (h) make or agree to make any new capital expenditure or expenditures, except for up to $30,000,000 of capital expenditures pursuant to the Company's budget previously provided to Parent;

        (i) enter into, amend in any material respect, or terminate any joint ventures or any other agreements, commitments, or contracts that are material to the Company and its Subsidiaries, considered as a whole (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business, consistent with past practice);

        (j) enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any material distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply, or similar contract, agreement, or understanding (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business, consistent with past practice), or enter into any contract, plan, agreement, understanding, arrangement or obligation which materially restricts the Company's, or after the Merger would restrict the Surviving Corporation's or Parent's, ability to conduct any material line of business;

        (k) change in any material respect its credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

        (l) remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business or unless the same is replaced with similar items of equal quality;

        (m) alter or revise its accounting principles, procedures, methods, or practices in any material respect, except as required by applicable law or by a change in generally accepted accounting principles and concurred with by the Company's independent public accountants;

        (n) institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it involving amounts in excess of $1,000,000, at law or in equity or before any Governmental Body (including, but not limited to, the FDA) or any nongovernmental self-regulatory agency;

        (o) knowingly take any action that would render any representation, warranty, covenant, or agreement of the Company in this Agreement inaccurate or breached such that the conditions in Section 6.2 will not be satisfied as of the Closing Date;

        (p) fail to use commercially reasonable efforts to cause World Medical to refrain from taking any actions described in subsections (d), (e), (f),
    (g), (i), (j), (k), (l), (m), (n), or (o) above; or

        (q) agree, whether in writing or otherwise, to do any of the foregoing.

    5.2 CONDUCT OF BUSINESS OF PARENT. Except as contemplated by this Agreement, from the date of this Agreement until the Effective Time, Parent will not do, and will not permit any of its subsidiaries to do, any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed):

        (a) combine or reclassify any shares of its capital stock, declare, set aside or pay any extraordinary dividend or other distribution (whether in cash, stock or property or any combination thereof, but excluding a stock split effected in the form of a stock dividend) in respect of its capital stock, or redeem or otherwise acquire (other than pursuant to Parent's previously established stock repurchase program or as would not violate
    Section 5.21) any shares of its capital stock or amend or alter any material term of any of its outstanding securities;

        (b) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire or agree to acquire, or dispose of or agree to dispose of, any assets of any person, which, in each case, could reasonably be expected to delay materially the consummation of, or increase materially the risk of non-consummation of, the transactions contemplated by this Agreement;

        (c) alter or revise its accounting principles, procedures, methods or practices in any material respect, except as required by applicable law or regulation or by a change in generally accepted accounting principles and concurred with by Parent's independent public accountants;

        (d) knowingly take any action that would result in a failure to maintain the trading of Parent Common Stock on the NYSE;

        (e) knowingly take any action, or knowingly fail to take any action, that would render any representation, warranty, covenant or agreement of Parent in this Agreement inaccurate or breached such that the conditions in
    Section 6.3 will not be satisfied; or

        (f) fail to use commercially reasonable efforts to cause AVECOR Cardiovascular Inc. and Sofamor Danek Group, Inc. to refrain from taking any actions described in subsection (e) above; or

        (g) agree, whether in writing or otherwise, to do any of the foregoing.

    5.3 NO SOLICITATION. The Company and its Subsidiaries shall not, and shall cause their respective officers, directors, employees, representatives, agents, or affiliates (including, but not limited to any investment banker, attorney, or accountant retained by the Company or any Subsidiary), not to, directly or indirectly, solicit, knowingly encourage, initiate, or participate in any way in discussions or negotiations with, or knowingly provide any nonpublic information to, any corporation, partnership, person, or other entity or group (other than Parent or any affiliate or agent of Parent) concerning any proposed Alternative Transaction, or otherwise knowingly facilitate any effort or attempt to make or implement an Alternative Transaction. For purposes of this Agreement, "Alternative Transaction" shall mean any of the following involving the Company or any Subsidiary: (i) any tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction; (ii) any transaction or series of related transactions pursuant to which any person or entity (or its shareholders), other than Parent, or Merger Subsidiary or any of their affiliates (a "Third Party") acquires shares (or securities exercisable for or convertible into shares) representing more than 20% of the outstanding shares of any class of capital stock of the Company or any Subsidiary; or (iii) any sale, lease, exchange, licensing, transfer or other disposition pursuant to which a Third Party acquires control of more than 20% of the assets (including, but not limited to, intellectual property assets) of the Company and its Subsidiaries taken as a whole (determined by reference to the fair market value of such assets), in a single transaction or series of related transactions; provided, however, that the proposed transaction with World Medical shall not constitute an Alternative Transaction. The Company will immediately terminate all discussions with Third Parties concerning any proposed Alternative Transaction, and will request that such Third Parties promptly return any confidential information furnished by the Company in connection with any proposed Alternative Transaction. The Company will not waive any provision of any confidentiality, standstill or similar agreement entered into with any third party regarding any proposed Alternative Transaction, and prior to the Closing shall enforce all such agreements in accordance with their terms. The Company will promptly communicate to Parent the name of the person or entity submitting, and the terms and conditions of, any proposal or inquiry that it receives after the date hereof in respect of any proposed Alternative Transaction or a reasonably detailed description of any such information requested from it after the date hereof or of any such negotiations or discussions being sought to be initiated or continued with the Company after the date hereof in respect of a proposed Alternative Transaction; provided, however, that this Agreement shall not prohibit the Board of Directors of the Company from (i) prior to the Required Company Stockholder Vote, furnishing nonpublic information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Superior Proposal (as defined below), if, and only to the extent that, (a) such action is so required under applicable law in order for the Board of Directors to comply with its applicable fiduciary duties to its stockholders imposed by law, (b) prior to first furnishing nonpublic information to, or first entering into substantive discussions and negotiations with, such person or entity after the date hereof, the Company (I) (x) releases Parent from the two-year standstill provisions of the Confidentiality Agreement with respect to any proposal submitted by Parent to the Company's Board of Directors for a transaction that, by the proposal's terms, would only be consummated with the cooperation and approval of the Company's Board of Directors (which proposal shall be submitted by Parent on a confidential basis unless the Company or such person or entity proposing the Superior Proposal publicly discloses the Superior Proposal), and (y) provides written notice to Parent to the effect that it intends to furnish information to, or enter into discussions or negotiations with, such person or entity, and naming and identifying the person or entity making the Superior Proposal, and (II) receives from such person or entity an executed confidentiality and standstill agreement with terms no less favorable to the Company than the Confidentiality Agreement entered into with Parent, as modified by clause (I)(x) of this sentence, and (c) the Company provides Parent with all non-public information to be provided to such person or entity which Parent has not previously received from the Company, and the Company keeps Parent informed, on a daily or more regular basis if the context requires or Parent so requests, of the status, terms and conditions and all other material information with respect to any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 or 14d-9 promulgated under the 1934 Act with regard to a proposed Alternative Transaction. Nothing in this section shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), or (y) permit the Company to enter into any agreement providing for an Alternative Transaction (other than the confidentiality and standstill agreement as provided, and in the circumstances and under the conditions set forth, above) for as long as this Agreement remains in effect. For purposes of this Agreement, a "Superior Proposal" shall mean a proposal for an Alternative Transaction that the Board of Directors of the Company has reasonably and in good faith determined (with the advice of its financial advisors and taking into account all legal, financial and regulatory aspects of the likelihood of the consummation of such Alternative Transaction, including, but not limited to, the conditions to consummation and the consequences under such Alternative Transaction proposal of any material adverse effects or changes in the Company) to be more favorable to the Company's stockholders than the transactions contemplated by this Agreement.

    5.4  ACCESS AND INFORMATION.

        (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of its Subsidiaries is a party (in which case the Company shall use commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to Parent or its advisors) or pursuant to applicable law, the Company shall afford to Parent, and to Parent's accountants, officers, directors, employees, counsel, and other representatives, reasonable access during normal business hours upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, contracts, commitments, and records, and, during such period, the Company shall furnish promptly to Parent all information concerning the Company's and its Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, testing, clinical trials, officers, employees, investigators, distributors, customers, suppliers, and others having material dealings with the Company as Parent may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, distributors, customers, suppliers, and others having dealings with the Company as Parent may reasonably request. During the period from the date hereof to the Effective Time, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Company's and the Subsidiaries' businesses and, in connection therewith, Parent shall be entitled, during normal business hours upon reasonable prior notice and in a manner that does not unreasonably interfere with the Company's business, to have employees or other representatives present at the offices of the Company and its Subsidiaries to observe, and be kept informed concerning, the Company's and the Subsidiaries' operations and business planning.

        (b) Parent shall hold in confidence all such nonpublic information as required by and in accordance with the confidentiality agreement dated November 13, 1998, between Parent and the Company (the "Confidentiality Agreement").

    5.5  APPROVAL OF STOCKHOLDERS; PROXY STATEMENT; REGISTRATION STATEMENT.

        (a) The Company shall promptly take all action necessary in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws to cause a special meeting of the Company's stockholders (the "Company Stockholders Meeting") to be duly called and held as soon as reasonably practicable following the date upon which the Registration Statement (as defined below) becomes effective for the purpose of voting upon the Merger and the adoption and approval of this Agreement and at such Meeting to submit this Agreement and the Merger to a vote of the stockholders. The stockholder vote or consent required for adoption and approval of this Agreement and the approval of the Merger shall be no greater than that set forth in the DGCL and the Company's Certificate of Incorporation as previously provided to Parent. Accordingly, the Company represents and warrants that the affirmative vote of the holders of record of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders Meeting is all that is necessary to obtain stockholder adoption and approval of this Agreement and approval of the Merger. The Company shall use best efforts to obtain the adoption and approval by the Company's stockholders of this Agreement and the approval by the Company's stockholders of the Merger, unless otherwise required under applicable law in order for the Board of Directors to comply with its applicable fiduciary duties to its stockholders imposed by law. In accordance therewith, the Company shall, with the cooperation of Parent, prepare and file, as soon as reasonably practicable, a proxy statement/ prospectus included as part of the Registration Statement (such proxy statement/prospectus, together with notice of meeting, form of proxy, and any letter or other materials to the Company's stockholders included therein are referred to in this Agreement as the "Proxy Statement/Prospectus"). Parent shall furnish to the Company all information concerning Parent and its subsidiaries, officers, directors and shareholders, and shall take such other action and otherwise cooperate, as the Company may reasonably request in connection with any such action. The Company shall use best efforts to cause the definitive Proxy Statement/Prospectus to be mailed to the stockholders of the Company, as soon as reasonably practicable after the Registration Statement shall have become effective, with the date of mailing as mutually determined by the Company and Parent. The Proxy Statement/Prospectus shall include the recommendation of the Company's Board of Directors in favor of the Merger, unless otherwise required under applicable law in order for the Board of Directors to comply with its applicable fiduciary duties to its stockholders imposed by law. Unless and until this Agreement is validly terminated pursuant to Article 7, nothing herein shall limit or eliminate in any way the Company's obligation to call, give notice of, convene and hold the Company Stockholders Meeting and at such meeting submit this Agreement and the Merger to a vote of the Company's stockholders (and not postpone or adjourn such meeting or the vote by the Company's stockholders upon this Agreement and the Merger to another date without Parent's approval, not to be unreasonably withheld if and only to the extent such postponement or adjournment is required by law or by SEC or Nasdaq regulation).

        (b) Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable, a registration statement under the 1933 Act registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement"), which Registration Statement shall include the Proxy Statement/Prospectus. Parent will use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to Parent all information concerning the Company and its Subsidiaries and the holders of its capital stock, and shall take such other action and otherwise cooperate, as Parent may reasonably request in connection with any such action.

        (c) Parent shall notify the Company promptly (i) of the receipt of the comments of the SEC, (ii) of any request by the SEC for amendments or supplements to the Registration Statement, (iii) of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or the issuance of any stop order and (iv) of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction and shall supply the Company with copies of all correspondence with the SEC with respect to the Registration Statement.

        (d) If at any time prior to the Effective Time, any event or circumstance relating to the Company, any Subsidiary, or the Company's officers or directors should occur and be discovered by the Company that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, the Company shall promptly inform Parent. If at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its subsidiaries or their respective officers or directors should occur and be discovered by Parent that is required to be described in an amendment or supplement to the definitive Proxy Statement/ Prospectus or the Registration Statement, Parent shall promptly inform the Company. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement/Prospectus or the Registration Statement, the Company or Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed).

    5.6 CONSENTS. The Company will, at its cost and expense, use commercially reasonable efforts to obtain all material approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to consummate the transactions contemplated hereby. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents. Parent will, at its cost and expense, use commercially reasonable efforts to obtain all material approvals and consents of all third parties necessary on the part of Parent to consummate the transactions contemplated hereby. The Company and Parent agree to cooperate with each other in connection with obtaining such approvals and consents.

    5.7  AFFILIATES' LETTERS.

        (a) The Company has delivered to Parent a list of names and addresses of those persons, in the Company's reasonable judgment after consultation with outside legal counsel, who, as of the date hereof, are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the 1933 Act or otherwise applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each such person, an "Affiliate") of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall promptly update such list to reflect any changes thereto. The Company has delivered or caused to be delivered, or will, promptly after the execution hereof, deliver or cause to be delivered, to Parent an affiliate's letter in the form attached hereto as EXHIBIT B, executed by each of the Affiliates of the Company identified in the foregoing list, who were available, and shall use reasonable best efforts to deliver or cause to be delivered to Parent as soon as practicable after the date hereof such an affiliate's letter executed by any Affiliate who was not available to sign and deliver such letter on or prior to the date hereof and by any additional persons who, to the knowledge of the Company, become Affiliates after the date hereof. Parent shall be entitled to place legends as specified in such affiliates' letters on the certificates evidencing any of the Parent Common Stock received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

        (b) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the 1933 Act, Parent will use commercially reasonable efforts to comply with Rule 144(c)(1) under the 1933 Act.

    5.8 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the transactions contemplated hereby, the Proxy Statement/Prospectus, and the Registration Statement will be paid by the party incurring such costs and expenses, except that the Company and Parent will share equally the cost of printing and filing with the SEC the Proxy Statement/ Prospectus and the Registration Statement and the filing fees required under the HSR Act or any Foreign Merger Laws.

    5.9 FURTHER ACTIONS. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    5.10  REGULATORY APPROVALS.

        (a) The Company and Parent each agree to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things as may be necessary under federal or state securities laws or the HSR Act or Foreign Merger Laws applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use commercially reasonable efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies (including, without limitation, the FDA and equivalent foreign regulatory bodies, and other foreign regulatory bodies that administer Foreign Merger Laws, and any foreign labor councils or bodies as may be required) that they deem necessary or appropriate for, the consummation of the Merger or any of the other transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions.

        (b) Although the parties do not anticipate any legislative, administrative or judicial objection to the consummation of the Merger or any of the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary agrees to use commercially reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing available avenues of administrative and judicial appeal. Each of the Company, Parent and Merger Subsidiary also agrees to use commercially reasonable efforts to take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental antitrust authority or any other party so as to enable the parties to close by the date specified in Section 7.1(b) the transactions contemplated hereby, including without limitation, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation by the date specified in Section 7.1(b) of all or any material part of the transactions contemplated hereby. Notwithstanding the foregoing or anything herein to the contrary, in no event shall any party hereto be required under this Section 5.10 to make arrangements for or to effect the sale, cessation, or other disposition of product lines or businesses or take any action materially adverse to such party.

    5.11 CERTAIN NOTIFICATIONS. The Company shall promptly notify Parent in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by the Company or its affiliates to satisfy any of the conditions specified in Section 6.1 or 6.2. Parent shall promptly notify the

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Company in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by Parent or its affiliates to satisfy any of the conditions specified in Section 6.1, 6.2(e) or 6.3.

    5.12 VOTING OF SHARES. To induce Parent to execute this Agreement, certain executive officers and directors of the Company included in the list of "Affiliates" referenced in Section 5.7 have executed and delivered as of the date hereof Agreements to Facilitate Merger in the form attached hereto as EXHIBIT C (the "Agreement to Facilitate Merger"), pursuant to which each such person has agreed to vote his or her shares of Company Common Stock in favor of the Merger at the Company Stockholders Meeting. The Company will use reasonable best efforts to have all other such Affiliates execute and deliver to Parent Agreements to Facilitate Merger as soon as practicable after the date hereof.

    5.13 STOCK OPTION AGREEMENT. To induce Parent to execute this Agreement, the Company has executed and delivered to Parent as of the date hereof a Stock Option Agreement in the form attached hereto as EXHIBIT D (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option to acquire from the Company 12,807,795 shares of Company Common Stock at an exercise price equal to $54.00 per share. Such option shall become exercisable only in the events described in the Stock Option Agreement.

    5.14 NYSE LISTING APPLICATION. Parent shall promptly prepare and submit to the NYSE a listing application for the Parent Common Stock to be issued in the Merger pursuant to Article 1 of this Agreement and pursuant to the Company Options assumed by Parent, and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice to the NYSE of issuance. The Company shall cooperate with Parent in such listing application.

    5.15  INDEMNIFICATION.

        (a) The certificate of incorporation and the bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, payment of fees and expenses and exculpation from liability set forth in the Company's certificate of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or at any time prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties"), unless such modification is required by law. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to each indemnification agreement in effect between the Company and an Indemnified Party. Parent shall guarantee the obligations of the Surviving Corporation with respect to the indemnification and payment of fees and expenses provisions contained in the Surviving Corporation's certificate of incorporation and bylaws and in the indemnification agreements described in the Company Disclosure Schedule in effect between the Company and an Indemnified Party as of the Effective Time with respect to acts occurring at or before the Effective Time (including the transactions contemplated by this Agreement).

        (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company's current directors' and officers' liability insurance policy with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided, however, that (i) Parent may substitute therefor policies providing coverage on terms and conditions that are no less advantageous to the Indemnified Parties, and (ii) Parent may satisfy its obligations hereunder by extending the discovery or reporting period under such policy for six years from the Effective Time to maintain in effect directors' and officers' liability insurance covering pre-acquisition acts (including acts in connection with this Agreement and the transactions contemplated hereby) for the Indemnified Parties on terms no less favorable than the terms of such current insurance coverage; provided, however, that in no event shall Parent be required to expend for any such coverage an amount per year in excess of $798,000; and provided further that if the cost per year of such coverage exceeds $798,000, Parent shall be obligated to obtain such coverage as is available for a cost per year not

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
    exceeding such amount. The Company represents that the annual premium currently paid by the Company for such insurance is approximately $399,000.

        (c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.15.

        (d) This Section 5.15 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Indemnified Parties, may be enforced by the Indemnified Parties as third party beneficiaries and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

    5.16  LETTERS OF THE COMPANY'S AND PARENT'S ACCOUNTANTS.

        (a) The Company shall cooperate with Parent and use reasonable best efforts to cause to be delivered to Parent and the Company, letters from Ernst & Young LLP addressed to the Company, as of the Closing Date, stating that based upon discussions with officials of the Company responsible for financial and accounting matters, and information furnished to Ernst & Young LLP to the date of its letter, Ernst & Young LLP concurs with the Company's management's conclusion that, as of the date of its letter, no conditions exist related to the Company that would preclude Parent's accounting for the merger with the Company as a pooling of interests.

        (b) The Company shall cooperate with Parent and Parent shall use reasonable best efforts to cause to be delivered to the Company and Parent, letters from PricewaterhouseCoopers LLP addressed to Parent, dated as of the Closing Date, confirming as of the Closing Date that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

    5.17 SUBSIDIARY SHARES. At or prior to the Closing, the Company shall use commercially reasonable efforts to cause all issued and outstanding Subsidiary shares (other than any interests in joint ventures or similar arrangements) owned by any person other than the Company or any of its Subsidiaries to be transferred for no or nominal consideration to such qualified person or persons designated by Parent.

    5.18  BENEFIT PLANS AND EMPLOYEE MATTERS.

        (a) From and after the Effective Time, Parent shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the Company's and its Subsidiaries' employees that, in the aggregate, are substantially comparable to or more favorable than those in existence as of the date hereof and disclosed in writing to Parent prior to the date hereof; PROVIDED THAT stock-based compensation shall be comparable, in the aggregate, to that offered by Parent and its subsidiaries generally. To the extent Parent satisfies its obligations under this Section by maintaining Company benefit plans, Parent shall not be required to include employees of the Company in Parent's benefit plans. From and after the Effective Time, Parent shall honor, in accordance with their terms, all employment and severance agreements and all severance, incentive and bonus plans as in effect immediately prior to the Closing Date that are applicable to any current or former employees or directors of the Company or any of its Subsidiaries and that are disclosed in the Company Disclosure Schedule.

        (b) To the extent that service is relevant for purposes of eligibility, level of participation, or vesting under any employee benefit plan, program or arrangement established or maintained by Parent, the Company or any of their respective subsidiaries, employees of the Company and its Subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be. Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or such

    Subsidiary, as the case may be, for benefit accruals under any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any retiree health plan.

        (c) As soon as reasonably practicable after the Effective Time, Parent shall take whatever action is reasonably necessary to provide for a special phase under Parent's employee stock purchase plan (the "Parent ESPP") to permit those employees of the Surviving Corporation who have satisfied the eligibility requirements of the Parent ESPP to purchase Parent Common Stock under the Parent ESPP, with such phase to be operated under the terms and conditions of the Parent ESPP.

    5.19 OBLIGATIONS OF MERGER SUBSIDIARY. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

    5.20 PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and after the Effective Time, each party hereto shall use reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

    5.21 POOLING. From and after the date of this Agreement and until the Effective Time, neither Parent nor the Company, nor any of their respective subsidiaries or other affiliates, shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes. Between the date of this Agreement and the Effective Time, Parent and the Company each shall use reasonable best efforts to cause the characterization of the Merger as a pooling of interests for accounting purposes if such a characterization were jeopardized by action taken by Parent or the Company, respectively, prior to the Effective Time. Following the Effective Time, Parent shall not knowingly take any action, or fail to take any action, that would jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes.

    5.22 TAX MATTERS. At or prior to the filing of the Registration Statement and at or prior to the Closing, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Fredrikson & Byron, P.A. tax representation letters reasonably satisfactory to such counsel setting forth customary representations which may be relied upon by such counsel in rendering any opinions contemplated by this Agreement. Parent shall use commercially reasonable efforts to cause Fredrikson & Byron, P.A. to deliver to Parent a legal opinion, satisfying the requirements of Item 601 of Regulation S-K promulgated under the 1933 Act and dated as of a date that is no more than two business days prior to the date of filing of the Registration Statement, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, based in part on the tax representation letters described in this Section 5.22. The Company shall use commercially reasonable efforts to cause Cooley Godward LLP to deliver to the Company a legal opinion, satisfying the requirements of
Item 601 of Regulation S-K promulgated under the 1933 Act and dated as of a date that is no more than two business days prior to the date of filing of the Registration Statement, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, based in part on the tax representation letters described in this Section 5.22.

                                   ARTICLE 6
                               CLOSING CONDITIONS

    6.1 CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUBSIDIARY, AND THE COMPANY. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

        (a) NO INJUNCTION. None of Parent, Merger Subsidiary, or the Company shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States that is then in effect and
    (i) has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger, or (ii) would impose any material limitation on the ability of Parent to effectively exercise full rights of ownership of the stock of the Surviving Corporation or of the Surviving Corporation to own and operate the assets and business of the Company.

        (b) STOCKHOLDER APPROVAL. The approval of the stockholders of the Company referred to in Section 5.5 hereof shall have been obtained, in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws.

        (c) REGISTRATION STATEMENT. The Registration Statement (as amended or supplemented) shall have become effective under the 1933 Act and shall not be subject to any "stop order," and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

        (d) NYSE LISTING. The shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly authorized for listing on the NYSE, subject to official notice of issuance.

        (e) WAITING PERIODS. The waiting periods (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any Foreign Merger Laws shall have expired or been terminated.

    6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The respective obligations of Parent and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law:

        (a) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of the Company contained in this Agreement, without regard to any qualification or reference to "Company Material Adverse Effect," shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of the date hereof or another particular date shall remain true and correct as of such date, and except in any case for any inaccuracies that have not had, or would not reasonably be expected to have, a Company Material Adverse Effect; provided, however, notwithstanding the foregoing, this Section 6.2(a) shall not be considered fulfilled or satisfied if the representation and warranty set forth in the last sentence of Section 3.3 is incorrect as of the Closing Date by understating the number of shares of Company Common Stock by more than 20,000 shares. Parent shall have received a certificate to the foregoing effect signed by the Chief Executive Officer of the Company or other authorized Officer of the Company.

        (b) PERFORMANCE. The Company shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company or other authorized Officer of the Company (provided that for purposes of this subsection (b), actions of representatives or agents of the Company who are not officers, directors or employees of the Company which do not result in a proposal for an Alternative Transaction shall not be deemed to be a breach of Section 5.3 so long as the Company has used commercially reasonable efforts to cause such representatives and agents to comply with Section 5.3).

        (c) AFFILIATES' LETTERS. Parent shall have received a letter from each of the Affiliates pursuant to Section 5.7 hereof.

        (d) POOLING OPINION. Parent shall have received each of the letters described in Section 5.16.

        (e) CONTINUED EMPLOYMENT OF KEY EXECUTIVES. There shall not have been since the date hereof any termination of employment (excluding any termination due to death or disability) involving the Chief Executive Officer or a majority of the other executive officers of the Company as of the date hereof, or any notice or announcement that such Chief Executive Officer or a majority of such other executive officers of the Company as of the date hereof will not continue their employment with the Surviving Corporation after the Merger.

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
    6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law:

        (a) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of Parent contained in this Agreement, without regard to any qualification or reference to "Parent Material Adverse Effect," shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of the date hereof or another particular date shall remain true and correct as of such date, and except in any case for any inaccuracies that have not had, or would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate to the foregoing effect signed by the Chief Executive Officer or other authorized officer of Parent.

        (b) PERFORMANCE. Parent and Merger Subsidiary shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by them at or prior to the Closing, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or other authorized officer of Parent.

        (c) TAX OPINION. The Company shall have received an opinion of Cooley Godward LLP, counsel to the Company, addressed to the Company's stockholders, based upon representations of Parent, Merger Subsidiary and the Company and normal assumptions, and dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to Company's stockholders, which opinion shall not have been withdrawn or modified in any material respect prior to the Effective Time, to the effect that, subject to customary conditions and representations, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be considered a party to such reorganization. Parent, Merger Subsidiary and the Company hereby agree to provide to such counsel certificates acceptable to such counsel setting forth the customary representations which may be relied upon by such counsel in rendering such opinion.

        (d) POOLING OPINION. The Company shall have received each of the letters described in Section 5.16.

                                   ARTICLE 7
                          TERMINATION AND ABANDONMENT

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, only:

        (a) by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Directors of the Company;

        (b) by either Parent or the Company if the Merger shall not have been consummated on or before May 31, 1999; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date and provided further, however, that, if a request for additional information is received from the U.S. Federal Trade Commission ("FTC") or Department of Justice ("DOJ") pursuant to the HSR Act or additional information is requested by a governmental authority (a "Foreign Authority") pursuant to Foreign Merger Laws, such date shall be extended to the 90th day following acknowledgment by the FTC, DOJ, or Foreign Authority, as applicable, that Parent and the Company have complied with such request, but in any event not later than October 31, 1999;

        (c) by either Parent or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

        (d) by either Parent or the Company if, at the Company Stockholders Meeting, the requisite vote of the stockholders of the Company for approval and adoption of this Agreement and the Merger is not obtained, except that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the stockholders of the Company;

        (e) by Parent if either (i) the Company has breached its obligations under Section 5.3 in any material respect (provided that for purposes of this clause (i), actions of representatives or agents of the Company who are not officers, directors or employees of the Company which do not result in a proposal for an Alternative Transaction shall not be deemed to be a breach of Section 5.3 so long as the Company has used commercially reasonable efforts to cause such representatives and agents to comply with Section 5.3), (ii) the Board of Directors of the Company has recommended, approved, or authorized the Company's acceptance or execution of a definitive agreement providing for an Alternative Transaction, as defined in Section 5.3, (iii) the Board of Directors of the Company has modified in a manner materially adverse to Parent or withdrawn its recommendation of this Agreement, or (iv) a tender offer or exchange offer for any outstanding shares of Company Common Stock is commenced, and the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

        (f) by the Company prior to the Required Company Stockholder Vote if (i) it is not in breach of its obligations under Section 5.5 in any material respect and has complied with, and continues to comply with, all requirements and procedures of Section 5.3 in all material respects, (ii) the Board of Directors of the Company has complied with, and continues to comply with, all requirements and procedures of Section 5.3 in all material respects and has authorized, subject to complying with the terms of this Agreement, the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within ten business days after receipt of the Company's written notice of its intention to enter into a binding agreement for a Superior Proposal, any offer that the Board of Directors of the Company reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal and during such ten business-day period the Company reasonably considers and discusses in good faith all proposals submitted by Parent and, without limiting the foregoing, meets with, and causes its financial advisors and legal advisors to meet with, Parent and its advisors from time to time as requested by Parent to reasonably consider and discuss in good faith Parent's proposals, and (iv) prior to the Company's termination pursuant to this Section 7.1(f), the Company pays to Parent the fee required by Section 7.2 to be paid to Parent in the manner therein provided. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the 11th business day after Parent has received the notice to Parent required by clause (ii) above, and (y) to notify Parent promptly if its intention to enter into a binding agreement referred to in its notice to Parent shall change at any time after giving such notice;

        (g) by Parent if (i) Parent is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.2 will not be satisfied

    ("Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as the Company continues to exercise reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(g); and provided further that for purposes of this subsection (g), actions of representatives or agents of the Company who are not officers, directors or employees of the Company which do not result in a proposal for an Alternative Transaction shall not be deemed to be a breach of Section 5.3 so long as the Company has used commercially reasonable efforts to cause such representatives and agents to comply with
    Section 5.3); or

        (h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Parent of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.3 will not be satisfied ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as Parent continues to exercise reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(h).

    7.2  EFFECT OF TERMINATION.

        (a) In recognition of the time, efforts, and expenses expended and incurred by Parent with respect to the Company and the opportunity that the acquisition of the Company presents to Parent, if:

           (i) this Agreement is validly terminated pursuant to Section 7.1(e) or 7.1(f); or

           (ii) (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(d) due to the failure of the Company's stockholders to approve the Merger, (B) at any time between the date hereof and the time of such failure to so approve the Merger, a proposal for a Competing Transaction shall have been publicly announced, (C) within 12 months after the date of such termination, the Company shall have entered into a definitive agreement with a Third Party providing for a Competing Transaction, and (D) a Competing Transaction is consummated by the Company with the same Third Party that entered into the definitive agreement referenced in clause (C) above or any affiliate of such Third Party within two years after entering into the agreement referenced in clause (C) above;

    then, in any such event (but subject to Section7.2(c)), the Company will pay to Parent, upon the termination date in the event of termination pursuant to
    Section 7.1(f), within five business days after demand by Parent in the case of termination pursuant to Section 7.1(e), or within five business days after consummating the Competing Transaction referenced in clause (ii) (D) above in the case of the events specified in clause (ii) above (by wire transfer of immediately available funds to an account designated by Parent for such purpose), a fee equal to $135,000,000. For purposes of this Agreement, "Competing Transaction" means: (i) any consolidation, exchange of shares or merger of the Company with any Third Party, other than a consolidation, exchange or shares or merger as a result of which the holders of Company Common Stock immediately prior to such transaction beneficially own 50% or more of the voting stock of the Company, the surviving corporation or any parent entity immediately after the transaction, (ii) any transaction or series of related transactions pursuant to which a Third Party acquires shares (or securities exercisable for or convertible into shares) representing more than 50% of the outstanding shares of any class of capital stock of the Company; or (iii) any sale, lease, exchange, licensing, transfer or other disposition pursuant to which a Third Party acquires control of more than 50% of the assets (including, but not limited to, intellectual property assets) of the Company and its Subsidiaries taken as a whole (determined by reference to the fair market value of such assets), in a single transaction or series of related transactions.

        (b) The Company acknowledges that the agreements contained in this
    Section 7.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to Section 7.2(a), the Company shall also pay to Parent Parent's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this section, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Norwest Bank Minnesota, N.A.; provided, however, that Parent shall pay to the Company the Company's costs and expenses (including legal fees and expenses) incurred in connection with any such legal action if Parent's claims against the Company in such legal action do not prevail. Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the day of such change in such prime rate.

        (c) Parent agrees that the payment provided for in Section 7.2(a) shall be the sole and exclusive remedy of Parent upon termination of this Agreement pursuant to Section 7.1(e) and 7.1(f), as the case may be, and such remedy shall be limited to the sum stipulated in such Section 7.2(a), regardless of the circumstances giving rise to such termination; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. In no event shall the Company be required to pay to Parent more than one fee pursuant to Section 7.2(a). In no event shall the sum of (i) the termination fee paid pursuant to Section 7.2(a), (ii) the Cancellation Amount (as defined in the Stock Option Agreement) paid pursuant to the Stock Option Agreement, (iii) the aggregate Option Share Profit (as defined in the Stock Option Agreement) not remitted to the Company pursuant to Section 2(c) of the Stock Option Agreement, and
    (iv) the Section 5 Repurchase Consideration (as defined in the Stock Option Agreement) paid to Parent exceed $150,000,000. In addition, the fee payable by the Company pursuant to Section 7.2(a) shall be reduced (but not below zero) by any Cancellation Amount paid pursuant to the Stock Option Agreement, any Option Share Profit not remitted to the Company pursuant to
    Section 2(c) of the Stock Option Agreement and any Section 5 Repurchase Consideration paid pursuant to the Stock Option Agreement. Except as provided in the next sentence of this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of Section 7.1, the obligations of the parties to consummate the Merger will expire, and none of the parties will have any further obligations under this Agreement except pursuant to Sections 5.4(b), 5.8, 7.2(a), 7.2(b) and 7.2(c) and Article 8. Nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE 8
                                 MISCELLANEOUS

    8.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of Parent, Merger Subsidiary, and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger or which would otherwise require stockholder approval under applicable law unless such stockholder approval shall have been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent or Merger Subsidiary on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. Merger Subsidiary agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon Merger Subsidiary, whether or not given expressly on its behalf.

    8.3 INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Articles I and II and Sections 5.7(b), 5.8, 5.9, 5.15, 5.18, 5.19, 5.20, 5.21 and this Article
VIII shall survive the Effective Time.

    8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to Parent or Merger Subsidiary, to it at:

           Medtronic, Inc.
           7000 Central Avenue N.E.
           Minneapolis, MN 55432

           with separate copies thereof addressed to:

           Attention: General Counsel
                    FAX: (612) 572-5459

           and

           Attention: Vice President and Chief Development Officer
                    FAX: (612) 572-5404

        (b) If to the Company, to it at:

           Arterial Vascular Engineering, Inc.
           3576 Unocal Place
           Santa Rosa, CA 95403
           FAX: (707) 541-3190
           Attention: General Counsel

           with a copy to:

           Cooley Godward LLP
           5 Palo Alto Square
           3000 El Camino Real
           Palo Alto, CA 94306
           FAX: (650) 857-0663
           Attention: Craig E. Dauchy, Esq. and

                      Richard E. Climan, Esq.

    8.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this

Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for the provisions of Article II and Section 5.15 (the "Third Party Provisions"), this Agreement is not intended to confer upon any other person, except the parties hereto, any rights or remedies hereunder, and no third person shall be a third party beneficiary of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

    8.6 GOVERNING LAW. Except to the extent that Delaware law is mandatorily applicable, this Agreement shall be governed by the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable Minnesota principles of conflicts of law). The parties hereby (i) agree and consent to be subject to the jurisdiction of any state or federal court in the state of Delaware or in Minneapolis or St. Paul, Minnesota, with respect to all actions and proceedings arising out of or relating to this Agreement (although each party reserves the right to bring such action or proceedings in any other jurisdiction to which the other party is subject); (ii) agree that all claims with respect to any such action or proceeding may be heard and determined in such court; (iii) irrevocably waive any defense of an inconvenient forum to the maintenance of any action or proceeding in such court; (iv) consent to service of process by mailing or delivering such service to the party at its respective principal business address; and (v) agree that a final judgment in any such action or proceeding from which there is no further appeal shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law.

    8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

    8.8 KNOWLEDGE. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" of a party hereto shall mean actual knowledge of the directors or executive officers of such party.

    8.9 INTERPRETATION. The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

    8.10 PUBLICITY. Upon execution of this Agreement by Parent, Merger Subsidiary, and the Company, the parties shall jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them. Neither party shall, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules of the NYSE or Nasdaq and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the NYSE or Nasdaq; and (c) following prior notice to, and consultation with, the other party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing shall not restrict Parent's or the Company's communications with their employees or customers in the ordinary course of business.

    8.11 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Confidentiality Agreement supersede all prior agreements and the understandings between the parties with respect to such subject matter.

    8.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

    8.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                MEDTRONIC, INC.

                                By:            /s/ MICHAEL D. ELLWEIN
                                     -----------------------------------------
                                       Michael D. Ellwein, Vice President and
                                                       Chief
                                                Development Officer

                                MAV MERGER CORP.

                                By:            /s/ MICHAEL D. ELLWEIN
                                     -----------------------------------------
                                           Michael D. Ellwein, President

                                ARTERIAL VASCULAR ENGINEERING, INC.

                                By:  /s/ LAWRENCE J. FASSLER
                                     -----------------------------------------
                                     Its: Vice President, General Counsel and
                                        Secretary

                                    ANNEX B

           November 29, 1998

 [LOGO]

           Board of Directors
           Arterial Vascular Engineering, Inc.
           3576 Unocal Place
           Santa Rosa, CA 95403

           Members of the Board of Directors:

               You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Arterial Vascular Engineering, Inc., a Delaware corporation (the "Company"), of the Conversion Ratio (as defined below) provided for in that certain Agreement and Plan of Merger dated as of the date hereof (the "Transaction Agreement"), by and among the Company, Medtronic, Inc., a Minnesota corporation (the "Parent"), and MAV Merger Corp., a Delaware corporation and wholly owned subsidiary of the Parent ("Merger Subsidiary").

               As more specifically set forth in the Transaction Agreement, and subject to the terms and conditions thereof, the Company has agreed to be acquired by the Parent through the merger of Merger Subsidiary with and into the Company, with the Company as the surviving company (the "Merger"). In the Merger, among other things, each share of the common stock of the Company, par value $0.001 per share ("Company Common Stock"), outstanding as of the effective time of the Merger other than shares held in the treasury of the Company or owned beneficially or of record by the Parent or any direct or indirect wholly owned subsidiary of the Parent or the Company, will be converted into the right to receive a number of shares (the "Conversion Ratio") of the common stock of the Parent, par value $0.10 per share ("Parent Common Stock"), equal to the quotient of (i) $54.00 divided by (ii) the Parent Average Stock Price (as defined below), provided, that if the Parent Average Stock Price is equal to or less than $61.20, then the Conversion Ratio will be equal to 0.88235, and that if the Parent Average Stock Price is equal to or greater than $74.80, then the Conversion Ratio will be equal to 0.72193.

               For purposes of the determination above, "Parent Average Stock Price" shall equal the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the daily closing sale prices of a share of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape, as reported in THE WALL STREET JOURNAL, for the fifteen consecutive NYSE trading days ending on and including the NYSE trading day that is two NYSE trading days prior to the Company Stockholders Meeting (as defined in the Transaction Agreement).

       SG COWEN SECURITIES CORPORATION
       Four Embarcadero Center
       Suite 1200
       San Francisco, CA 94111                     B-1

      Board of Directors
      Arterial Vascular Engineering, Inc.
      November 29, 1998
      Page 2 of 4

               SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the equity securities of the Company and the Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

               We are acting as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of March 3, 1997 (the "Engagement Letter"), the payment of which is contingent upon the consummation of the Merger. Societe Generale, the sole shareholder of SG Cowen, and its affiliates, including SG Cowen, in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company, including serving as financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received fees for the rendering of such services. In particular, SG Cowen acted as lead manager of the Company's initial public offering in April 1996, and was selected to serve as co-manager on a proposed secondary offering which was subsequently withdrawn before filing. SG Cowen also is acting as financial advisor to the Company in connection with the pending acquisition by the Company of World Medical Manufacturing Corporation, and will receive a fee for its services in connection with that transaction, a significant portion of which is contingent upon the consummation of that transaction.

               In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

                   (i) the Transaction Agreement provided to us by the Company;

                   (ii) certain publicly available information for the Company, including each of the annual reports of the Company filed on Form 10-K for the fiscal years ended June 30, 1996, 1997 and 1998 and the quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1998, and certain other relevant financial and operating data for the Company furnished to SG Cowen by management of the Company;

                   (iii) certain publicly available information for the Parent, including each of the annual reports of the Parent filed on Form 10-K for the fiscal years ended April 30, 1996, 1997 and 1998, the quarterly report on Form 10-Q for the fiscal quarter ended July 31, 1998 and the unaudited financial statements for the fiscal quarter ended October 31, 1998, and certain other relevant financial and operating data for the Parent furnished to SG Cowen by management of the Parent;

                   (iv) discussions we have had with management and senior
               personnel of each of the Company and the Parent concerning the historical and current business operations, financial conditions and prospects of the Company and the Parent and such other matters we deemed relevant;

                   (v) the reported price and trading histories of the shares of
               Company Common Stock and Parent Common Stock as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

      Board of Directors
      Arterial Vascular Engineering, Inc.
      November 29, 1998
      Page 3 of 4

                   (vi) First Call consensus earnings per share estimates of
               financial institutions (the "First Call Estimates") for the Company and the Parent, respectively, and financial projections provided in currently available Wall Street analyst reports (the "Analyst Projections") for the Company and the Parent, respectively, including, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of the Company and the Parent we deemed relevant;

                   (vii) discussions with management and senior personnel of the
               Company and the Parent concerning the First Call Estimates and Analyst Projections;

                   (viii) based on the Analyst Projections, the potential pro forma financial effects of the Merger;

                   (ix) certain aspects of the respective financial conditions of the Company and the Parent as compared to such aspects of the financial conditions of certain other companies we deemed relevant;

                   (x) certain financial terms of the Merger as compared to the financial terms of selected other business combinations we deemed relevant; and

                   (xi) such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

               In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and the Parent or which is publicly available, and we have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently verified, such information. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Parent. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information so provided to us by the Company or the Parent or which is publicly available (including, without limitation, the First Call Estimates and Analyst Projections) incomplete or misleading in any respect. With your consent, we have assumed that the First Call Estimates and Analyst Projections reviewed by us provide a reasonable basis for our opinion and indicate reasonable estimates of the future performance of the Company and the Parent, and we have relied upon such estimates and projections. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or the Parent, nor have we been furnished with any such materials. With respect to all legal matters relating to the Company and the Parent, we have relied on the advice of legal counsel to the Company. You have informed us, and we have assumed, that the Merger
           (i) will be recorded as a pooling-of-interests under generally accepted accounting principles and (ii) will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

               Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Without limiting the generality of the foregoing, we are not opining as

      Board of Directors
      Arterial Vascular Engineering, Inc.
      November 29, 1998
      Page 4 of 4
           to the effect of the consummation of, or the failure to consummate, the acquisition of Sofamor Danek Group, Inc. by the Parent. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets.

               For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Transaction Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Transaction Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We also have assumed that all governmental, regulatory and other consents and approvals contemplated by the Transaction Agreement will be obtained, and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.

               It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, provided, however, that this letter may be reproduced in its entirety in any proxy statement or registration statement relating to the Merger filed by the Company or the Parent under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended (the "Securities Act"), and distributed to stockholders of the Company in accordance therewith, provided that it will be reproduced in such proxy statement or registration statement in full, and any description of or reference to SG Cowen or summary of this letter in such proxy statement or registration statement will be in a form acceptable to SG Cowen and its counsel, and provided further that, in consenting to such inclusion, we do not admit or acknowledge that we come within the category of persons whose consent is required under
           Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Merger. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued to the Company's stockholders pursuant to the Merger. Furthermore, we express no view as to the price or trading range for shares of Company Common Stock or Parent Common Stock following consummation of the Merger or otherwise.

               Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Conversion Ratio is fair, from a financial point of view, to the stockholders of the Company.

                                               Very truly yours,

                                               /s/ SG COWEN SECURITIES
                                               CORPORATION

                                               SG COWEN SECURITIES CORPORATION

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Minnesota Statutes Section 302A.521, subd. 2, requires Medtronic to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Medtronic, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. In addition, Section 302A.521, subd. 3, requires payment by Medtronic, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.
Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

    Medtronic's Bylaws provide for indemnification by Medtronic to the full extent permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending, or completed actions, suits, or proceedings arising from, or alleged to arise from, a party's actions or omissions as a director, officer, employee, or agent of Medtronic or any subsidiary of Medtronic or of any other corporation, partnership, joint venture, trust, or other enterprise that has served in such capacity at the request of Medtronic if such acts or omissions occurred, or were or are alleged to have occurred, while such party was a director or officer of Medtronic. Generally, under Minnesota law, indemnification will be available only where an officer or director can establish that he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Medtronic. As permitted by Minnesota Statutes Section 302A.521, Medtronic's Restated Articles of Incorporation provide that a director shall have no personal liability to Medtronic or its shareholders for breach of his or her fiduciary duty as a director, to the fullest extent permitted by law.

    In addition to providing indemnification as outlined above, Medtronic also purchases individual insurance coverage for its directors and officers. Subject to the stated conditions, the policy insures the directors and officers of Medtronic against liability arising out of actions taken in their official capacities. To the extent that such actions cannot be indemnified by Medtronic, the policy provides individual liability insurance protection for the directors and officers of Medtronic.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

       2   Agreement and Plan of Merger, dated November 29, 1998, by and among Medtronic, Inc.,
             Arterial Vascular Engineering, Inc., and MAV Merger Corp., including the Exhibits thereto. (The Agreement and Plan of Merger is furnished as Annex A to the Proxy
             Statement/ Prospectus forming a part of this Registration Statement.) Upon the request of the Commission, Medtronic agrees to furnish supplementally to the
             Commission a copy of any disclosure schedules to the Agreement and Plan of Merger.

       5   Opinion and Consent of Fredrikson & Byron, P.A. regarding validity of shares.

      8.1  Opinion and Consent of Cooley Godward LLP regarding certain tax matters.

      8.2  Opinion and Consent of Fredrikson & Byron, P.A. regarding certain tax matters.

     23.1  Consent of Fredrikson & Byron, P.A. (included in Exhibits 5 and 8.2).

     23.2  Consent of Cooley Godward LLP regarding certain tax matters (included in Exhibit 8.1).

     23.3  Consent of PricewaterhouseCoopers LLP, independent accountants for Medtronic, Inc.

     23.4  Consent of Ernst & Young LLP, independent auditors for Arterial Vascular Engineering,
             Inc.

     23.5  Consent of Arthur Andersen LLP, independent public accountants for C.R. Bard, Inc.
             Cardiology Division--Coronary Catheter Lab Products.

     23.6  Consent of SG Cowen Securities Corporation.

      24   Power of Attorney.

     99.1  Form of Proxy to be used by Arterial Vascular Engineering, Inc. shareholders.

(b)        Financial Statement Schedules.

           Not applicable.

     (c)   Reports, Opinions and Appraisals Materially Related to the Transaction.

           Opinion of SG Cowen Securities Corporation is furnished as Annex B to the Proxy
           Statement/ Prospectus forming a part of this Registration Statement.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (ii) The registrant undertakes that every prospectus [a] that is filed pursuant to paragraph (b)(i) immediately preceding, or [b] that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 18, 1998.

                                MEDTRONIC, INC.

                                By             /s/ WILLIAM W. GEORGE
                                     ------------------------------------------
                                                 William W. George,
                                        Chairman and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 18, 1998 by the following persons in the capacities indicated.

          SIGNATURE                       TITLE
------------------------------  --------------------------
                                Chairman, Chief Executive
    /s/ WILLIAM W. GEORGE         Officer and Director
 ----------------------------     (principal executive
      William W. George           officer)

                                Senior Vice President and
      /s/ ROBERT L. RYAN          Chief Financial Officer
 ----------------------------     (principal financial and
        Robert L. Ryan            accounting officer)

              *
 ----------------------------   Vice Chairman and Director
     Glen D. Nelson, M.D.

              *
 ----------------------------   Director
William R. Brody, M.D., Ph.D.

              *
 ----------------------------   Director
      Paul W. Chellgren

              *
 ----------------------------   Director
    Arthur D. Collins, Jr.

              *
 ----------------------------   Director
 Antonio M. Gotto, Jr., M.D.

              *
 ----------------------------   Director
   Bernadine P. Healy, M.D.

              *
 ----------------------------   Director
      Thomas E. Holloran
                                                            *By /s/ RONALD E. LUND
                                                               ------------------------
                                                               Ronald E. Lund
                                                               Attorney-in-Fact

              *
 ----------------------------   Director
      Jean-Pierre Rosso

              *
 ----------------------------   Director
      Richard L. Schall

              *
 ----------------------------   Director
       Jack W. Schuler

              *
 ----------------------------   Director
      Gerald W. Simonson

              *
 ----------------------------   Director
      Gordon M. Sprenger

              *
 ----------------------------   Director
   Richard A. Swalin, Ph.D.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 EXHIBIT INDEX
                                       TO
                        FORM S-4 REGISTRATION STATEMENT

                            ------------------------

--------------------------------------------------------------------------------

                                MEDTRONIC, INC.

--------------------------------------------------------------------------------

  EXHIBIT    DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------
       2     Agreement and Plan of Merger, dated November 29, 1998, by and among Medtronic, Inc., AVE Group,
             Inc., and MAV Merger Corp., including the Exhibits thereto (The Agreement and Plan of Merger is furnished as Annex A to the Proxy Statement/Prospectus forming a part of this Registration
             Statement.)

       5     Opinion and Consent of Fredrikson & Byron, P.A. regarding validity of shares

       8.1   Opinion and Consent of Cooley Godward LLP regarding certain tax matters

       8.2   Opinion and Consent of Fredrikson & Byron, P.A. regarding certain tax matters

      23.1   Consent of Fredrikson & Byron, P.A. (included in Exhibits 5 and 8.2)

      23.2   Consent of Cooley Godward LLP regarding certain tax matters (included in Exhibit 8.1)

      23.3   Consent of PricewaterhouseCoopers LLP, independent accountants for Medtronic, Inc.

      23.4   Consent of Ernst & Young LLP, independent auditors for Arterial Vascular Engineering, Inc.

      23.5   Consent of Arthur Andersen LLP, independent public accountants for C.R. Bard, Inc. Cardiology
             Division--Coronary Catheter Lab Products.

      23.6   Consent of SG Cowen Securities Corporation

      24     Power of Attorney of certain officers and directors

      99.1   Form of Proxy to be used by Arterial Vascular Engineering, Inc. shareholders